FEDERAL DEPOSIT INSURANCE CORPORATION

                              Washington, D.C.

                                  FORM F-2


                     ANNUAL REPORT UNDER SECTION 13 OF
                    THE SECURITIES EXCHANGE ACT OF 1934


 For the fiscal year ended:            Federal Deposit Insurance Corporation
 September 30, 1995                               Certificate Number: 16007

                          NORTH SIDE SAVINGS BANK
           ------------------------------------------------------
              (Exact name of bank as specified in its

          New York                                13-1723204
- -------------------------------              ----------------------
 (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)              Identification Number)

                          170 Tulip Avenue
                        Floral Park, New York                   11001
                       ------------------------               ----------
                     (Address of principal office)            (Zip Code)

        Bank's telephone number, including area code: (516) 488-6900

           Securities Registered Under Section 12(g) of the Act:
                       Common Stock, $1.00 par value
                              (Title of Class)

Indicate by check mark if the bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this Form F-2. [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of the bank's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form F-2 or any amendment of this Form F-2. [ ]

Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

        YES    X           NO
              ------             ------

As of December 22, 1995, the aggregate market value of the 4,570,950 shares of Common Stock of the Registrant issued and outstanding on such date, excluding 231,729 shares held by all directors and executive officers as a group (which includes 38,331 shares held by the Registrant's Management Development and Recognition Plan Trust and a 29.2% undivided interest of principal officers in 47,143 shares (as of September 30, 1995) held by the Registrant's 401(k) Savings Plan, but does not include 108,384 shares held by the Registrant's Retirement Plan Trust II) was $128,007,020. This figure is based on the last sale price of $29.50 per share of the Bank's Common Stock on December 22, 1995.

Number of shares of Common Stock outstanding as of December 22, 1995: 4,802,679.


                    DOCUMENTS INCORPORATED BY REFERENCE

           List hereunder the following documents if incorporated by reference and the part of the Form F-2 into which the document is incorporated:

(1) Portions of the Annual Report to Shareholders for the year ended September 30, 1995 are incorporated by reference into Part II, Items 5, 6, 7, and 8 and Part IV, Item 11 of this Form F-2.

(2) Portions of the definitive Proxy Statement for the 1996 Annual Meeting of Shareholders are incorporated by reference into Part I, Item 4 and Part III, Items 9 and 10 of this Form F-2.


PART I.


ITEM 1.           BUSINESS


                                  GENERAL

         North Side Savings Bank ("North Side" or the "Bank") is a New
York State chartered, stock savings bank which was chartered in 1905. North Side is currently celebrating the 90th anniversary of its founding. Deposits at the Bank are insured, up to the maximum legal limits, by the Bank Insurance Fund ("BIF"), administered by the Federal Deposit Insurance Corporation ("FDIC"). During fiscal 1995, the Bank completed the purchase of two branches from Chemical Bank located in Co-op City, Bronx and East Elmhurst, Queens. The Bank assumed approximately $48.6 million in deposits. The Bank currently has a 17 full service branch retail network serving the Bronx, Queens, Nassau and Suffolk Counties with average deposits of $70.5 million per branch at September 30, 1995. At September 30, 1995, the Bank had total assets of $1.59 billion, deposits of $1.20 billion and shareholders' equity of $116.3 million.

North Side Savings Bank had net income of $15.1 million or $3.15 per share for the fiscal year ended September 30, 1995 as compared to $13.4 million or $2.82 per share for the fiscal year ended September 30, 1994. The fiscal 1995 results represent the second consecutive year of record earnings for the Bank. On a fully diluted basis, earnings per share were $3.06 for the fiscal year ended September 30, 1995.

The Bank's fiscal 1995 financial performance was highlighted by increased net interest income, which was achieved primarily through additional leveraging of the Bank's capital base, continued improvements in asset quality (which resulted in a substantially reduced provision for loan losses and lower other real estate owned expense) and overall reduced operating expenses, reflecting the Bank's continuing cost control management efforts.

During fiscal 1995, the yield curve generally flattened, that is, short-term rates generally were increasing over the course of the year while intermediate and long-term rates generally were decreasing during the same time period. This interest rate environment had a greater impact on the Bank's overall cost of funds than on rates earned on interest-earning assets, as average rates paid rose by 87 basis points (100 basis points being equal to 1.0%) to 3.89%, while overall asset yields increased 64 basis points to 7.08% for fiscal 1995. Consequently, the Bank's interest rate spread decreased to 3.19% for the year ended September 30, 1995 from 3.42% for the year ended September 30, 1994 and the net interest margin (net interest income divided by average interest-earning assets) decreased to 3.39% in fiscal 1995 as compared to 3.51% in fiscal 1994. However, a strong capital base coupled with substantial improvement in credit quality enabled the Bank to leverage its growth, primarily through the use of collateralized financings as a source of funds for additional assets yielding higher rates of return than the rates of interest charged on such borrowings. During fiscal 1995, average earning assets increased by $80.8 million. This growth in earning assets more than offset the decrease in the Bank's interest rate spreads and margins, and as a result net interest income increased by $1.0 million during fiscal 1995.

Asset quality again improved significantly during fiscal 1995. This improvement was accomplished primarily through the bulk sale of a non-performing loan package, the sale of properties held as other real estate owned ("OREO") and specific loan charge-offs related to other non-performing loans.

Non-performing loans were $4.9 million at September 30, 1995, a decrease of $9.0 million, or 64.6%, from the level at September 30, 1994. OREO also reflected a significant decrease of $5.9 million, or 69.9%, during the current fiscal year. As a result, management deemed it prudent to reduce the provision for loan losses to $2.8 million during fiscal 1995 as compared to $3.6 million during fiscal 1994. The allowance for loan losses was $6.4 million or 130.83% of non-performing loans at September 30, 1995 as compared to $11.2 million or 80.65% of non-performing loans at September 30, 1994. In addition, because of the significant decrease in OREO, OREO related expenses decreased by $750,000 for the current fiscal year. See "ASSET QUALITY" and Note 8 of the Notes to Consolidated Financial Statements.

Management continued to maintain strong control over operating expenses as compensation and benefits, occupancy and equipment and other operating expenses declined by $714,000 in fiscal 1995 as compared to fiscal 1994. In addition, because of lower premiums which became effective on June 1, 1995, the Bank's BIF deposit insurance expense decreased $1.2 million in fiscal 1995 and is expected to again decrease significantly in fiscal 1996. The Bank's efficiency ratio (operating expense before OREO expense, net and restructuring expenses as a percentage of net interest income, customer service fees and other income, excluding gains and losses) was 43.59%, 47.56% and 45.65% for the fiscal years ended September 30, 1995, 1994 and 1993, respectively.

The Bank strives to maintain net interest spreads and margins within relatively stable ranges in all types of interest rate environments. The Bank uses its best efforts to reduce what it perceives as inordinate interest rate risk in its asset mix. To accomplish this in fiscal 1995, the Bank continued to purchase fixed-rate mortgage-backed securities and other investments with relatively short (generally less than five years) estimated average lives or with adjustable rate features as considered appropriate. North Side has been able to maintain a significant core deposit base over time despite changes in the interest rate environment. Such core deposits help to limit interest rate risk by providing a fairly stable, low cost funding base. Because of its strong liquidity levels and cash flow, which continued during fiscal 1995, the Bank has been able to invest in higher yielding investments or repay outstanding borrowings when deemed appropriate by management. Also, because of its continuing profitability and emphasis on improving overall asset quality, North Side has utilized borrowings to a greater extent during the past several fiscal years. This has provided the Bank with the ability to more effectively leverage its capital base at incremental yields. In addition, during fiscal 1995, North Side became a member of the Federal Home Loan Bank of New York ("FHLBNY"). This membership will permit the Bank to access additional alternative funding sources when it is deemed advantageous by management to do so.

         North Side is subject to examination and comprehensive regulation by the Superintendent of Banks (the "Superintendent") of the Department of Banking of the State of New York ("Banking Department"), which is its primary regulator, and by the FDIC. The Bank is subject to further regulation by the Federal Reserve Board governing reserves required to be maintained against deposits and certain other matters.

         At December 22, 1995, the Bank had 4,802,679 shares of Common Stock issued and outstanding. North Side's Common Stock is traded over the counter and is listed on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market under the symbol "NSBK".


                             LENDING ACTIVITIES

         Loan Portfolio Composition. North Side's gross loans receivable portfolio of $430.1 million at September 30, 1995 is primarily comprised of loans secured by first mortgages on one-to four-family dwellings, and, to a lesser extent, loans secured by commercial real estate, multi-family dwellings and construction loans. The Bank's loans secured by residential properties are primarily long-term, with adjustable or fixed rates of interest, and are either conventional (not insured or guaranteed by a Federal agency) or insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Veteran's Administration ("VA"). The remainder of the loan portfolio consists of loans secured by commercial real estate, commercial business loans, construction loans and other loans, which are primarily consumer loans, including secured and unsecured personal loans. Under New York law, there are no restrictions as to the percentage of assets that may be invested in any loan category. The Bank has taken extensive measures to improve the risk characteristics of its loan portfolio over the past several fiscal years. These measures have consisted of reducing exposure to loans generally deemed to be of higher risk than single-family residential loans, including commercial real estate and construction loans and, to a lesser extent, multi-family residential real estate loans. The Bank's ratio of commercial real estate, multi-family and construction loans as a percentage of total assets has declined steadily from 11.7% at September 30, 1993 to 9.1% and 7.9% at September 30, 1994 and 1995, respectively.

         During fiscal 1995, the gross loan portfolio decreased $57.0 million to $430.1 million at September 30, 1995. The primary reasons for the decrease were $50.5 million of loan amortizations and satisfactions, $7.9 million of loan charge-offs, $5.0 million of loans sold, and $.5 million of loans transferred to OREO. These decreases were partially offset by loan purchases and originations of $6.9 million. During fiscal 1994, the gross loan portfolio increased $97.0 million primarily as a result of the purchase of $203.4 million of seasoned mortgage loans secured by one-to four-family residences and co-op units, partially offset by $2.9 million of loan sales and $113.3 million of loan amortizations, repayments and other deductions.

         The following table sets forth the composition of North Side's loan portfolio by loan type and security type as of the years indicated.



                                                                 September 30,

                                       1995                          1994                            1993
                                Amount      Percent           Amount      Percent            Amount       Percent
                                                                    (Dollars in Thousands)

LOANS BY TYPE OF LOAN:
  Real estate
  mortgage loans:
    Conventional:
      One-to four-family      $285,161     66.30%           $322,751     66.27%            $200,051      51.27%
      Commercial(1)             80,212     18.65              89,961     18.47              102,791      26.35
      Multi-family              45,286     10.53              50,027     10.27               58,191      14.92
      Construction loans           211      0.05                 931      0.19                1,583       0.41
    Insured or guaranteed:
      FHA                        8,071      1.88               9,998      2.05               10,124       2.60
      VA                         5,049      1.17               6,153      1.26                5,566       1.43
    Other loans                  6,090      1.42               7,269      1.49               11,794       3.02
                               -------     -----             -------    ------              -------     ------
Gross loans receivable        $430,080    100.00%           $487,090    100.00%            $390,100     100.00%
                               =======    =======            =======    ======              =======     ======


LOANS BY TYPE OF SECURITY:
  Secured:
    One-to four-family        $297,689     69.22%           $338,445     69.47%            $215,573      55.25%
    Commercial real estate
      and construction
      loans                     80,423     18.70              90,892     18.66              104,374      26.76
    Other dwelling units        46,241     10.75              51,007     10.47               59,195      15.17
    Commercial loans (2)         2,715      0.63               3,987      0.82                5,762       1.48
    Guaranteed student           1,889      0.44               1,782      0.37                1,549       0.40
    Taxi medallion                 181      0.04                 345      0.07                  720       0.18
    Collateralized
      Personal loans               476      0.11                 392      0.08                  492       0.13
      Automobile                    52      0.01                   6      0.01                   46       0.01
      Passbook                     115      0.03                   -         -                    7       0.01
  Unsecured:
    Personal loans                 299      0.07                 234      0.05                2,382       0.61
                               -------    ------             -------    ------              -------     ------
Gross loans receivable        $430,080    100.00%           $487,090    100.00%            $390,100     100.00%
                              ========    =======            =======    ======              =======     ======

- ---------------------------------------------------------------------------


(1)   Includes loans secured by unimproved land (Land Loans).
(2) Generally secured by mortgages or liens on real property, accounts receivable and/or other assets.



         The level of lending activity of North Side is affected principally by the demand for loans, competition and the supply of funds available for lending purposes. These factors are in turn affected by general economic conditions, monetary policies of the Federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

         Origination, Purchase and Sale of Loans. Approximately $370 million of North Side's loan portfolio is secured by first mortgages on real estate located in the New York metropolitan area and approximately $32 million of such loans are secured by properties located in California. The policy of the Bank is primarily to originate and/or purchase residential mortgage loans in its market area for the Bank's own portfolio.

         Residential loan originations are generally attributable to referrals from real estate brokers and builders, depositors and walk-in-customers. Commercial real estate originations are obtained primarily from real estate brokers, builders and mortgage bankers. Consumer loan originations are attributable largely to depositors and walk-in-customers. All loan applications are independently underwritten by the Bank's staff in accordance with the Bank's and regulatory standards.

         It is North Side's policy to obtain title insurance on all real estate loans. Borrowers also must obtain hazard insurance and, if required, flood insurance prior to closing. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which North Side makes disbursements for items such as real estate taxes, hazard insurance premiums and private mortgage insurance premiums as they become due.

         The directors of North Side have approved maximum lending limits for the Bank's loan personnel. Commercial and multi-family mortgage loans up to $1.0 million require the approval of two of the following: the President and CEO, the Executive Vice President and CFO or the Senior Vice President - Loan Origination. Residential mortgage loans can be approved individually up to $600,000 by the President and CEO, up to $400,000 by the Senior Vice President - Loan Origination and up to $250,000 by the Second Vice President - Loan Origination. All loans in excess of these limits must be approved by the Executive Committee of the Board of Directors. All new loans are reviewed by the Executive Committee, generally on a monthly basis.

         The following table shows the loan origination, purchase and sale activity of North Side on a consolidated basis during the periods indicated.

                                                                        Years Ended September 30,

                                                                  1995               1994                1993
                                                                  ----               ----                ----
                                                                                 (In Thousands)


Gross loans receivable at beginning of year                  $487,090            $390,100            $621,855

Loans purchased:
     Real estate mortgage loans:
     One-to four-family                                            --             203,439                  --
     Other loans                                                  117                  --                  --
                                                                  ----            --------            -------

               Total                                              117             203,439                  --
                                                                  ----            --------            -------

Loans originated:
     Real estate mortgage loans:
          One-to four-family                                      762               1,199               2,714
          Commercial                                            2,918               3,386               2,346

          Multi-family                                            525                 150               2,209
                                                                ------              -----             -------

               Total                                            4,205               4,735               7,269
                                                                ------            -------             -------

     Other Loans:
          Guaranteed student                                    1,349               2,064               1,253
          Other                                                 1,211               2,973               6,210
                                                                ------            -------             -------

               Total                                            2,560               5,037               7,463
                                                                ------            -------             -------

               Total loans originated,
               advanced or purchased                            6,882             213,211              14,732
                                                                ------            -------             -------

Whole loans sold:
     Real estate mortgage loans:
          One-to four-family                                    1,810                  --              90,224
               Commercial real estate                           1,470                  --              25,235
          Multi-family                                            258                  --              19,247

     Other Loans:
          Guaranteed student                                    1,154               1,355               1,638
       Other                                                      282               1,592                  --
                                                                  ----              -----
               Total loans sold                                 4,974               2,947             136,344
                                                                ------              -----             -------

Loan repayments and other deductions:
     Real estate mortgage loans                                56,498             106,659              98,910
     All other loans                                            2,420               6,615              11,233
                                                              -------              ------             -------

               Total loan repayments and
               other deductions                                58,918             113,274             110,143
                                                               -------            -------             -------

               Total loans sold, loan repayments and
               other deductions                                63,892             116,221             246,487
                                                               -------            -------             -------

     Net loan activity                                        (57,010)             96,990            (231,755)
                                                              --------             ------            --------


Gross loans receivable at end of year                         430,080             487,090             390,100
Allowance for loan losses (1)                                  (6,417)            (11,178)            (11,114)
Net unearned discounts and deferred fees                         (437)               (690)             (1,058)
Unamortized purchase premium (discount), net                    2,537               3,483              (1,012)
                                                                ------             ------             -------
Net loans receivable at end of year                          $425,763            $478,705            $376,916
                                                             =========            =======             =======


(1)  See - "Allowance for Loan Losses."


         Residential Real Estate Lending. At September 30, 1995, $285.2 million or 66.3% of North Side's total loan portfolio consisted of conventional one-to four-family residential mortgage loans. Residential loans are made on one-to four-family residential properties (including individual units in co-operatives), generally for up to $400,000 (although the largest loan in this portfolio is $443,000) and a maximum maturity of 30 years, and have been predominantly originated in amounts up to 80% of appraised value for owner-occupied residences. The percentage of the portfolio consisting of one-to four-family residential loans has remained stable at 66.3% at September 30, 1995 and September 30, 1994. The Bank's originations of one-to four-family residential mortgage loans decreased from $1.2 million in fiscal 1994 to $.8 million in fiscal 1995.

         North Side's conventional fixed-rate first mortgage loans customarily include due-on-sale clauses giving North Side the right (if applicable law permits) to declare a loan immediately due and payable in the event, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid. North Side has enforced due-on-sale clauses in its mortgage contracts for the purpose of increasing its loan portfolio yield, often through the authorization of assumptions of existing loans at higher rates of interest and/or with the imposition of assumption fees.

         North Side currently offers one-year adjustable-rate residential mortgage loans which have terms of up to 30 years and annual interest rate adjustments limited to 2%, with the rate adjustments based upon the weekly average yield on U.S. Treasury securities, annualized, plus 275 basis points. North Side presently limits the amount by which the interest rate can increase during the life of the loan to 7% above the initial interest rate. The adjustable-rate loans offered by North Side (as is the case with loans offered by many other institutions) may provide for initial rates of interest below the market rates which are charged on fixed-rate loans. However, the Bank underwrites all loans on the basis of the borrower's ability to pay at the rate which would be in effect without the discount, if any. The Bank also offers various fixed-rate mortgage loans with terms ranging from 10 to 30 years.

         At September 30, 1995, residential mortgage loans with an aggregate principal balance of $2.3 million were more than 90 days delinquent or had been placed in foreclosure, compared to $3.5 million at September 30, 1994. See "-Allowance for Loan Losses."

         Commercial and Multi-family Real Estate Lending. At September 30, 1995, North Side had $45.3 million, or 10.5% of its total loan portfolio, secured by conventional multi-family residential properties (over four units) and $80.2 million, or 18.7% of its total loans, secured by non-residential commercial properties, such as retail office buildings (hereinafter, such multi-family residential loans and commercial real estate loans may be referred to collectively as "income producing properties").

         During the fiscal year ended September 30, 1995, the Bank originated $3.4 million in loans secured by income producing properties, compared to $3.5 million in fiscal 1994. The Bank's goal is to continue to reduce its commercial and multi-family loan portfolio, generally through loan amortization and repayments and limited new originations. Real estate lending on income producing property entails significant additional risks as compared with residential property lending. Loans secured by income producing properties typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. Supply and demand conditions in the market for office and retail space can significantly impact these rates, and therefore these loans as such may be subject to a greater extent to adverse conditions in the economy generally. In dealing with these risk factors, North Side presently limits its originations to a real estate market and/or to borrowers with which it has substantial knowledge and experience. The Bank's current policy is to limit commercial loan originations to properties in New York City, Westchester and Rockland Counties, Long Island and northern New Jersey. The Bank has not originated or purchased commercial real estate loans secured by properties outside of these areas for at least the past eight fiscal years.

         At September 30, 1995, the commercial and multi-family real estate loan portfolio consisted of 345 loans ranging in outstanding principal amount from less than $2,000 to $2.7 million, with an average principal balance of $367,000. North Side's loans on income producing properties are secured primarily by apartment complexes, office buildings, retail properties, unimproved land being held for development (short-term loans) and, to a lesser extent, restaurants and shopping centers. At September 30, 1995, seven commercial real estate, construction and land, and multi-family loans, with an aggregate principal balance of $2.6 million, were delinquent for more than 90 days or in foreclosure proceedings, compared to 15 loans, with an aggregate principal balance of $9.6 million, at September 30, 1994. See "-Non-Performing Assets" for discussion of collection procedures and remedies regarding delinquencies.

         The majority of loans on income producing properties currently offered by North Side are underwritten with a maximum term to maturity of three to five years, typically with a maximum amortization period of 20 years. Generally, the Bank's loans for improved commercial real estate do not exceed $5 million. The Bank's short-term (generally less than one year) loans on land, which generally provide interim financing until the borrower obtains construction or permanent financing, have typically not exceeded $10 million on any one loan. In setting interest rates and origination fees on new loans and loan extensions, management considers both current economic and market conditions and the risk associated with the particular project.

         North Side's underwriting policies with respect to loans on income producing properties are designed to ensure that a project's cash flow will be sufficient to cover operating expenses and debt service payments. A detailed analysis of the project is undertaken by North Side's commercial real estate loan underwriters. Loan-to-value ratios on commercial real estate loans made by North Side generally do not exceed 65% at origination. All income producing property loans in excess of $1.0 million are inspected, generally on an annual basis, by an officer of North Side's commercial real estate loan division or a third party contractor specializing in such services, and, in addition, appraisals are made upon origination and generally at least every three years thereafter on loans in excess of $1.0 million, or sooner, if management deems it prudent, by an approved M.A.I. (Member, Appraisal Institute) appraiser. North Side requires that the borrower obtain title insurance and hazard insurance (and, if required, flood insurance) in appropriate amounts, naming North Side as loss payee. In addition, the Bank requires that the ratio of income to debt service on income producing properties be 1.25 times or higher.

         Construction Lending. Due to the higher degree of risk of construction loans compared to permanent mortgage loans, North Side did not originate any construction loans in the last four fiscal years and does not intend to pursue this line of business. At September 30, 1995, the Bank had two construction loans remaining in its portfolio with an aggregate principal balance of $.2 million, or less than 1% of the gross loan portfolio, with virtually no commitment for additional funding.

         Commercial Business Loans. The Bank did not make any commercial business loans in the last four fiscal years. At September 30, 1995, the Bank had 35 commercial loans in its portfolio with an aggregate principal balance of $2.7 million. The majority of the Bank's commercial loans are secured, have maturities of five years or less (although generally with amortization schedules exceeding five years) and have adjustable rates of interest at a fixed percentage over the prime rate of a New York money center bank. At September 30, 1995, approximately $2.6 million of the Bank's commercial loans were secured by first or second mortgages on real estate, primarily single-family residential units. In addition, a substantial portion of the Bank's commercial loans are also secured by personal guarantees of the principals of the borrower.

         At September 30, 1995, there were no commercial business loans 90 days delinquent or in foreclosure, compared to eight loans with an aggregate principal balance of $.7 million at September 30, 1994. See "- Non-Performing Assets."

         Consumer Lending. New York law permits North Side to engage in virtually all types of consumer lending. As of September 30, 1995, a total of $3.4 million, or .8% of the gross loans receivable portfolio, consisted of consumer loans, compared to $3.3 million or .7% at September 30, 1994. The Bank's consumer loans (with the exception of guaranteed student loans and home improvement loans) have maturities of not greater than five years. Home improvement loans may have a maturity of up to ten years and student loans have a maturity which varies according to the student's tenure in school. Student loans are guaranteed by the New York State Higher Education Assistance Corporation and are routinely sold to the Student Loan Marketing Association ("Sallie Mae") by the Bank as a student approaches graduation and prior to the time any payments are required to be made to the Bank. Generally, the Bank makes secured and unsecured consumer loans in amounts ranging from $500 to $25,000 with rates ranging from 8.25% to 18.00%. A 0.5% discount is offered (except on guaranteed student loans) to depositors who authorize automatic transfer of payments from deposit accounts. Consumer loans generally involve more risk of collectibility than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. As a result, consumer lending collec-tions are dependent on the borrower's continuing financial stability, and are more likely to be adversely affected by job loss, divorce, illness, personal bankruptcy and adverse economic conditions.

         At September 30, 1995, the Bank's net consumer loans portfolio was comprised of $.6 million in personal loans, of which $.2 million were unsecured, with an average balance of $4,400, $1.9 million of student loans (all of which were guaranteed as to principal), $52,000 of automobile loans, $.2 million of loans secured by New York City taxi medallions, $.4 million of secured home improvement loans, $.1 million of loans secured by passbook accounts, and $.1 million of other loans.


         Loan Commitment Fees and Origination Fees. Loan origination fees vary with the volume and type of loans made and with competitive conditions in the market. Loan demand, new construction activity and availability of money affect these market conditions.

         The recognition of income from loan origination fees and certain related direct loan origination costs is deferred and amortized over the life of the related loans as an adjustment to the yield of such related loans. In addition, commitment fees are offset against related direct costs and the resulting net amount is generally recognized over the life of the related loans as an adjustment of yield, if the commitment is exercised, or if the commitment expires unexercised, recognized upon expiration of the commitment. The Bank recognized $81,000 in loan commitment and origination fees in fiscal 1995, compared to $166,000 in fiscal 1994. Under certain circumstances the Bank may agree to extend the term of a loan (generally on income producing property) which has reached maturity and generally receives a fee for doing so. Mortgage extension fees are generally deferred and recognized into income over the life of the extension. During fiscal 1995 mortgage extension fees amounted to $146,000 compared to $171,000 in fiscal 1994.

         Non-Performing Assets. When a borrower fails to make a scheduled payment on a loan, North Side takes steps to have the borrower cure the delinquency. Most loan delinquencies are cured within 90 days and no legal action is required. The Bank stops accruing interest on delinquent loans when payment is 90 days past due or sooner if management deems appropriate or when a loan is placed in foreclosure and remains delinquent. If the delinquency exceeds 90 days on a residential property or 30 days on an income producing property and is not cured through North Side's normal collection procedures, North Side will institute measures to enforce its remedies resulting from the default, including, in the case of mortgage loans, commencing a foreclosure action. In certain cases, North Side will also consider accepting from the mortgagor a voluntary deed to the mortgaged premises in lieu of foreclosure. Property acquired by North Side as a result of foreclosure or by deed in lieu of foreclosure is classified as OREO. OREO also includes loans deemed to be in-substance foreclosures, which are loans considered foreclosed because the borrower has no equity in the collateral at its current estimated fair value and proceeds for repayment are expected to come only from the operation or sale of the collateral. The borrower, in these cases, may or may not have abandoned control of the collateral and it is generally doubtful that the borrower will rebuild equity in the collateral or repay the loan.

         Generally loan delinquencies are remedied by repossessing the collateral and selling it to pay off the loan balance. In the case of unsecured installment loans, North Side either commences legal action to collect the balance or negotiates a "work-out" schedule.

         The Bank's asset quality level continued to improve during fiscal 1995 as non-performing assets decreased to $7.4 million or .47% of total assets at September 30, 1995 from $22.2 million or 1.44% of total assets at September 30, 1994. Non-performing assets were $26.1 million or 1.89% of total assets at September 30, 1993.

           At September 30, 1995 non-performing assets consisted of $4.9 million of non-performing loans, of which $2.3 million were one-to four-family residential mortgage loans, and $2.5 million of OREO. The Bank's non-performing loan portfolio was significantly reduced during fiscal 1995 to $4.9 million as compared to $13.9 million at September 30, 1994. Non-performing loans were $17.3 million at September 30, 1993. The $9.0 million, or 64.6%, decrease in fiscal 1995 non-performing loans was accomplished primarily through a $3.6 million bulk sale of non-performing loans, of which $1.6 million was charged against the Bank's allowance for loan losses, and a $4.4 million specific loan charge-off related to a non-performing land loan. In addition, eleven loans with an aggregate principal balance of $.5 million, net of $.2 million of charge-offs, were transferred to OREO during fiscal 1995.

         Total non-performing loans amounted to 0.31%, 0.90% and 1.25% of total assets at September 30, 1995, 1994 and 1993, respectively, and 1.13%, 2.83% and 4.46% of total loans (net of premium, discount and deferred fees) respectively at such dates.

         OREO decreased $5.9 million from $8.4 million at September 30, 1994 to $2.5 million at September 30, 1995. The fiscal 1995 decrease was primarily the result of the sale of 14 properties with a net carrying value of $6.1 million, at a net pre-tax loss of $.5 million. These sales included the disposition of the Bank's largest OREO property, which had a net carrying value of $3.4 million, at a pre-tax loss of $.4 million. The remaining activity in the OREO balance was due to a $.3 million provision to the allowance for OREO, which was partially offset by approximately $.5 million in additions to OREO.

         The following table sets forth information with respect to non-accrual loans and other real estate owned at the dates indicated.


- -------------------------------------------------------------------------------------------------------------
September 30,                                                 1995               1994                  1993
- -------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Non-performing loans (1) Non-accrual mortgage loans:
     One-to four-family                            $      2,319          $      3,549         $          -
     Commercial                                              13                 2,303                 3,245
     Multi-family                                           546                   739                 2,142
     Construction and Land                                2,027                 6,596                10,175
- -----------------------------------------------------------------------------------------------------------
    Total non-performing mortgage loans (2)               4,905                13,187                15,562
    Non-performing commercial business loans                  -                   673                 1,721
    Non-performing other loans                                -                    -                     32
- -----------------------------------------------------------------------------------------------------------
Total non-performing loans                                4,905                13,860                17,315
Other real estate owned, net                              2,515                 8,369                 8,789
- -----------------------------------------------------------------------------------------------------------
Total non-performing assets                        $      7,420           $    22,229           $    26,104
===========================================================================================================
Total non-performing loans as a percentage of:
    Total loans                                              1.13%                 2.83%                 4.46%
    Total assets                                             0.31%                 0.90%                 1.25%
Total non-performing assets as a percentage of
    total assets                                              .47%                 1.44%                 1.89%
Allowance for loan losses as a percentage of
    non-performing loans                                   130.83%                80.65%                64.16%
Total Loans                                          $  432,180           $   489,883            $  388,030
Allowance for loan losses                                 6,417                11,178                11,114
Total Assets                                          1,588,003             1,541,051             1,383,659
===========================================================================================================

(1) Consists of loans more than 90 days delinquent and non-accruing loans.
(2)  Includes loans in foreclosure.


         Allowance for Loan Losses. The adequacy of the allowance for loan losses is based on management's periodic review of the loan portfolio. Such reviews are performed by a loan review committee of the Bank on a quarterly basis. During this review, the committee classifies loans based upon its evaluation of the risk elements of the Bank's loan portfolio. Considered in this evaluation are such factors as a borrower's ability to repay, the estimated value of collateral, general economic conditions, conditions in the real estate market in the Bank's lending areas, past loss experience and the level of non-performing loans. The results of such reviews form the basis of management's determination of the amount of the allowance for loan losses at that point in time. In the event that it is determined that the allowance should be increased, such an increase is accomplished through a provision for loan losses, which is charged to operations.

         As a result of management's evaluation of the adequacy of the allowance for loan losses, which considered, among other things, the significant and continuing decline in the amount of the Bank's non-performing loans, and because of management's conclusion that the Bank's risk profile has been significantly improved, the Bank deemed it appropriate to reduce the level of provisions for loan losses to $2.8 million for fiscal 1995 as compared to $3.6 million for fiscal 1994. The Bank's provision for loan losses was $16.3 million in fiscal 1993. After net charge-offs of $7.6 million during fiscal 1995 the allowance for loan losses was $6.4 million at September 30, 1995.

         The following summarizes transactions in the allowance for loan losses for the years ended September 30, 1995, 1994 and 1993.


                                                                      September 30,
                                                        1995              1994                 1993
                                                        ----              ----                 ----
                                                                    (In Thousands)
Balance, beginning of year                          $11,178             $11,114             $15,012
Provision charged to operations                       2,825               3,550              16,308
Loans charged off                                    (5,477)             (2,144)             (8,410)
Charge-off due to sale of loans                      (2,156)                  -              (9,069)
Charge-off due to transfer of loans to
  loans held for sale                                     -                   -              (1,894)
Charge-off due to transfer of loans to OREO            (225)             (1,846)             (1,113)
Recoveries                                              272                 504                 280
                                                     -------             ------              ------
Balance, end of year                                $ 6,417             $11,178             $11,114
                                                     =======             ======              ======


         Management believes that the Bank's allowance for loan losses are adequate and is committed to continuing to carefully assess the loan portfolio in an effort to further reduce the level of non-performing assets. Although it appears that the real estate market in the Bank's primary lending areas has stabilized, given the cyclical nature of this market no assurance can be given that future additional loan loss provisions may not be required.

                           INVESTMENT ACTIVITIES

         North Side's investment strategy is set by an Investment Committee composed of the Bank's two most senior officers and the Treasurer. The Investment Committee also reviews and sets objectives as to liquidity and funds management on a quarterly basis. The Committee's actions are reviewed monthly by the Executive Committee of the Board of Directors, which also reviews investment policies on an annual basis. Over the past several fiscal years the strategy has been to maintain net interest margins within relatively stable ranges while reducing credit risk. During this period the Bank has allocated most of its investment funds to the purchase of mortgage-backed securities.

         Effective October 1, 1994, the Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which requires classification of securities as either held to maturity or available for sale. At the time of adoption, the Bank classified as held for sale those securities it intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or resultant prepayment risk changes or other factors related to interest rates and prepayment risk changes. As a result of the adoption of SFAS No. 115, the Bank reclassified $180.6 million of mortgage-backed securities and $22.0 million of investment securities as available for sale. Securities purchased subsequent to October 1, 1994 have been designated either as available for sale using this same criteria or, if appropriate, as held to maturity.

         During fiscal 1995, the Bank purchased $222.7 million of mortgage-backed securities, of which $174.4 million were backed by fixed-rate loans and $48.3 million were backed by one year adjustable-rate loans. As in previous fiscal years, the fixed-rate purchases were generally concentrated on higher coupon investment grade securities with relatively short estimated average lives. In fiscal 1995 the Bank also invested, to a lesser extent, in par and discount securities as the yield curve leveled during the latter part of the fiscal year. The Bank's fixed-rate mortgage-backed securities portfolio provided higher yields in fiscal 1995 compared to fiscal 1994 due to slower premium amortization as a result of the continued decrease in fiscal 1995 in prepayment levels.

         Mortgage-backed securities available for sale, a portfolio comprised entirely of fixed-rate securities, were $300.0 million at September 30, 1995 and had an estimated average life of approximately 3.8 years.

         At September 30, 1995, the held to maturity mortgage-backed securities portfolio amounted to $651.2 million, of which $493.9 million, or 75.9%, was backed by fixed-rate loans and $157.3 million, or 24.1%, was backed by adjustable-rate loans. At such date this portfolio had an estimated average life of approximately 5.4 years and a fair market value of $642.9 million, or $8.3 million less than the book value.

         At September 30, 1995 the Bank's mortgage-backed securities (both available for sale and held to maturity) amounted to $951.2 million. At September 30, 1995, 66.6% of these securities were insured or guaranteed by the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") or Federal Agency Guaranteed Collateralized Mortgage Obligations. The remaining balance is comprised of investment grade, privately insured, participation certificates and collateralized mortgage obligations.

         The following table sets forth the amortized cost and estimated market value of North Side's mortgage-backed securities available for sale portfolio at September 30, 1995.

                                                        Amortized             Market
                                                           Cost                Value
                                                                (In Thousands)
  Mortgage backed securities available for sale:
    FHLMC and FNMA                                          $ 273,811            $ 275,438
    CMOs                                                       24,593               24,584
                                                               ------               ------
    Total mortgage-backed securities available for sale       298,404             300,022
                                                              =======             =======


         The following table summarizes the activity in the mortgage-backed securities available for sale portfolio for the year ended September 30, 1995.


                                                     September 30, 1995
                                                        (In Thousands)

Balance, beginning of year, net                          $         -

     Transferred from held to maturity                        180,642
     Purchases                                                174,408
     Principal repayments                                     (54,532)
     Net unrealized appreciation, net of taxes                  1,618
     Other - net                                               (2,114)
                                                              --------
Balance, end of year, net                                   $ 300,022
                                                              =======



         The following table sets forth the carrying value and estimated market value of North Side's mortgage-backed securities held to maturity portfolio at September 30, 1995, 1994 and 1993.



                                                                September 30,
                                      1995 (1)                      1994                           1993
                                          Estimated                     Estimated                       Estimated
                              Carrying       Market         Carrying       Market          Carrying        Market
                                 Value        Value            Value        Value             Value         Value
                                                                    (In Thousands)

Government National
  Mortgage Association      $    8,130    $   8,265       $    9,125   $    9,042        $   10,821     $  11,401
Federal Home Loan
  Mortgage Corporation          63,842       63,577          230,283      226,660           294,072       299,609
Federal National
  Mortgage Association         252,094      250,263          286,003      275,996           146,252       147,139
Other                          327,087      320,759          333,289      314,968           298,917       299,387
                               -------      -------          -------      -------           -------       -------
    Total mortgage-backed
      securities             $ 651,153    $ 642,864        $ 858,700    $ 826,666        $  750,062     $ 757,536
                             =========     ========          =======      =======           =======       =======


(1) Included in mortgage-backed securities at September 30, 1995 were $157.3 million of adjustable rate mortgage-backed securities with an estimated market value of $156.8 million and $493.9 million of fixed rate mortgage-backed securities with an estimated market value of $486.0 million.

The following table summarizes the activity in the mortgage-backed securities held to maturity portfolio for the periods indicated:



                                                                   September 30,
                                                      1995              1994                 1993
                                                      ----              ----                 ----
                                                (In Thousands)

Balance, beginning of year, net                  $858,700            $750,062            $720,494
     Purchases                                     48,320             466,886             454,399
     Transferred to available for sale           (180,642)                  -                   -
     Principal repayments                         (72,951)           (348,194)           (414,332)
     Sales                                              -                   -                (596)
     Other - net                                   (2,274)            (10,054)             (9,903)
                                                  --------           ---------           ---------
Balance, end of year, net                        $651,153            $858,700            $750,062
                                                  ========            =======             =======


         North Side has authority to purchase a wide range of investment securities deemed to be prudent by management, subject to various regulatory restrictions on investments including certain restrictions on equity investments imposed by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), none of which have been material to North Side's investment activities. See "Regulation." The Bank seeks to maintain a varied investment portfolio, consistent with its overall objectives concerning asset/liability management. At September 30, 1995, $26.5 million of this portfolio was classified as available for sale, of which $26.3 million, or 99.1%, consisted of various equity securities such as an adjustable rate mortgage mutual fund, common stock and adjustable rate preferred stock. Also at September 30, 1995, $93.3 million of the investment portfolio was classified as held to maturity, consisting of Federal Agency and other bonds and preferred stocks. During the past two fiscal years, including fiscal 1995, purchases for this segment of the portfolio have consisted primarily of various federal agency multiple step-up callable notes. These notes are rated to be of the highest investment grade and have varying final maturities of between ten and fifteen years. These notes are callable each year at the option of the issuer but, if not called, have a predetermined upward adjustment of the interest rate. As of September 30, 1995, the Bank had $60.0 million of such notes, all of which were called subsequent to the end of fiscal 1995. All of the investment portfolio is investment grade and management estimates the average weighted maturity of the investment portfolio, excluding equity securities, was approximately 10.3 years at September 30, 1995, compared to approximately 8.8 years at September 30, 1994.

         The following table sets forth the amortized cost and estimated market value of North Side's available for sale investment portfolio at September 30, 1995.

                                                                                           Weighted
                                                                        Estimated           Average      Weighted
                                                          Amortized        Market              Life       Average
                                                               Cost         Value        (In Years)         Yield
                                                                                 (Dollars in Thousands)
Investment securities available for sale:
   United States Government Securities                    $     230  $       229                .3         5.38%
   Equity securities                                         23,626       26,291                 -         5.03
                                                             -------      -------                          ----
Total investment securities available for sale             $ 23,856   $   26,520                           5.03
                                                             =======      =======


         The following table sets forth North Side's investment securities held to maturity portfolio, at carrying value except as otherwise indicated at the dates indicated.

                                                                                September 30,
                                                                  1995              1994                 1993
                                                                  ----              ----                 ----
                                                                              (In Thousands)
Bonds and other debt securities:
     U.S. Government and Federal Agencies                     $ 62,837         $  76,663             $  3,375
     State and municipal                                         1,663             1,758                1,846
     Corporate and other:
          Public utility                                             -               200                  200
          Railroad                                                  14                22                   29

     Other:
          Financial institutions                                     -                 -                2,000
          Captive finance companies                                  -                 -                5,182
          Other (1) (2)                                         22,682            35,110               28,168
                                                                ------            ------               ------
               Total bonds and other debt securities            87,196           113,753               40,800
                                                                ------           -------               ------
Equity securities                                                6,105            22,219               19,542
                                                                 -----           -------              -------
               Total investment securities, net                $93,301         $ 135,972             $ 60,342
                                                                ======         =========              =======


(1)  Includes $1.5 million, $1.7 million and $1.9 million of floating-rate debt securities at Septembe
     30, 1995, 1994 and 1993 respectively.
(2)  Includes debt securities which are insured as to principal and interest by private insurers or backed by letters of credit.

     The following table sets forth the carrying value, estimated market value, weighted average maturity and weighted average yield of North Side's investment securities held to maturity portfolio at September 30, 1995.

                                                                          September 30, 1995
                                                                                    Weighted
                                                                 Estimated           Average          Weighted
                                                 Carrying           Market          Maturity           Average
                                                    Value            Value        (In Years)             Yield
                                                                      (Dollars in Thousands)
Bonds and other debt securities:
  U.S. Government and
   federal agencies                            $  62,837         $  62,586              10.3           7.48%
  State and municipal                              1,663             1,663              18.9           8.61
  Corporate and other                             22,696            22,106               9.4           6.90
                                                 --------           ------
    Total bonds and other
     debt securities                              87,196            86,355              10.3           7.35
                                                  -------           ------
Equity securities(1):                              6,105             6,105                 -           5.13
                                                   ------            -----

    Total investment securities, net            $ 93,301           $92,460                 -           7.20
                                                 ========           ======

(1)  Carried at lower of cost or market value.


     The following table presents the average maturities of North Side's investment securities held to maturity portfolio at September 30, 1995.


                                                        Maturing
                                                  After         After
                                                    One          Five
                                                   Year         Years
                                   In One       Through       Through         After
                                     Year          Five           Ten           Ten          Total
                                  Or Less         Years         Years         Years         Amount
                                                                     (Dollars in Thousands)
Bonds and other debt securities:
    U.S. government and
     federal agencies (1)         $     -      $      -     $  37,837      $ 25,000       $ 62,837
    State and municipal                 -           483             -         1,180          1,663
    Corporate and other(2)          6,106        13,333         2,007         1,250         22,696
                                    -----        ------         -----         -----         ------
Total bonds and
 other debt securities            $ 6,106      $ 13,816     $  39,844      $ 27,430       $ 87,196
                                  =======      ========     =========      ========       ========
Equity securities                                                                            6,105
                                                                                             -----
Total investment securities, net                                                          $ 93,301
                                                                                          ========


(1) Includes $60.0 million Federal Home Loan Bank notes which were called subsequent to September 30, 1995.
(2) Includes $1.5 million of floating-rate debt securities.


                                  DEPOSITS

         North Side has a number of programs designed to attract both short-term and long-term deposits from the general public by providing a wide assortment of accounts bearing interest rates consistent with market and economic conditions and applicable regulations. Included among these programs are savings accounts, checking accounts, Negotiable Order of Withdrawal ("NOW") accounts, money market accounts, fixed-rate time deposits, individual retirement accounts and Keogh accounts. North Side has no brokered deposits and has no intention to solicit or to accept deposits outside of its primary market area.

         The Bank emphasizes customer service and traditionally has been able to maintain a relatively high level of core deposits, which management believes helps to limit interest rate risk by providing a relatively stable, low cost, long-term funding base. Savings accounts represented 48.1% of total deposits at September 30, 1995. In fiscal 1995, the Bank bought two branches, one in the Bronx and the other in Queens, to complement its existing branches in these boroughs of New York City. These acquisitions added $48.6 million in deposits and added to the Bank's established customer base. Generally the Bank prices its deposit products substantially consistent with the average rates offered in the competitive market area in which it operates. However, the Bank's strategy, which was included as a part of its overall asset/liability management strategy in fiscal 1995, was to be more competitive in pricing (by offering higher rates) when it believes there is an opportunity to increase long-term deposits at favorable terms. As a result, time deposits increased by $66.2 million or 15.0% during fiscal 1995. At September 30, 1995, $74.0 million or 14.6% of time deposits are scheduled to mature in more than three years, compared to $47.4 million or 11% at September 30, 1994. Of the Bank's time deposits outstanding on September 30, 1995 of $508.3 million, only a relatively small amount and percentage ($30.5 million and 6.0% respectively) were in denominations of $100,000 or more.

         As of September 30, 1995, the Bank had $576.6 million of savings accounts, or 48.1% of total deposits at such date. The Bank's savings accounts are variable-rate accounts, allowing the Bank to change the interest rate as it deems appropriate. The Bank generally reviews interest rates paid on savings accounts on a weekly basis and, pursuant to such reviews, the rates on savings accounts were revised upward from 2.20% at September 30, 1994 to the September 30, 1995 rate of 2.50%. Interest on passbook savings accounts is compounded daily and credited quarterly, while interest on statement savings accounts is compounded and credited monthly. The Bank will continue to monitor rates and adjust them in accordance with the Bank's overall asset/liability and funds management and liquidity objectives.

         North Side offers time deposits with maturities ranging from 91 days to five years. As of September 30, 1995, the Bank had a total of $508.3 million of time deposits, which constituted 42.39% of total deposits at such date. Interest rates offered on new or renewing time deposits, which are fixed for the term of the deposit, are established by the Bank on a periodic, generally weekly, basis after consideration of the Bank's cash flow requirements, rates offered by competitors and income objectives. Interest is compounded daily on time deposits and credited monthly.

         North Side also offers money market accounts and NOW accounts. The Bank currently requires minimum deposits to open its savings, money market and NOW accounts and the money market account requires the maintenance of a specified minimum daily balance in order to earn interest. As of September 30, 1995, the Bank had $55.8 million in money market accounts, or 4.65% of all deposits at such date. Interest on money market accounts is compounded daily and credited monthly. NOW accounts, which accounted for $19.9 million or approximately 1.7% of the Bank's total deposits at September 30, 1995, provide for interest which is compounded daily and credited monthly.

         In addition, at September 30, 1995, the Bank had $35.8 million, or approximately 3.0% of total deposits, in non-interest bearing checking accounts.

         Deposit accounts, exclusive of time deposits, in North Side at September 30, 1995 were as follows:

                                                                  Weighted
                                                                   Average
                                              Percentage of        Nominal
Type of Account                  Amount      Total Deposits           Rate
                                        (Dollars in Thousands)
Passbook and Statement
  Savings accounts             $576,593        48.09%              2.50%
NOW accounts                     19,869         1.66               1.50
Money market accounts            55,806         4.65               2.85
Checking accounts                35,759         2.98                  -
Other                             2,787          .23               2.48
                                -------         -------            ----

    Total                      $690,814       57.61%              2.37%
                                =======      =======              =====


         The following table presents, by the weighted average interest rate being paid on such deposits, the amount of time deposit accounts at September 30, 1995 which mature during the periods indicated.

Amounts at September 30, 1995
                                                                            Maturing

                                                   Less Than    More Than One     More Than Two        More Than
                                                         One    But Less Than     But Less Than            Three
                                    Total               Year        Two Years       Three Years            Years
                                                                             (Dollars in Thousands)
Total Maturities               $508,263           $309,907         $ 91,231          $ 33,158         $ 73,967
                               ==========         ==========       ==========        ==========       ========
Weighted Average Rate               5.61%              5.30%            5.76%             5.73%            6.67%
                                    =====              =====            =====             =====            =====


         The following table sets forth the deposits and the changes in dollar amount of deposits in the various accounts offered by North Side for the periods indicated. The net decrease in deposits during the period is inclusive of the effects of interest credited. See Note 9 of the Notes to Consolidated Financial Statements incorporated by reference into Item 8 hereof.

                                                                            Years Ended September 30,
                                                                  1995               1994                1993
                                                                  ----               ----                ----
                                                                                (In Thousands)

Deposits at beginning of year                             $ 1,191,509         $ 1,280,288         $ 1,340,570
Deposits acquired by acquisitions                              48,652 (1)              --                  --
     Deposits sold                                                 --             (22,457)(2)          (5,108)(3)
Mortgagors' escrow accounts at beginning of year                4,372               4,779               8,102
                                                               ------               -----               -----
                                                            1,244,533           1,262,610           1,343,564
                                                            ----------          ---------           ---------
Increases (decreases) in:
     Passbook and statement savings accounts                  (77,512)            (30,680)            (17,476)
     NOW accounts                                              (1,916)             (1,110)             (3,177)
     Money market accounts                                    (11,623)             (9,552)            (11,548)
     Time deposits                                             51,842             (23,958)            (26,670)
     Other                                                     (1,875)             (1,022)              3,697
     Mortgagors' escrow accounts                                  235                (407)             (3,323)
                                                              --------            -------           ---------
Net decrease in deposits and
  mortgage escrow during the year                             (40,849)            (66,729)            (58,497)
                                                             ---------          ---------            --------

Deposits at end of year                                     1,199,077           1,191,509           1,280,288
Unamortized acquisition discount                                   --                  --                   7
                                                         ------------        ------------         -----------

Deposits at end of year, net                                1,199,077           1,191,509           1,280,295
Mortgagors' escrow accounts at end of year                      4,607               4,372               4,779
                                                            ----------          ---------           ---------

                                                           $1,203,684          $1,195,881          $1,285,074
                                                            ==========          =========           =========

(1)  Purchase of deposits from Chemical Bank during fiscal 1995.
(2)  Sale of deposits of the Cortlandt Branch during fiscal 1994.
(3)  Sale of deposits of the Third Avenue Bronx County Branch during fiscal 1993.

         The following table sets forth deposit activity for the periods indicated:


                                                     Years Ended September 30,
                                              1995         1994             1993
                                              ----         ----             ----
                                                        (In Thousands)

Net decrease before interest credited     $ (32,604)   $ (124,381)      $ (102,379)
Interest credited                            40,172        35,602           42,097
                                            --------     --------          -------

Net deposit increase (decrease)           $   7,568    $  (88,779)      $  (60,282)
                                            ========    =========        =========


         The net decreases in North Side's deposit balances before interest crediting for fiscal 1995, fiscal 1994 and fiscal 1993 are primarily due to customer withdrawals, which the Bank generally attributes to customers seeking other higher yielding investment opportunities. Management believes that the withdrawals noted above are consistent with that of the industry generally and with the experience of other financial institutions in its service area.

         North Side's deposits are insured by BIF, which is administered by the FDIC. North Side must therefore meet the FDIC's standards of safety and soundness. Adherence to these standards is determined through regular bank examinations. In general, individual accounts of the same depositor are added together and insured up to $100,000 in the aggregate. Subject to certain exceptions, deposits maintained in different capacities are separately insured.

                                 BORROWINGS

         As part of its asset/liability management strategy, the Bank uses wholesale funding sources when deemed appropriate by management to supplement its retail deposit base. These wholesale funding sources, which are generally collateralized financings, provide the Bank with the opportunity to increase the level of interest-earning assets at incremental yields through the investment of proceeds from such borrowings. Because of continued capital growth through earnings, as well as continued improvement in asset quality, the Bank utilized borrowed funds to a greater extent during the past fiscal year as the average balance of borrowed funds increased by $115.4 million to $248.9 million in fiscal 1995 compared to $133.5 million in fiscal 1994. Taking advantage of the level yield curve, the Bank also extended the maturities of certain borrowings. At September 30, 1995, $111.0 million of the Bank's borrowings mature within one year while $140.0 million mature within three years. These borrowings are accounted for as financing transactions. Accordingly, the collateral securities continue to be carried as an asset, and a liability is established for the transaction proceeds. The Bank anticipates continued use of these borrowings in fiscal 1996. The average interest rate of such borrowings during the fiscal year was 6.05%. The maximum month-end balance during fiscal 1995 was $339.0 million. The Bank was active in the market during fiscal 1994 and had borrowings outstanding of $226.9 million at September 30, 1994.

         The Bank believes it has access to, and sufficient assets to secure, borrowings in amounts adequate to fund unexpected deposit outflows.

                        SAVINGS BANKS LIFE INSURANCE

         North Side offers savings banks life insurance ("SBLI") to its customers, up to a maximum of $50,000 per insured, or $350,000 under a group life plan. North Side also offers certain annuity programs as part of its SBLI business. North Side's SBLI department is separate and distinct from North Side's operations, is controlled by New York law, is operated on a break-even basis, and does not contribute to the earnings of North Side. The assets, liabilities and operating results of North Side's SBLI Department are not reflected in the Bank's financial statements. At September 30, 1995, North Side's SBLI department had $44.3 million of insurance in force. Subsequent to September 30, 1995, the SBLI Department of Republic Bank for Savings was transferred to North Side's SBLI Department, adding $908.8 million of insurance in force. North Side believes that offering SBLI is beneficial to its relations with its depositors and the public.

                         INVESTMENT IN SUBSIDIARIES

         North Side Capital Corporation ("NSCC") is a limited purpose finance subsidiary of the Bank. NSCC was organized for the purpose of acquiring, owning, holding, assigning, pledging or dealing in mortgage-backed securities issued and guaranteed by GNMA, FNMA or FHLMC; and issuing, selling, and delivering Collateralized Mortgage Obligations that are collateralized by the mortgage-backed securities.

         In February 1988, NSCC issued $100.1 million of its Collateralized Mortgage Obligations, Series 1 ("CMO's"), all but $49,000 principal amount of which was sold to the public. The balance was sold by NSCC to North Side. Net proceeds to NSCC were $106,128,027. Such proceeds were used to purchase $100,018,251 outstanding principal balance of GNMA 11% mortgage-backed securities which collateralized the offering. During fiscal 1993, the Bank sold its investment in NSCC residual interest. While North Side owns 100% of the outstanding common stock of NSCC, it does not own any portion of the residual bond, and the financial results of NSCC are not consolidated for financial reporting purposes with the Bank's financial reports.

         The Bank also owns several wholly-owned nominee corporations whose sole purpose is to hold title on foreclosed real estate. Once such real estate is disposed of, such nominee corporations are normally dissolved.

                                 PERSONNEL

         As of September 30, 1995, North Side had 288 full-time and 72 part-time employees. The employees are not represented by any collective bargaining unit, and North Side considers its relationship with its employees to be good.

                          DATA PROCESSING SERVICES

         North Side's data processing needs were handled during fiscal 1995 by Institutional Group Information Corp., which operates out of Great Neck, New York. The entire system is subject to audit by the Bank's regulators and independent auditors.

                                COMPETITION

         North Side faces significant competition in attracting deposits. Its most direct competition for deposits historically has come from commercial banks and other thrift institutions located in its market area. North Side also faces additional significant competition for investors' funds from various mutual funds. North Side competes for deposits principally by offering depositors a wide variety of deposit programs, convenient branch locations and hours, tax deferred retirement programs, and other services. North Side does not rely upon any individual group or entity for a material portion of its deposits.

         North Side's competition for real estate loans comes principally from other savings institutions, mortgage banking companies and commercial banks. North Side competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers, real estate brokers and builders. Factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels and volatility in the lending markets.

         Legislation enacted in New York provides that, upon prior approval of the Superintendent, insured institutions, including savings banks, and insured institution holding companies can acquire or be acquired by insured institutions or holding companies on a national basis. The acquiror must be located in a state which has reciprocal legislation in effect on substantially the same terms and conditions as provided by New York law. In addition, the laws of the acquiror's state cannot affect the powers or privileges of the New York banking institution. The Superintendent reviews each state law on a case-by-case basis to determine whether a particular state's law complies with the requirements of New York law. Recent federal legislation will also permit interstate banking under certain circumstances. See "Regulation -Recent Regulatory Developments - Interstate Banking and Branching."

         North Side is unable to predict what impact, if any, New York's law or the recently-nacted federal law will have on it. These regulatory provisions and changes may increase the opportunities of the Bank to expand into additional markets. However, they also may increase the number and the size of financial institutions competing in the Bank's general market area.

                                 REGULATION

         North Side is a stock savings bank chartered under the laws of the State of New York, and its deposits are insured up to applicable limits by the FDIC through the BIF. The Bank derives its lending, investment, and other powers from the applicable provisions of New York law and the regulations of the New York State Banking Board, subject to limitation or modification under applicable federal laws and regulations of such federal agencies as the FDIC and the Federal Reserve Board. The Bank is subject to the supervision and periodic examination of the FDIC and the Banking Department and is required to file annual and periodic reports and such other information as the FDIC and the Banking Department may require. The Banking Department and the FDIC have substantial enforcement powers with respect to violations of laws or regulations or practices deemed to be unsafe or unsound. Acquisitions of control, as defined, of the Bank are subject to prior approval under New York and federal banking laws and regulations.

                       Recent Regulatory Developments

         Interstate Banking and Branching In the past, interstate banking has been limited under the Bank Holding Company Act (the "BHCA") to those states that permitted interstate banking by statute. New York was one of a number of states that, subject to the reciprocity conditions of the New York Banking Law (the "Banking Law"), permitted out-of-state bank holding companies to acquire New York banks. By 1994, most states had adopted statutes permitting multistate bank holding companies. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act") was enacted on September 29, 1994. The Interstate Banking Act now permits approval under the BHCA of the acquisition by a bank holding company that is well capitalized and managed of a bank outside the holding company's home state regardless of whether the acquisition is permitted under the law of the state of the acquired bank. The Federal Reserve Board may not approve an acquisition under the BHCA that would result in the acquiring holding company controlling more than 10% of the deposits in the United States or more than 30% of the deposits in any particular state.

         In the past, branching across state lines was not generally available to a state bank, such as the Bank. Out-of-state branches are authorized under the Banking Law, but similar authority does not exist generally under the laws of most other states. The Interstate Banking Act, beginning June 1, 1997, permits the responsible banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under state law. Accordingly, the Interstate Banking Act will permit a bank to have branches in more than one state. A state may "opt in" to the provisions of the Interstate Banking Act prior to June 1, 1997, and a state may "opt out" of the provisions of the Interstate Banking Act by adopting appropriate legislation before that date.

         The Interstate Banking Act will facilitate the consolidation of the banking industry that has taken place over recent years and will allow the creation of larger, presumably more efficient, banking networks, which may affect the competition the Bank faces in the future. The effect of the Interstate Banking Act on the Bank, if any, is likely to occur as banking institutions, state legislators and bank regulators respond to the new federal regulatory structure. The states will have to establish appropriate corporate law, tax and regulatory structures to adjust to the growth of new interstate banks.

         FDICIA FDICIA, which was enacted on December 19, 1991, and the regulations adopted pursuant thereto, continued the increased regulation and supervision of federally insured depository institutions. FDICIA limits the powers of such institutions, and it makes major revisions in the supervision, examination and audit processes for insured depository institutions. Management believes that no element of FDICIA has or will have a material adverse effect on the Bank.

         Investments and Other Activities FDICIA imposes or authorizes significant limitations on the powers of insured banks and savings banks chartered under state law to make equity investments and to engage as principal in other activities otherwise authorized under state law. FDICIA prohibits insured state banks from engaging as principal in any type of activity, or from acquiring or retaining any equity investment, not permissible for a national bank. FDICIA makes certain exceptions to these general rules, and the act authorizes the FDIC to permit other exceptions for institutions that are and continue to be in compliance with applicable regulatory capital standards. These restrictions became wholly effective on December 19, 1993. FDICIA establishes transition periods in which an institution may divest its non-conforming equity investments. Under these provisions of FDICIA, state-chartered institutions need the permission of the FDIC to continue certain equity investment activities. FDICIA does not affect the Bank's ability to continue its SBLI activities as such activities are currently conducted. In addition, FDIC regulations adopted pursuant to FDICIA permit investments in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies, generally up to an aggregate amount equal to the institution's Tier 1 capital, if, (1) the bank held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991, (2) the state in which the bank is chartered permitted such investments as of September 30, 1991, and (3) the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. The Bank applied for, and received, such FDIC approval.

         Examination and Audit Requirements FDICIA requires closer supervision by the FDIC and other federal banking regulators of insured depository institutions. Beginning on December 19, 1993, the Bank became subject to an annual full-scale, on-site examination by the FDIC. The FDIC may accept an examination by the Banking Department in alternate years. On June 2, 1993, the FDIC adopted a final rule and related guidelines implementing the external audit, audit committee and management reporting requirements of FDICIA. Under the FDIC rule, which became effective on July 2, 1993, each insured depository institution with $500 million or more in total assets as of the beginning of each fiscal year beginning after December 31, 1994 must have an annual audit of its financial statements by an independent accountant in accordance with generally accepted accounting principles ("GAAP") and file an annual report with the FDIC, its federal regulator and any appropriate state banking agency. The annual report required by the rule must contain financial statements audited by an independent public accountant; a statement of management's responsibilities for preparing the annual financial statements, establishing and maintaining adequate internal controls and procedures for financial reporting, and complying with laws and regulations relating to safety and soundness designated by the FDIC; a separate assessment by management of effectiveness of the internal controls and procedures and the institution's compliance with the designated safety and soundness laws and regulations; and the independent public accountant's report on management's assertions concerning the internal controls and procedures. In addition, insured depository institutions with total assets of $500 million or more are required to establish an audit committee comprised entirely of independent outside directors to review the annual audit findings and reports with management and the independent public accountant. The Bank has an audit committee in place which complies with this requirement.

         Capital Requirements The Bank is subject to the FDIC's minimum capital requirements. Insofar as applicable to state-chartered, nonmember banks, the FDIC requires the most highly rated banks to have a leverage ratio to assets of at least 3% and other banking organizations are required to maintain higher levels (100 to 200 basis points), based on their particular circumstances, as defined in the regulation. At September 30, 1995, the Bank's leverage ratio, calculated in accordance with the FDIC requirement, was 7.02%.

         Effective December 31, 1992, the Bank was required to meet certain capital to risk-weighted asset ratios. Generally, the Bank is required to maintain a total capital to risk-based asset ratio of 8% and a Tier I risk-based asset ratio of 4%, as more fully defined in the regulations.
At September 30, 1995, the Bank's total capital to risk-based asset ratio and Tier I risk-based asset ratio was 16.89% and 15.98%, respectively.

         FDICIA requires the federal banking agencies to revise their risk-based capital guidelines to, among other things, take adequate account of interest rate risk. The federal banking agencies continue to consider modifications of the capital requirements applicable to banking organizations. In August 1995, the Federal banking agencies amended their risk-based capital guidelines to provide that the banking agencies will include in their evaluations of a bank's capital adequacy an assessment of the bank's exposure to declines in the economic value of the bank's capital due to changes in interest rates. The agencies also issued a proposed policy statement that describes the process that the agencies will use to measure and assess the exposure of a bank's capital to changes in interest rates. The agencies stated that after they and the banking industry gain sufficient experience with the measurement process, the agencies would issue proposed regulations for establishing explicit charges against capital to account for interest rate risk.

         Standards for Safety and Soundness The FDI Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994 ("Community Development Act"), requires the FDIC, together with the other federal bank regulatory agencies, to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation, and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The FDIC and the federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The FDIC and the other agencies determined that stock valuation standards were not appropriate. In addition, the FDIC adopted regulations that authorize, but do not require, the FDIC to order an institution that has been given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapi-talized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the FDIC may seek to enforce such order in judicial proceedings and to impose civil money penalties. The FDIC and the federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

         Deposit Insurance Assessments On June 17, 1993, the FDIC adopted a final rule establishing a new risk-based deposit insurance premium system that was implemented beginning with the semi-annual assessment period commencing on January 1, 1994, as required under FDICIA. Except for limited changes, the structure of the new risk-based system is substantially the same as the structure of the transitional system it replaced, in which the FDIC assigned an institution to one of three capital categories (well-capitalized, adequately capitalized or undercapitalized) and one of three supervisory categories. An institution's assessment rate under this system depends on the capital and supervisory categories to which it is assigned. Under the transitional system, there were nine assessment risk classifications (i.e., combinations of capital categories and supervisory subgroups within each capital group) to which differing assessment rates were applied. Under the FDIC rule implementing the new risk-based system, an institution's deposit insurance assessment rate is determined by assigning the institution to a capital category and a supervisory subgroup to determine which of the nine risk classification categories is applicable, in substantially the same manner as for the transitional system.

         The FDI Act requires that the BIF, which insures the Bank and other savings and commercial banks, and the SAIF, which insures state and federal savings associations, each be recapitalized until reserves are at least 1.25% of the deposits insured by that fund. After a fund has reached the 1.25% reserve ratio, the assessment rates for that fund could be reduced. The FDIC has announced that the BIF reached the required reserve ratio during May 1995. As a result of the recapitalization of the BIF, the FDIC reduced BIF assessment rates. Beginning in 1993, the assessment rates for the BIF and the SAIF had ranged from 0.23% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.31% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). Effective June 1, 1995, the FDIC reduced the BIF assessment rates to a range of 0.04% to 0.27% of deposits for such institutions. The Bank's assessment rates for 1995 were 0.23% of deposits through May 31, 1995 and were 0.04% of deposits beginning on June 1, 1995.

         On November 14, 1995, the FDIC again decided to reduce the BIF assessments. Having determined that the BIF had sufficient reserves in excess of the required 1.25% ratio, the FDIC decided that "well capitalized" institutions without any significant supervisory concerns should begin paying assessments at the statutory minimum of $2,000 annually. Beginning with the first quarter of 1996, the BIF assessment rates for other institutions will range from 0.03% to 0.27% of deposits. Effective January 1, 1996, the Bank's assessment rate will be reduced to $2,000 per year.

         Certain proposed new legislation will provide that the BIF cannot assess regular insurance assessments unless required to maintain or achieve the designated reserve ratio of 1.25%, or such higher ratio found by the FDIC to be justified because of a significant risk of losses to the BIF, except on those of its member institutions that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. The Bank has not been so classified by the FDIC. Accordingly, assuming that the legislation is adopted as described above and the BIF maintains the designated reserve ratio, the Bank would continue to pay substantially reduced regular BIF deposit assessments as long as the Bank maintained its regulatory status.

         Bad Debt Reserves.   See "Taxation - Federal Taxation -
         Proposed Legislation."
                            ------------------

         Extensions of Credit Under FDICIA, the federal banking agencies are required to adopt uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under joint regulations adopted by the banking agencies, which became effective March 19, 1993, all financial institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

         Prompt Corrective Action FDICIA requires the federal banking regulators to take prompt corrective action if a bank fails to satisfy certain minimum capital requirements. As implemented by the FDIC's regulations for insured state nonmember banks, the capital requirements include a leverage limit and risk-based capital requirements that are used to define five categories of banks ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized"). All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements. Any institution that fails to meet the minimum level for any relevant capital measure (any of the three "undercapitalized" categories) will be subject to a wide range of limitations on its activities and operations and requirements as to remedial actions.

         Community Reinvestment Act Under the Community Reinvestment Act ("CRA"), as implemented by the FDIC's regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the bank's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a "Satisfactory" CRA rating in its most recent examination.

         In April 1995, the FDIC and the other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests: (a) a lending test, to evaluate the institution's record of making loans in its service areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process.

         Dividend Restrictions New York law imposes certain restrictions on the payment of dividends, including a provision that, without regulatory approval, the Bank cannot declare and pay dividends in any calendar year in excess of its "net profits" for such year combined with its "retained net profits" of the two preceding years, less any required transfer to surplus.

                                  TAXATION

         Federal Taxation. For Federal income tax purposes, North Side reports its income and expenses on the accrual method of accounting and files its federal income tax returns on a fiscal year basis.

         General. The Bank is subject to federal income taxation under the Internal Revenue Code ("Code") in the same general manner as other corporations, with some exceptions, including particularly the reserve for bad debts discussed below. The Tax Reform Act of 1986, as amended, ("1986 Act") made major changes in the provisions of the Code which are applicable to insured institutions. The Revenue Act of 1987 (the "1987 Act") made certain further changes to the Code which affect insured institutions and their borrowers. The following discussion of federal taxation is a summary of certain pertinent federal income tax matters as affected by the 1986 Act and the 1987 Act.

         Statement of Financial Accounting Standards No. 109 During fiscal 1994, the Bank adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109,"). SFAS No. 109 requires the Bank to change its method of accounting for deferred income taxes to the asset and liability method. SFAS No. 109 requires that a deferred tax asset or liability be recorded for all differences between book and tax bases of assets. The realization of any deferred tax assets set up is to be assessed and a valuation allowance provided for that portion of the asset for which it is more likely than not that it will not be realized. The adoption resulted in a cumulative effect credit to earnings and an increase in deferred tax assets of $5.3 million.

         Bad Debt Reserves. Savings institutions such as the Bank, which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions may, within specified formula limits, be deducted in arriving at the Bank's Federal taxable income. For purposes of computing the deductible addition to its bad debt reserve, the Bank's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by interests in real property) and all other loans ("non-qualifying loans"). The deduction with respect to non-qualifying loans must be computed under the experience method. For taxable years beginning on or after January 1, 1987, the following formulas could be used to compute the bad debt deduction with respect to qualifying real property loans; (i) actual loss experience or
(ii) a percentage of taxable income. Reasonable additions to the reserve for losses on non-qualifying loans must be based upon actual loss experience and would reduce the current year's addition to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions to each reserve for each year is the Bank's annual bad debt deduction.

         Under the experience method, the deductible annual addition to the Bank's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years or (b) the lower of (i) the balance in the reserve account at the close of the base year which is the last taxable year beginning before 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

         Under the percentage of taxable income method, for taxable years beginning after December 31, 1986, the bad debt deduction equals 8% of taxable income determined without regard to that deduction and with certain adjustments. The availability of the percentage of taxable income method has permitted a qualifying savings institution to be taxed at a lower maximum effective marginal federal income tax rate rather than that applicable to corporations in general. Generally, the maximum effective marginal federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, was 32.20% exclusive of any minimum tax or environmental tax (as compared to 35% for corporations generally). Any savings institution at least 60% of whose assets are qualifying assets as described in Section 7701 (a) (19) (C) of the Code will generally be eligible for the full deduction of 8% of taxable income. As of September 30, 1995, at least 60% of the Bank's assets were "qualifying assets," as described in Section 7701(a)(19)(C) of the Code, and the Bank anticipates that at least 60% of its assets will continue to be qualifying assets in the immediate future. If this ceases to be the case, the Bank may be required to restore some portions of its bad debt reserve to taxable income in the future.

         Under the percentage of taxable income method, the bad debt deduction for an addition to the reserve for qualifying real property loans cannot exceed the amount necessary to increase the balance in this reserve to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt deduction is also limited to the amount which when added to the addition to the reserve for losses on non-qualifying loans, equals the amount by which 12% of deposits at the close of the year exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Based on experience, it is not expected that this restriction will be a limiting factor in the immediate future. In addition, the deduction for qualifying real property loans is reduced by an amount equal to the deduction for non-qualifying loans.

         The Bank has used the experience method in determining the provision for income taxes in fiscal 1993 and 1994 and expects to use such method in fiscal 1995. In future years, the Bank intends to elect to utilize whatever available method provides the maximum tax benefits.

         Distributions. If the Bank makes a distribution to stockholders, and the distribution is treated as being from its accumulated bad debt reserves, the distribution will cause the Bank to have additional taxable income. A distribution to stockholders is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-dividend distribution." A distribution in respect of stock is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-dividend distribution is an amount that when reduced by the tax attributable to the inclusion of such amount in gross income is equal to the amount of the distribution.

         Minimum Tax. For taxable years beginning after December 31, 1986, the Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally will apply to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") less an exemption amount and will be payable to the extent such alternative minimum tax is in excess of the regular tax for the taxable year. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years including 1987 through 1989, 50% of the excess of (i) the taxpayer's pre-tax adjusted net book income over (ii) AMTI (determined without regard to this latter preference and prior to reduction by net operating losses). For taxable years beginning after 1989, this latter preference will be replaced by 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). For any taxable year beginning after 1986, net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover. In addition, for taxable years after 1986, corporations, including thrift institutions, are also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

         Net Operating Loss Carryovers. Under the 1986 Act, a financial institution may carry back net operating losses to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. The 1986 Act permits losses incurred by savings institutions in years beginning after 1981 and before 1986 to be carried back 10 years and forward eight years. Losses attributable to the 1986 taxable year and to years before 1982 may be carried back 10 years and forward five years. As of September 30, 1995, the Bank and its subsidiaries had no net operating loss carryforwards for federal income tax purposes. See Note 11 of Notes to Consolidated Financial Statements on page 36 of the 1995 Annual Report.

         Capital Gains and Corporate Dividends-Received Deduction. The capital gains tax which was previously imposed at a rate of 28% on a corporation's net long-term capital gains was repealed effective December 31, 1986. Consequently, corporate net capital gains would be taxed at a maximum rate of 34% after December 31, 1986. Subsequently, the Omnibus Budget Reconciliation Act of 1994 increased the maximum corporate capital gains tax rate to 35% effective January 1, 1994. The 1986 Act reduced the corporate dividends-received deduction from 85% to 80%, in case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return. The 1987 Act further amended the dividends received deduction provisions of the Code to provide that corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of the dividends received or accrued on their behalf. However, the 1986 Act and the 1987 Act preserved prior law which allows a corporation to deduct 100% of dividends from a member of the same affiliated group of corporations.

         Other Matters. In addition to the changes in the income tax laws that affect the Bank's federal income tax liability, the 1986 Act instituted other changes in the system of federal income taxation that could significantly affect the Bank's business. The most significant of these changes include the denial of any interest deduction to individuals with respect to interest incurred for consumer loans, such as car loans and education loans. Interest would continue to be deductible, subject to certain limitations, for loans secured by the principal or secondary residence of the taxpayer.

         The Bank's federal income tax returns for tax years beginning in October 1991 are open under the statute of limitations and are subject to review by the Internal Revenue Service ("IRS").

         Proposed Legislation. Legislation recently has been introduced which would repeal Section 593 of the Internal Revenue Code of 1986, as amended, which provides for the methods of accounting for bad debts. Under the proposal, effective for taxable years beginning after December 31, 1995, thrift institutions which are treated as large banks (with total assets in excess of $500 million), such as the Bank, would generally be required to take into income the balance of their post-1987 bad debt reserves. If enacted into law, the pending legislation could require the Bank to realize an increased tax liability over a six year period beginning in 1996. Management of the Bank does not believe that any such increase would be material.

         New York State Taxation. North Side is subject to an annual New York State franchise tax equal to the greater of a minimum basic tax (the "State Basic Tax"), or an alternative minimum tax (the "State Alternative Minimum Tax") and to a New York City financial corporation tax. These taxes are currently deductible for federal income tax purposes.

         The State Basic Tax is computed at the rate of 9% on North Side's entire net income (which is substantially similar to taxable income under the Code, with certain modifications) allocable to New York State during North Side's taxable year.

         The State Alternative Minimum Tax is the greater of the following:

         (1) A tax computed at the rate of 3% on North Side's alternative entire net income allocable to New York State for the taxable year. North Side's alternative entire net income consists of its entire net income, increased by the amount of certain deductions taken in computing entire taxable income that are not allowed in computing alternative entire taxable income.

         (2) A tax computed annually on North Side's taxable assets allocated to the State of New York. Such taxable assets consist of the average total value of North Side's statement of condition assets, with certain modifications. The tax is generally computed at the rate of 1/10 of a mil per dollar of taxable assets, but lower rates apply for banks with at least 33% of their assets in mortgages or that have a "net worth ratio" of less than 5% determined under June 1, 1984 regulations of the Federal Home Loan Bank Board used to determine net worth assistance.

          (3)  $250.

         Because of the State Alternative Minimum Tax, North Side may incur tax liability under New York State law even though it has no taxable income or a loss for the year under federal law.

         In addition to the foregoing, the New York State tax law also imposes a temporary surcharge equal to 17% of that portion of the franchise tax otherwise payable which is attributable to a savings bank's activities in New York City and in several other New York counties in the New York City metropolitan area. For tax years ending after June 30, 1989, an additional surcharge at the rate of 15% on income tax before applicable credits, if any, has been imposed on financial institutions. This surcharge has been reduced to 10% effective July 1, 1995. For the taxable year ended September 30, 1995 the blended surcharge rate is 12.5%. Further reductions become effective July 1, 1995 to 5% and July 1, 1996 to zero. The blended rate for the tax years end September 30, 1995 and 1996 will be 7.5% and 2.5% respectively.

         The New York State and New York City tax laws provide for a bad debt deduction of four times the federal amount when the federal amount is determined under the percentage of taxable income method, subject to separate limitation calculations.

         The New York City banking corporation tax is imposed in an annual amount equal to the greater of: (1) 9% of a savings bank's "Entire Net Income" allocable to New York City during the taxable year, or (2) the City Alternative Minimum Tax. This City Alternative Minimum Tax is equal to the greater of: (a) .01% of the value of a bank's assets allocable to New York City during the taxable year; (b) 3% of a bank's "Alternative Entire Net Income" allocable to New York City; or (c) $125.

ITEM 2.   PROPERTIES

         North Side currently conducts its business from 17 full service offices and one public accommodation office located in New York City, Nassau and Suffolk Counties. All such offices are owned by the Bank without any material encumbrances, except the offices located at Co-op City and Marine Air Terminal (77-22 21st Avenue), which are leased. The lease for the Co-Op City branch expires on May 31, 1997 and contains five 5-year renewal options. The lease for Marine Air Terminal expires on May 31, 1996, and the Bank expects to enter into a new or renewal lease for such branch. The following table sets forth certain information relating to each of North Side's offices as of September 30, 1995.

                                                                  Net
                                                                 Book
                                                              Value at
                                               Own or        September 30,
                                               Lease             1995
Office Location
                                                   (In Thousands)

Bronx County:
Main Office
185 West 231st Street
Bronx, New York 10463                          Own            $   244

4201 White Plains Road
Bronx, New York 10466                          Own            $   483

3159 Bainbridge Avenue
Bronx, New York 10467                          Own            $   391

5977 Riverdale Avenue
Bronx, New York 10471                          Own            $   333

1941 Williamsbridge Road
Bronx, New York 10461                          Own             $ 1,808

3030 Buhre Avenue
Bronx, New York 10461                          Own             $   888

725 Co-Op City
Bronx, New York 10475                          Lease           $    11

Queens County:
115-20 Jamaica Avenue
Richmond Hill, New York 11418                  Own             $ 1,117

114-19 Liberty Avenue
Richmond Hill, New York 11419                  Own             $   699

257-03 Hillside Avenue
Floral Park, New York 11004                    Own             $   772

103-42 Lefferts Boulevard
Richmond Hill, New York 11419                  Own            $    938

77-22 21st Avenue
East Elmhurst, New York 11370                  Lease          $      9

Public Accommodation Office
115-02 Jamaica Avenue
Richmond Hill, New York 11418                  Own            $    319

Nassau County:
Administrative Office
170 Tulip Avenue
Floral Park, New York 11001                    Own            $  3,033

1800 Grand Avenue
Baldwin, New York 11510                        Own            $    693

550 Franklin Avenue
Franklin Square, New York 11010                Own            $    675
2303 Grand Avenue
Baldwin, New York 11510                        Own            $    715

Suffolk County:
150 North Main Street
Sayville, New York 11782                       Own            $    408
                                                             ---------
                                                              $ 13,536

ITEM 3.   LEGAL PROCEEDINGS

         North Side is not involved in any legal proceeding that it believes is material to its financial condition.


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN
          BENEFICIAL OWNERS AND MANAGEMENT

         Incorporated by reference to pages 2 through 4 of the definitive Proxy Statement filed with the FDIC on December 26, 1995 pursuant to
Section 335.204 of the FDIC Rules and Regulations ("Proxy Statement").

PART II.

ITEM 5.   MARKET FOR THE BANK'S COMMON STOCK
          AND RELATED SHAREHOLDER MATTERS

         The information contained in Note 18 of Notes to Consolidated Financial Statements and in the section captioned "Shareholder Information
- - Price Range of Stock" in the Bank's Annual Report to Shareholders for the year ended September 30, 1995 ("1995 Annual Report") is incorporated herein by reference. As of December 18, 1995 there were 643 shareholders of record.

ITEM 6.   SELECTED FINANCIAL DATA

         The information contained in the table captioned "Selected Financial and Operating Data" on page 3 of the Bank's 1995 Annual Report is incorporated herein by reference.

ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The information contained in the section captioned "Management's Discussion and Analysis" in the Bank's 1995 Annual Report is incorporated herein by reference.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The financial statements and supplementary data required are contained in the Bank's 1995 Annual Report and are incorporated herein by reference.

PART III.

ITEM 9.   DIRECTORS AND PRINCIPAL OFFICERS OF THE BANK

         Incorporated by reference to pages 6 and 7 of the definitive Proxy Statement. The principal officers of the Bank, all of whom are subject to election annually by the Board of Directors, are:

Thomas M. O'Brien - Mr. O'Brien, age 45, has been Chairman of the Board, President and Chief Executive Officer of the Bank since October 1, 1987.

Donald C. Fleming - Mr. Fleming, age 46, has been the Executive Vice President and Chief Financial Officer of the Bank since October 1989.

Marie Alleva - Ms. Alleva, age 53, has been a Senior Vice President of the Bank since June of 1991. Previously, from 1983 through November 1990, she served as a First Senior Vice President of the Dime Savings Bank of New York, with responsibilities at various times in the areas of branch operations, mortgage originations and asset recovery.

Martin J. Brady - Mr. Brady, age 42, has been a Senior Vice President of the Bank since September 1990. Previously, Mr. Brady was a Vice President of the Bank in the mortgage area.

Alissa E. Ballot - Ms. Ballot, age 40, has been the General Counsel of the Bank since March 30, 1992. Previously, Ms. Ballot served as Associate General Counsel and then as Deputy General Counsel of American Savings Bank from June 1985 through March 1992.

Joseph R. Kwasnik - Mr. Kwasnik, age 44, has served as Vice President and Comptroller of the Bank since March 1986.

Felix G. Gonzalez - Mr. Gonzalez, age 60, has been a Senior Vice President
- - Loan Servicing of the Bank since January 1994 and had served as the Bank's Auditor since March 1989.

Kathleen Mallon - Ms. Mallon, age 51, has been the Treasurer of the Bank since 1989. Previously, she was Vice President/Investment Officer of Richmond Hill Savings Bank, which merged with North Side in late 1988.

Judith A. MacGregor - Ms. MacGregor, age 43, has served as Corporate Secretary of the Bank since October 1, 1990. Previously, she was the executive secretary to the Bank's Chairman of the Board.

Samy F. Sapek - Mr. Sapek, age 47, has served as the Bank's Auditor since March 1994. Previously, Mr. Sapek served as Assistant Vice President and Deputy Auditor of The Peoples Westchester Savings Bank from 1988 through March 1994.

ITEM 10.          MANAGEMENT COMPENSATION AND TRANSACTIONS

         Incorporated by reference to page 13 through the section entitled "Certain Transactions" on page 18, and the section entitled "Compliance with Section 16(a) of the Exchange Act" on page 19, of the definitive Proxy Statement.

PART IV.

ITEM 11.          EXHIBITS, FINANCIAL STATEMENT SCHEDULES
                  AND REPORTS ON FORM F-3

(a) (1) The following financial statements are contained in the Bank's 1995 Annual Report to Shareholders attached hereto as
          Exhibit 6 and are incorporated herein by reference.

          Consolidated Statements of Condition as of September 30, 1995
          and 1994

          Consolidated Statements of Operations for the Years Ended September 30, 1995, 1994 and 1993

          Consolidated Statements of Changes in Shareholders' Equity for the Years Ended September 30, 1995, 1994 and 1993

          Consolidated Statements of Cash Flows for the Years Ended September 30, 1995, 1994 and 1993

          Notes to Consolidated Financial Statements

          Independent Auditors' Report

(a) (2) Financial Statement Schedules - Financial Statement Schedules are omitted due to inapplicability or because required information is shown in the Consolidated Financial Statements or the Notes thereto.

(b) Reports on Form F-3 filed during the last quarter of the period covered by this report: No reports on Form F-3 were filed during the last quarter of the period covered by this report. However, a Current Report on Form F-3 for the month of September, 1995, was filed on October 3, 1995. Such Current Report on Form F-3 reported the acquisition of two branches from Chemical Bank in September 1995.

(c) Exhibits. The following exhibits are either filed as part of this report or are incorporated herein by reference:

          No.           Exhibit

          1a (1)        Restated Organization Certificate.

          1b (2)        Bylaws, as amended.

          1c (3)        Amendment to Article III, Section 12 of the Bylaws.

          3(i)a (4)     Material Contract - Purchase and Assumption
                        Agreement dated as of March 13, 1995 by and between the Bank and Chemical Bank

          3(i)b (4)     Material Contract - Real Property Agreement dated
                        as of March 13, 1995 between the Bank and Chemical
                        Bank, as amended by side letter amendment dated
                        March 14, 1995.

          3(ii)a (5)    Material Contract - Amended and Restated Long-Term
                        Incentive and Capital Accumulation Plan.

          3(ii)b (2)    Material Contract - Employment Contract dated
                        February 1, 1989 between the Bank and Thomas M.
                        O'Brien.

          3(ii)c (2)    Material Contract - Amendment to Employment
                        Contract between the Bank and Thomas M. O'Brien.

          3(ii)d (6)    Material Contract - Management Development and
                        Recognition Plan, as amended.

          3(ii)e (7)    Material Contract - North Side Savings Bank Board
                        of Directors Deferred Compensation Plan.

          3(ii)f (8)    Material Contract - Amendment No. 1 to North Side
                        Savings Bank Board of Directors Deferred
                        Compensation Plan.

          3(ii)g (7)    Material Contract - North Side Savings Bank Benefit
                        Preservation Plan.

          6             Annual Report to Shareholders for the Year Ended
                        September 30, 1995.

          9             List of Registrant's Subsidiaries.

(1) Incorporated herein by reference to the Form F-1 Registration Statement filed by the Bank on June 23, 1986.

(2) Incorporated herein by reference to the Bank's Annual Report on Form F-2 for the year ended September 30, 1989.

(3) Incorporated herein by reference to the Bank's Current Report on Form F-3 for the month of November, 1993, filed on December 2, 1993.

(4) Incorporated by reference to the Bank's Current Report on Form F-3 for the month of March, 1995, filed on April 4, 1995.

(5) Incorporated herein by reference to Exhibit A to the Bank's definitive Proxy Statement for the 1994 Annual Meeting of Shareholders.

(6) Incorporated herein by reference to the Bank's Annual Report on Form F-2 for the year ended September 30, 1987.

(7) Incorporated herein by reference to the Bank's Annual Report on Form F-2 for the year ended September 30, 1993.

(8) Incorporated herein by reference to the Bank's Annual Report on Form F-2 for the year ended September 30, 1994.


                                 EXHIBIT 9



                            List of Subsidiaries


                  Subsidiary                          State of Incorporation

                  North Side Capital Corporation         Delaware

                  North Ski Holding Corporation          New York

                  Kent Road Development Corp.            New York

                  BSSN, Inc.                             New Jersey

                  NS 138 Holding Corp.                   New York

                  NS 160 Holding Corp.                   New York

                  NS Hilltop Holding Corp.               New York

                  NS Sprout Brook Holding Corp.          New York

                  NS 30 Holding Corp.                    New York

                  NS MIR Holding Corp.                   New York

                  NS 43 Holding Corp.                    New York

                  North Front Street Holding Corp.       New Jersey

                  NS 10 Holding Corp.                    New York



                                 SIGNATURES


     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTH SIDE SAVINGS BANK
Bank


By:        /s/ Thomas M. O'Brien                Date:      December 26, 1995
       --------------------------------                  ---------------------
           Thomas M. O'Brien
           Chairman of the Board,
           President and
           Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



By:        /s/ Irvin L. Cherashore             Date:      December 26, 1995
       --------------------------------                 ----------------------
           Irvin L. Cherashore
           Director


       --------------------------------                -----------------------
           Greg L. Collins
           Director


           /s/ Richard D. Gidron               Date:      December 26, 1995
       --------------------------------                 ----------------------
           Richard D. Gidron
           Director


           /s/ Margaret M. Healy               Date:      December 26, 1995
       --------------------------------                 -----------------------
           Margaret M. Healy
           Director


           /s/ Ralph J. Marino                 Date:      December 26, 1995
       --------------------------------                 -----------------------
           Ralph J. Marino
           Director


           /s/ John J. Murphy                  Date:      December 26, 1995
        -------------------------------                  ----------------------
           John J. Murphy
           Director


           /s/ Stephen J. Schildwachter        Date:      December 26, 1995
       --------------------------------                  ---------------------
           Stephen J. Schildwachter
           Director


           /s/ Thomas M. O'Brien               Date:      December 26, 1995
       --------------------------------                 -----------------------
           Thomas M. O'Brien
           Chairman of the Board,
           President and
           Chief Executive Officer


           /s/ Donald C. Fleming               Date:      December 26, 1995
       --------------------------------                 -----------------------
           Donald C. Fleming
           Director,
           Executive Vice President
           and Chief Financial Officer


           /s/ Joseph R. Kwasnik               Date:      December 26, 1995
       --------------------------------                 -----------------------
           Joseph R. Kwasnik
           Vice President and
           Comptroller


                       EXHIBIT 6 - ANNUAL REPORT

                        TABLE OF CONTENTS

SELECTED FINANCIAL AND OPERATING DATA                                     1

LETTER TO SHAREHOLDERS                                                    2

MANAGEMENT'S DISCUSSION AND ANALYSIS                                      4

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENTS OF CONDITION                                   25

  CONSOLIDATED STATEMENTS OF OPERATIONS                                  26

  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY             27

  CONSOLIDATED STATEMENTS OF CASH FLOWS                                  28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               29

SHAREHOLDER INFORMATION                                                  51

CORPORATE DIRECTORY                                                      52

BRANCH LOCATIONS                                                         53


             NORTH SIDE SAVINGS BANK AND SUBSIDIARIES

NORTH SIDE SAVINGS BANK ANNUAL REPORT 1995
Selected Financial and Operating Data
_______________________________________________________________________________________________
SEPTEMBER 30,                       1995        1994        1993         1992        1991
_______________________________________________________________________________________________
                                               (Dollars in Thousands)
FINANCIAL CONDITION DATA:
Total Assets                     $1,588,003   $1,541,051  $1,383,659   $1,487,218   $1,508,072
Loans                               432,180      489,883     388,030      611,988      652,144
Allowance for loan losses             6,417       11,178      11,114       15,012       12,600
Total securities available
  for sale                          326,542         -           -            -            -
Investment securities, net           93,301      135,972      60,342       75,614      123,240
Mortgage-backed securities, net     651,153      858,700     750,062      720,494      514,176
Money market investments             29,456        1,200     113,400        5,449      102,101
Deposits                          1,199,077    1,191,509   1,280,295    1,340,584    1,364,404
Borrowed funds                      251,000      226,875        -          22,276       25,646
Shareholders' equity                116,284      100,998      87,953       99,739       95,628
Full service banking offices             17           15          16           18           21
SELECTED ANNUAL RATIOS:
Return (loss) on average assets        0.98%        0.90%      (0.85%)       0.32%        0.35%
Return (loss) on average equity       14.24%       14.21%     (13.60%)       5.12%        4.91%
Tier I regulatory capital
  to average assets                    7.02%        6.52%       5.90%        5.87%        6.14%
================================================================================================
YEARS ENDED SEPTEMBER 30,           1995        1994        1993         1992        1991
________________________________________________________________________________________________
                             (Dollars in Thousands, Except Per Share Amounts and Stock Prices)

OPERATIONS DATA:
________________________________________________________________________________________________
Total interest income            $  105,775   $   90,931  $   97,415   $  118,874   $  112,200
Total interest expense               55,230       41,349      43,984       70,223       76,305
Net interest income                  50,545       49,582      53,431       48,651       35,895
Provision for loan losses             2,825        3,550      16,308       10,837        6,162
Gain (loss) on redemptions
  and sales of securities               355         -           (136)         564         -
Loss on disposition of assets           -           -        (11,063)         -           -
(Loss)gain on sales of bank
  building, mortgages and
  other real estate owned              (520)         180        (273)        (950)        (298)
Other operating income                2,461        2,928       2,930        3,301        3,252
Amortization of excess cost
  over fair value of net
  assets acquired                       -           -         10,192          920          920
OREO expense, net                       475        1,225      11,002          388          765
Other operating expenses             23,063       24,972      27,128       28,581       22,047
_______________________________________________________________________________________________
Income (loss) before provision
  (benefit) for income taxes
  and cumulative effect of
  accounting changes                 26,478       22,943     (19,741)      10,840        8,955
Provision (benefit) for income
  taxes                              11,371        9,576      (3,961)       5,769        4,288
Income (loss) before cumulative
  effect of accounting changes       15,107       13,367     (15,780)       5,071        4,667
_______________________________________________________________________________________________
Cumulative effect of accounting
  changes
  Postretirement benefits cost          -           -         (2,300)         -           -
  Income taxes                          -           -          5,329          -           -
Net income (loss)                $   15,107    $  13,367    $(12,751)    $  5,071     $  4,667
===============================================================================================

Primary earnings (loss) per
  common share before
  cumulative effect of
  accounting changes (1)         $     3.15    $    2.82    $  (3.35)    $   1.08     $   1.00
Primary earnings (loss)
  per common share (1)                 3.15         2.82       (2.71)        1.08         1.00
Fully diluted earnings
  per common share                     3.06         N/A         N/A           N/A          N/A
Cash dividends paid per
  common share                         .675          .125        .20          .40          .40
Book value per share (1)             24.24         21.18       18.63        21.25        20.39
Tangible book value per share (1)    23.97         21.18       18.63        19.09        18.02

Common stock price range (1)
  High                               31 1/2        24 3/4      20           10 3/8        9 7/8
  Low                                16            16 3/4       8 3/4        6            3 1/4
Common shares outstanding (1)     4,798,022     4,768,121   4,720,781    4,693,081    4,690,269
================================================================================================

(1) Prior years are restated to reflect the 5% stock dividends paid during fiscal 1993,1994 and 1995.


                     NORTH SIDE SAVINGS BANK
                       TO OUR SHAREHOLDERS

    The fruits of our labor were enjoyed again during fiscal 1995. North Side Savings Bank reached several significant milestones during the year marking the 90th anniversary of its founding. Perhaps the most readily apparent evidence of this success was the market value appreciation in the Bank's common stock. Fueled by a favorable market for banking and thrift stocks in general, North Side's consistent quarterly financial performance directed investors' attention to its value. Not unlike the results reported in 1994, North Side continued to report impressive net income throughout 1995. For the year North Side is reporting net income of $15.1 million or $3.15 per share compared to $13.4 million or $2.82 per share in 1994. The 13% increase in net income accompanied continued improvement in credit quality and resulting reduction in the quarterly provision for loan losses. At the end of 1995, North Side's non-performing assets were a low $7.4 million or .47% of total assets. Reserve coverage improved to 130.8% of non-performing loans. North Side's Return on Equity for the year was an impressive 14.24%.

    As these favorable results were reported, the Board of Directors continued to provide for shareholders tangible participation in the Bank's success. Consequently, over the course of the year the Board declared a 5% stock dividend and increased the cash dividend on three occasions. As a result of these actions the current quarterly cash dividend of $.25 per share represents an effective 110% increase from the rate of just one year ago.

    The Bank continues to be managed prudently be resisting the temptations to compromise on credit quality or terms.
Competition for quality loans is intense in the metropolitan New York market and elsewhere. North Side has resisted the trend to growing market share through unhealthy loan pricing. At this point in the business cycle, loan growth at concessionary terms would appear to be a Pyrrhic victory and certainly an accomplishment that we prefer to avoid. North Side's credit exposure is carefully monitored with the fragility of the current economy prudently considered. It is expected that this disciplined approach will best serve the long term interests of the Bank and its shareholders.

    During 1995, North Side produced modest asset growth, and net interest margins were under some pressure due to the flattening of the yield curve. Despite these challenges, North Side's financial performance ratios are at or near the high end of the thrift industry. Net interest income increased to $50.5 million while operating expenses were reduced to $23.1 million. Management of operating expenses continues to be critical during periods of limited profitable growth opportunities. As a BIF-insured bank, North Side benefitted from the reduction in deposit insurance premiums announced by the FDIC. Furthermore, the FDIC has indicated a further reduction in such premiums beginning in January 1996. In addition, current trends suggest a further reduction in credit costs for the year ahead.

    This Annual Report contains a few nostalgic reminders from the past 90 years. The efforts of our dedicated predecessors form the solid foundation on which North Side rests today. On behalf of all of us at North Side, I extend my heartfelt thanks for their hard work. North Side Savings Bank is positioned for a bright and successful future because of the commitment and talent of its people. My sincere thanks go to the staff, officers and directors for their dedication to the prosperity of the Bank. It is an honor to be the Chief Executive Officer of North Side and my job is made easier through their contributions. Finally, I am delighted to be issuing this report to the Bank's shareholders and am most grateful for their continued interest and support.

Sincerely,

Thomas M. O'Brien

Chairman of the Board,
President and Chief executive Officer
DECEMBER 15, 1995


                            NORTH SIDE SAVINGS BANK
                     MANAGEMENT'S DISCUSSION AND ANALYSIS

North Side Savings Bank ("North Side" or the "Bank") is a stock savings bank founded in 1905 and chartered by New York State. North Side is currently celebrating the 90th anniversary of its founding. Deposits at the Bank are insured, up to the maximum legal limits, by the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

During fiscal 1995, the Bank completed the purchase of two branches from Chemical Bank located in Co-op City, Bronx and East Elmhurst, Queens. The Bank assumed approximately $48.6 million in deposits. The Bank currently has a 17 full service branch retail network serving the Bronx, Queens, Nassau and Suffolk Counties with average deposits of $70.5 million per branch at September 30, 1995.

During the second quarter of fiscal 1995, the Board of Directors declared, and the Bank paid, a 5% stock dividend. At the regular meeting of the Bank's Board of Directors held on October 24, 1995, the Board declared a $.25 per share quarterly cash dividend payable on November 24, 1995 to shareholders of record on November 10, 1995. This was the sixth such cash dividend declared since the Board reinstated and increased the regular quarterly dividend in the fourth quarter of fiscal 1994. The increased cash dividend coupled with the stock dividend distributed in fiscal 1995 resulted in a cumulative dividend increase of 110% since the end of fiscal 1994.

GENERAL

North Side Savings Bank had net income of $15.1 million or $3.15 per share for the fiscal year ended September 30, 1995 as compared to $13.4 million or $2.82 per share for the fiscal year ended September 30, 1994. The fiscal 1995 results represent the second consecutive year of record earnings for the Bank. On a fully diluted basis, earnings per share were $3.06 for the fiscal year ended September 30, 1995.

The Bank's fiscal 1995 financial performance was highlighted by increased net interest income, which was achieved primarily through additional leveraging of the Bank's capital base, continued improvements in asset quality (which resulted in a substantially reduced provision for loan losses and lower other real estate owned expense) and overall reduced operating expenses, reflecting the Bank's continuing cost control management efforts.

During fiscal 1995, the yield curve generally flattened, that is, short-term rates generally were increasing over the course of the year while intermediate and long-term rates generally were decreasing during the same time period. This interest rate environment had a greater impact on the Bank's overall cost of funds than on rates earned on interest-earning assets, as average rates paid rose by 87 basis points (100 basis points being equal to 1.0%) to 3.89%, while overall asset yields increased 64 basis points to 7.08% for fiscal 1995. Consequently, the Bank's interest rate spread decreased to 3.19% for the year ended September 30, 1995 from 3.42% for the year ended September 30, 1994 and the net interest margin (net interest income divided by average interest-earning assets) decreased to 3.39% in fiscal 1995 as compared to 3.51% in fiscal 1994. However, a strong capital base coupled with substantial improvement in credit quality enabled the Bank to leverage its growth, primarily through the use of collateralized financings as a source of funds for additional assets yielding higher rates of return than the rates of interest charged on such borrowings. During fiscal 1995, average earning assets increased by $80.8 million. This growth in earning assets more than offset the decrease in the Bank's interest rate spreads and margins, and as a result net interest income increased by $1.0 million during fiscal 1995.

Asset quality again improved significantly during fiscal 1995. This was accomplished primarily through the bulk sale of a non-performing loan package, the sale of properties held as other real estate owned ("OREO") and specific loan charge-offs related to other non-performing loans.

Non-performing loans were $4.9 million at September 30, 1995, a decrease of $9.0 million, or 64.6%, from the level at September 30, 1994. OREO also reflected a significant decrease of $5.9 million, or 69.9%, during the current fiscal year. As a result, management deemed it prudent to reduce the provision for loan losses to $2.8 million during fiscal 1995 as compared to $3.6 million during fiscal 1994. The allowance for loan losses was $6.4 million or 130.83% of non-performing loans at September 30, 1995 as compared to $11.2 million or 80.65% of non-performing loans at September 30, 1994. In addition, because of the significant decrease in OREO, OREO related expenses decreased by $750,000 for the current fiscal year. See "ASSET QUALITY" and
Note 8 of the Notes to Consolidated Financial Statements.

Management continued to maintain strong control over operating expenses as compensation and benefits, occupancy and equipment and other operating expenses declined by $714,000 in fiscal 1995 as compared to fiscal 1994. In addition, because of lower premiums which became effective on June 1, 1995, the Bank's BIF deposit insurance expense decreased $1.2 million in fiscal 1995 and is expected to again decrease significantly in fiscal 1996. The Bank's efficiency ratio (operating expense before OREO expense, net and restructuring expenses as a percentage of net interest income, customer service fees and other income, excluding gains and losses) was 43.59%, 47.56% and 45.65% for the fiscal years ended September 30, 1995, 1994 and 1993, respectively.

ASSET AND LIABILITY MANAGEMENT

The Bank strives to maintain net interest spreads and margins within relatively stable ranges in all types of interest rate environments. The Bank uses its best efforts to reduce what it perceives as inordinate interest rate risk in its asset mix. To accomplish this in fiscal 1995, the Bank continued to purchase fixed-rate mortgage-backed securities and other investments with relatively short (generally less than five years) estimated average lives or with adjustable rate features as considered appropriate. North Side has been able to maintain a significant core deposit base over time despite changes in the interest rate environment. Because of its strong liquidity levels and cash flow, which continued during fiscal 1995, the Bank has been able to invest in higher yielding investments or repay outstanding borrowings when deemed appropriate by management. Also, because of its continuing profitability and emphasis on improving overall asset quality, North Side has utilized borrowings to a greater extent during the past several fiscal years. This has provided the Bank with the ability to more effectively leverage its capital base at incremental yields. In addition, during fiscal 1995, North Side became a member of the Federal Home Loan Bank of New York ("FHLBNY"). This membership will permit the Bank to access additional alternative funding sources when it is deemed advantageous by management to do so.

During fiscal 1995, the Bank purchased $222.7 million of mortgage-backed securities, of which $174.4 million were backed by fixed-rate loans and $48.3 million were backed by one year adjustable-rate loans. As in previous fiscal years, the fixed-rate purchases were generally concentrated on higher coupon premium securities with relatively short estimated average lives. In fiscal 1995 the Bank also invested, to a lesser extent, in par and discount securities as the yield curve leveled during the latter part of the fiscal year. The Bank's fixed-rate mortgage-backed securities portfolio provided higher yields in fiscal 1995 compared to fiscal 1994 due to slower premium amortization as a result of the continued decrease in fiscal 1995 in prepayment levels.

Effective October 1, 1994, the Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which requires classification of securities as either held to maturity or available for sale. At the time of adoption, the Bank classified as held for sale those securities it intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or resultant prepayment risk changes or other factors related to interest rates and prepayment risk changes. As a result of the adoption of SFAS No. 115, the Bank reclassified $180.6 million of mortgage-backed securities and $22.0 million of investment securities as available for sale. Securities purchased subsequent to October 1, 1994 have been designated either as available for sale using this same criteria or, if appropriate, as held to maturity.

Mortgage-backed securities available for sale, a portfolio comprised of entirely of fixed rate securities, were $300.0 million at September 30, 1995 and had an estimated average life of approximately 3.8 years.

At September 30, 1995, the held to maturity mortgage-backed securities portfolio amounted to $651.2 million, of which $493.9 million, or 75.9%, was backed by fixed-rate loans and $157.3 million, or 24.1%, was backed by adjustable-rate loans. At such date this portfolio had an estimated average life of approximately 5.4 years and a fair market value of $642.9 million, or $8.3 million less than the book value.

At September 30, 1995 the Bank's mortgage-backed securities (both available for sale and held to maturity) amounted to $951.2 million. As of September 30, 1995, 66.6% of these securities were insured or guaranteed by the Government National Mortgage Association ("GNMA"), Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") or Federal Agency Guaranteed Collateralized Mortgage Obligations. The remaining balance is comprised of high grade, privately insured, participation certificates and collateralized mortgage obligations.

The Bank seeks to maintain a varied investment portfolio, consistent with its overall objectives concerning asset/liability management. At September 30, 1995, $26.5 million of this portfolio was classified as available for sale, of which $26.3 million, or 99.1%, consisted of various equity securities such as an adjustable rate mortgage mutual fund, common stock and adjustable rate preferred stock. Also at September 30, 1995, $93.3 million of the investment portfolio was classified as held to maturity, consisting of federal agency and other bonds and preferred stocks. During the past two fiscal years, including fiscal 1995, purchases for this segment of the portfolio have consisted primarily of various federal agency multiple step-up callable notes. These notes are rated to be of the highest investment quality and have varying final maturities of between ten and fifteen years. These notes are callable each year at the option of the issuer but, if not called, have a predetermined upward adjustment of the interest rate. As of September 30, 1995, the Bank had $60.0 million of such notes, all of which were called subsequent to the end of fiscal 1995. Substantially all of the investment portfolio is investment grade and management estimates the average weighted maturity of the investment portfolio, excluding equity securities, was approximately 10.3 years at September 30, 1995, compared to approximately 8.8 years at September 30, 1994.

The Bank continued in fiscal 1995 to improve its risk profile by reducing its exposure to loans generally deemed to be of higher risk than single-family residential loans, including commercial real estate and construction loans and, to a lesser extent, multi-family residential real estate loans. Commercial real estate loans are generally underwritten with terms that provide for maturity or repricing after either three or five years. The percentage of higher risk loans to total assets has steadily decreased from 11.7% at September 30, 1993 to 9.1% at September 30, 1994 and 7.9% at September 30, 1995. The percentage of the loan portfolio consisting of one-to four-family residential loans, including FHA insured and VA guaranteed loans, has remained stable (70.0% of mortgage loans, net, at September 30, 1995, compared to 70.2% at September 30, 1994). Also at September 30, 1995, $197.1 million or 69.3% of the one-to four-family residential loan portfolio was comprised of adjustable-rate loans, a slight increase from 67.1% at September 30, 1994. During the past fiscal year the Bank originated $4.2 million of mortgage loans, primarily commercial mortgage loans.

Because of the Bank's continued strong liquidity position and positive cash flow, management has reduced the average balance of money market investments over the past several fiscal years.
This strategy, has enabled the Bank to invest in alternative investments yielding higher rates or to repay outstanding borrowings when deemed appropriate by management.

The Bank emphasizes customer service and traditionally has been able to maintain a relatively high level of core deposits, which management believes helps to limit interest rate risk by providing a relatively stable, low cost, long-term funding base. Savings accounts represented 48.1% of total deposits at September 30, 1995. In fiscal 1995, the Bank bought two branches, one in the Bronx and the other in Queens, to complement its existing branches in these boroughs of New York City. These acquisitions added $48.6 million in deposits and added to the Bank's established customer base. Generally the Bank prices its deposit products substantially consistent with the average rates offered in the competitive market area in which it operates. However, the Bank's strategy, which was included as a part of its overall asset/liability management strategy in fiscal 1995, is to be more competitive in pricing (by offering higher rates) when it believes there is an opportunity to increase long-term deposits
at favorable terms.   As a result, time deposits increased by
$66.2 million or 15.0% during fiscal 1995. At September 30, 1995, $74.0 million or 14.6% of time deposits are scheduled to mature in more than three years, compared to $47.4 million or 11% at September 30, 1994. Of the Bank's time deposits outstanding on September 30, 1995 of $508.3 million, only a relatively small amount and percentage ($30.5 million and 6.0% respectively) were in denominations of $100,000 or more.

As part of its asset/liability management strategy, the Bank uses wholesale funding sources when deemed appropriate by management to supplement its retail deposit base. These wholesale funding sources, which are generally collateralized financings, provide the Bank with the opportunity to increase the level of interest-earning assets at incremental yields through the investment of proceeds from such borrowings. Because of continued capital growth through earnings, as well as its continued improvement in asset quality, the Bank utilized borrowed funds to a greater extent during the past fiscal year as the average balance of borrowed funds increased by $115.4 million to $248.9 million in fiscal 1995 compared to $133.5 million in fiscal 1994. Taking advantage of the level yield curve described earlier, the Bank also extended the maturities of certain borrowings. At September 30, 1995 $111.0 million of the Bank's borrowings mature within one year while $140.0 million mature within three years.

INTEREST-SENSITIVITY ANALYSIS

During the past fiscal year, the Bank established an Interest Rate Risk Committee comprised of several members of senior management and one outside director. This committee meets on a quarterly basis or on a more frequent basis if considered appropriate. The purpose of this committee is to monitor and assess the Bank's level of interest rate risk and to make recommendations as to the proper management of this risk.

One of the methods used to measure this sensitivity is GAP analysis. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity GAP is defined as the difference between the amount of interest-earning assets maturing or repricing within a specified time and the amount of interest-bearing liabilities maturing or repricing within that same time period. A GAP is considered positive when the amount of interest-sensitive assets exceeds the amount of interest-sensitive liabilities. Conversely, a GAP is considered negative when the amount of interest-sensitive liabilities exceeds the amount of interest-sensitive assets. During a period of rising interest rates a negative GAP would tend to adversely affect net interest income. During a period of falling interest rates, a negative GAP would tend to increase net interest income, while a positive GAP would tend to adversely affect net interest income.

                ASSET MIX                               DEPOSIT MIX
            SEPTEMBER 30, 1995                       SEPTEMBER 30, 1995
            |                |                     __|                |
        Investment     Cash and Due               |             Money Market
        Securities     from banks (2.6%)          |           Demand accounts
          (6.5)                  |                |                (4.7%)
            |                    |                |                   |
            |              Securities            Time                 |
          __|              Available           accounts               |
         |                 for Sale             (42.4%)               |
    Loans, net              (20.6%)               |                   |
     (26.8%)                     |                |                Savings
         |                       |                |                accounts
         |                       |                |                (48.1%)
   Other Assets                  |          Now accounts              |
       (2.5%)                    |              (1.7%)                |
         |                       |                |___________________|
         |                Mortage-Backed                     |
         |________________Securities (41.0%)          Checking accounts
                                                            (3.1%)

The following table sets forth, as of the dates shown, information regarding the interest-sensitive assets and liabilities of the Bank. For purposes of this table, assets and liabilities are deemed to be interest-sensitive if they reprice or mature within one year or less. Certain shortcomings are inherent in the "GAP" method of analysis of interest rate sensitivity. This table is presented for the purpose of illustrating interest rate sensitivity and does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income. For example, it does not take into consideration the fact that repricing of various assets and liabilities may vary and that repayments are also subject to competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels. This is particularly true in the presentation of passbook accounts in the table. The Bank considers these accounts as interest-sensitive, however, changes in interest rates with respect to these accounts in either increasing or decreasing rate environments generally lag behind the shift in general market rates of interest. In addition, the interest sensitivity of passbook, NOW and money market accounts can be measured by several different methods. One common method utilizes national deposit withdrawal pattern assumptions previously published by the Office of Thrift Supervision ("OTS"). Using the OTS assumptions as of December 31, 1993 which contemplate withdrawal or "decay" rates within the first year of 14%, 17% and 31%, respectively, for passbook accounts, NOW accounts and money market accounts, the Bank would report a positive one-year GAP of 7.29% at September 30, 1995. Actual experience may differ substantially from the assumptions used in preparing the table.

Because of these inherent limitations in utilizing GAP analysis, the Bank has emphasized financial modeling techniques in order to more fully assess and manage its exposure to interest rate risk. Financial modeling is much more flexible in approach and permits income simulation in various interest rate scenarios and within different time horizons.


_____________________________________________________________________
SEPTEMBER 30,                         1995         1994       1993
____________________________________________________________________
                                        (Dollars in Thousands)

INTEREST-SENSITIVE ASSETS:
Loans, net (1)                    $  256,760    $ 277,019   $ 176,015
Investment securities                 81,433      106,789      13,007
Money market investments              29,356        1,200     113,400
Mortgage-backed securities (2)       270,890      287,294     433,500
 TOTAL INTEREST-SENSITIVE ASSETS $ 638,439 $ 672,302 $ 735,922 INTEREST-SENSITIVE LIABILITIES:
Passbook accounts (3)             $  579,362    $ 633,442   $ 672,890
Negotiable Order of Withdrawal
  ("NOW") accounts (3)                19,869       19,072      20,984
Money market accounts                 55,806       64,747      75,778
Certificates of deposit due
  within one year                    309,907      269,945     290,889
Borrowed Funds                       111,000      226,875        -
 TOTAL INTEREST-SENSITIVE
   LIABILITIES                    $1,075,944   $1,214,081  $1,060,541

(Deficiency) of interest-
  sensitive assets
  over interest-sensitive
  liabilities (GAP)               $ (437,505)  $ (541,779) $ (324,619)

Ratio of interest-sensitive
  assets to total assets               40.20%       43.63%      53.19%

Ratio of interest-sensitive
  liabilities to total liabilities     73.11%       84.31%      81.85%

Ratio of interest-sensitive assets to
 interest-sensitive liabilities        59.34%       55.38%      69.39%

Ratio of (negative) GAP to
  total assets                        (27.55%)     (35.16%)    (23.46%)

(1) Includes total prepayments and repayments of mortgage loans based upon the timing of certain loans repricing and the Bank's estimate of loan prepayments.
(2) Includes Bank estimates of prepayments and repayments of principal based on actual experience.
(3) Passbook (which includes lease security and club accounts), and NOW accounts are considered to be interest-sensitive.

The following table summarizes the estimated aggregate maturity/repricing structure of North Side's assets and liabilities at September 30, 1995.

__________________________________________________________________________________________
SEPTEMBER 30, 1995             ASSETS(1)                    LIABILITIES AND NET WORTH (2)
__________________________________________________________________________________________


                                              CUMULATIVE                         CUMULATIVE
                          AMOUNT    PERCENT    PERCENT      AMOUNT     PERCENT     PERCENT
__________________________________________________________________________________________
                                          (DOLLARS IN THOUSANDS)

180 DAYS OR LESS        $ 319,272    20.10%    20.10%     $ 898,939     56.61%     56.61%
181 DAYS TO 1 YEAR        319,167    20.10     40.20        177,005     11.15      67.76
OVER 1 YEAR TO 3 YEARS    439,819    27.70     67.90        264,389     16.65      84.41
OVER 3 YEARS TO 5 YEARS   353,536    22.26     90.16         73,436      4.62      89.03
OVER 5 YEARS TO 10 YEARS   79,975     5.04     95.20            531      0.03      89.06
OVER 10 YEARS              28,422     1.79     96.99         31,954      2.01      91.07
NON-INTEREST-BEARING       47,812     3.01    100.00        141,749(3)   8.93     100.00

TOTAL                  $1,588,003   100.00%              $1,588,003    100.00%



(1) Assumes prepayments and repayments of mortgage loans and mortgage-backed securities based upon actual experience and the timing of certain loans repricing in the future along with the Bank's estimate of loan prepayments.

(2) Assumes that passbook (which includes lease security and club accounts), and NOW accounts are considered to be interest-sensitive and, accordingly, 100% of such amounts are included in "180 days or less."

(3) Includes $116.3 million of shareholders' equity.

ASSET QUALITY

The Bank's asset quality level continued to be enhanced during fiscal 1995 as non-performing assets decreased to $7.4 million or
 .47% of total assets at September 30, 1995 from $22.2 million or 1.44% of total assets at September 30, 1994. Non-performing assets were $26.1 million or 1.89% of total assets at September 30, 1993.

At September 30, 1995 non-performing assets consisted of $4.9 million of non-performing loans, of which $2.3 million were one- to four-family residential mortgage loans, and $2.5 million of OREO.

The Bank's non-performing loan portfolio consists of loans on which the Bank is no longer accruing interest because such loans are more than 90 days overdue or because the Bank has initiated legal proceedings to foreclose on the collateral securing such
loans.   The Bank's non-performing loan portfolio was
significantly reduced during fiscal 1995 to $4.9 million as compared to $13.9 million at September 30, 1994. Non-performing loans were $17.3 million at September 30, 1993. The $9.0 million, or 64.6%, decrease in fiscal 1995 non-performing loans was accomplished primarily through a $3.6 million bulk sale of non-performing loans, of which $1.6 million was charged against the Bank's allowance for loan losses, and a $4.4 million specific loan charge-off related to a non-performing land loan. In addition, eleven loans with an aggregate principal balance of $.5 million, net of $.2 million of charge-offs, were transferred to OREO during fiscal 1995.

Total non-performing loans amounted to 0.31%, 0.90% and 1.25% of total assets at September 30, 1995, 1994 and 1993, respectively, and 1.13%, 2.83% and 4.46% of total loans (net of premium, discount and deferred fees) respectively at such dates.

The adequacy of the allowance for loan losses is based on management's periodic review of the loan portfolio. Such reviews are performed by a loan review committee of the Bank on a quarterly basis. During this review, the committee classifies loans based upon its evaluation of the risk elements of the Bank's loan portfolio. Considered in this evaluation are such factors as a borrower's ability to repay, the estimated value of collateral, general economic conditions, conditions in the real estate market in the Bank's lending areas, past loss experience and the level of non-performing loans. The results of such reviews form the basis of management's determination of the amount of the allowance for loan losses at that point in time.
In the event that it is determined that the allowance should be increased, such an increase is accomplished through a provision for loan losses, which is charged to operations.

As a result of management's evaluation of the adequacy of the allowance for loan losses, which considered, among other things, the significant and continuing decline in the amount of the Bank's non-performing loans, and because of management's conclusion that the Bank's risk profile has been significantly improved, the Bank deemed it appropriate to reduce the level of provisions for loan losses to $2.8 million for fiscal 1995 as compared to $3.6 million for fiscal 1994. The Bank's provision for loan losses was $16.3 million in fiscal 1993. After net charge-offs of $7.6 million during fiscal 1995 the allowance for loan losses was $6.4 million at September 30, 1995.

As a result of the decrease in the non-performing loan portfolio, the allowance for loan losses as a percentage of non-performing loans has continued to increase to 130.83% at September 30, 1995, compared to 80.65% at September 30, 1994 and 64.16% at September 30, 1993.

Continued loan amortizations and satisfactions, along with the $4.4 million specific loan charge-off related to a non-performing land loan and $1.2 million of higher risk loans sold as part of the fiscal 1995 bulk sale of non-performing loans, have reduced the balance of higher risk commercial real estate, construction and, to a lesser extent, multi-family loans in the Bank's portfolio by $15.2 million from $140.9 million at September 30, 1994 to $125.7 million at September 30, 1995. The balance of these loans at September 30, 1993 was $162.6 million. The ratio of these loans to total assets was also reduced from 11.7% at September 30, 1993 to 9.1% and 7.9% at September 30, 1994 and 1995, respectively.

       NON-PERFORMING ASSETS AS             ALLOWANCE FOR LOAN LOSSES AS
         A % OF TOTAL ASSETS                 A % OF NON-PERFORMING LOANS
            SEPTEMBER, 30,                         SEPTEMBER 30,

   3.00%_________________________        150%_____________________________
        |                       |            |                            |
        |                       |        130%|____________________130.83% |
        |                       |            |                      |     |
        |                       |        110%|______________________|     |
   2.00%|_______________________|            |                      |     |
        |    1.89%              |         90%|______________________|_____|
        |      |     1.44%      |            |            80.85%    |     |
        |      |      |         |         70%|___64.16%_____|_______|_____|
   1.00%|______|______|_________|            |     |        |       |     |
        |      |      |         |         50%|_____|________|_______|_____|
        |      |      |         |            |     |        |       |     |
        |      |      |         |         30%|_____|________|_______|_____|
        |      |      |   .47%  |            |     |        |       |     |
        |      |      |    |    |         10%|_____|________|_______|_____|
   0.00%|______|______|____|____|          0%|_____|________|_______|_____|
             1993   1994  1995                   1993     1994    1995

Management believes that the Bank's loan loss reserves are adequate and is committed to continuing to carefully assess the loan portfolio in an effort to further reduce the level of non-performing assets. Although it appears that the real estate market in the Bank's primary lending areas has stabilized, given the cyclical nature of this market no assurance can be given that future additional loan loss provisions may not be required.

OREO includes properties on which the Bank has secured legal title, either through foreclosure or by accepting a deed from the borrower in lieu of foreclosure, as well as loans deemed to be in-substance foreclosures. In-substance foreclosed loans are loans considered foreclosed because (i) the borrower has no equity in the collateral at its current estimated fair value;
(ii) proceeds for repayment are expected to come only from the operation or sale of the collateral; and (iii) the borrower may or may not have abandoned control of the collateral and it is doubtful the borrower will rebuild equity in the collateral or repay the loan.

OREO decreased $5.9 million from $8.4 million at September 30, 1994 to $2.5 million at September 30, 1995. The fiscal 1995 decrease was primarily the result of the sale of 14 properties with a net carrying value of $6.1 million, at a net pre-tax loss of $.5 million. These sales included the disposition of the Bank's largest OREO property, which had a net carrying value of $3.4 million, at a pre-tax loss of $.4 million. The remaining activity in the OREO balance was due to a $.3 million provision to the allowance for OREO, which was partially offset by approximately $.5 million in additions to OREO.

The following is a summary of non-performing assets by type:

SEPTEMBER 30,                  1995        1994        1993
                                  (Dollars in Thousands)
Non-performing loans (1) :
 Non-performing
 mortgage loans
      One-to four-family  $   2,319    $   3,549    $     -
      Commercial                13         2,303      3,245
      Multi-family             546           739      2,142
      Construction and Land  2,027         6,596     10,175
Total non-performing
 mortgage loans (2)          4,905        13,187      15,562
    Non-performing
     commercial business
     loans                       -           673      1,721
    Non-performing other
     loans                       -             -         32
Total non-performing loans   4,905        13,860     17,315
Other real estate owned      2,515         8,369      8,789
Total non-performing
 assets                   $  7,420     $  22,229   $ 26,104

Total non-performing loans
 as a percentage of:
    Total loans                 1.13%        2.83%       4.46%
    Total assets                0.31%        0.90%       1.25%
Total non-performing assets
 as a percentage of total
 assets                         0.47%        1.44%       1.89%
Allowance for loan losses
 as a percentage of
 non-performing loans         130.83%       80.65%      64.16%

Total Loans                 $432,180      $ 489,883  $388,030
Allowance for loan losses      6,417         11,178    11,114
Total Assets               1,588,000      1,541,051 1,383,659

(1) Consists of loans more than 90 days delinquent and non-accruing loans.
(2)  Includes loans under foreclosure.


FINANCIAL CONDITION

The Bank's total assets were $1.6 billion at September 30, 1995, of which mortgage-backed securities totaled $651.2 million, or 41.0%, loans, net totaled $425.8 million, or 26.8%, securities available for sale totaled $326.5 million, or 20.6%, and investment securities (including FHLBNY Stock) totaled $102.7 million, or 6.5%. Total deposits were $1,199.1 million, borrowed funds totaled $251.0 million and shareholders' equity totaled $116.3 million, or 7.32% of total assets. Tangible book value per share was $23.97 at September 30, 1995.

The $47.0 million increase in total assets during fiscal 1995 was achieved primarily through the use of borrowings to leverage the Bank's Statement of Condition, and net deposit inflows
(principally as a result of the acquisition of two branches during the latter part of the fiscal year) and earnings.

Mortgage-backed securities available for sale increased to $300.0 million at September 30, 1995 due to $180.6 million of securities transferred from mortgage-backed securities held to maturity as a result of the Bank's adoption of SFAS No. 115 on October 1, 1994 and subsequent purchases of $174.4 million of fixed-rate mortgage-backed securities. Partially offsetting this was $54.5 million of principal repayments received during fiscal 1995. At September 30, 1995 there was $1.6 million of unrealized appreciation, net of taxes, in the Bank's portfolio of mortgage-backed securities available for sale.

The mortgage-backed securities held to maturity balance decreased $207.5 million primarily due to the $180.6 million that was transferred to available for sale as described above along with $73.0 million of principal repayments, which were partially offset by the purchase of $48.3 million of adjustable rate mortgage-backed securities during the first quarter of fiscal 1995.

Money market investments, which consist of Federal Home Loan Bank overnight deposits, Federal Home Loan Bank balances, Federal funds sold and certificates of deposit in other institutions, amounted to $29.5 million, or 1.9% of total assets at September 30, 1995 as compared to $1.2 million or 0.08% of total assets at September 30, 1994. The $28.3 million increase is considered temporary as it was primarily due to the funds received in connection with the purchase of the two Chemical Bank branches during the last month of fiscal 1995.

Investment securities available for sale increased to $26.5 million at September 30, 1995, primarily due to the $22.0 million of securities transferred from held to maturity as a result of the adoption of SFAS No. 115. During the remainder of the year, the Bank purchased $8.0 million of securities designated as available for sale, which was partially offset by bond maturities and redemptions totaling $6.6 million. At September 30, 1995, the portfolio had $2.7 million of net unrealized appreciation, net of taxes.

Investment securities held to maturity decreased $42.7 million during fiscal 1995. This was due to the transfer of $22.0 million of securities to available for sale as described above, $5.2 million of principal repayments and $25.5 million of maturities and redemptions. These decreases were partially offset by $10.3 million of purchases, primarily a $10.0 million Federal Home Loan Bank note which was called subsequent to September 30, 1995.

In the past fiscal year, the Bank became a member of the FHLBNY and, in connection with this membership, purchased $9.4 million of FHLBNY stock.

The Bank's loans receivable portfolio was $432.2 million at September 30, 1995, which is a decrease of $57.7 million from $489.9 million at September 30, 1994. The primary reasons for the decrease were $50.5 million of loan amortizations and satisfactions, $7.9 million of loan charge-offs, $5.0 million of loans sold, $.5 million of loans transferred to OREO and a decrease of $.7 million in loan premiums. These decreases were partially offset by loan originations of $6.9 million.

The allowance for loan losses decreased $4.8 million during fiscal 1995 to $6.4 million at September 30, 1995 from $11.2 million at September 30, 1994. Management deems the allowance for loan losses to be adequate based on its review of the status of the loan portfolio. See "ASSET QUALITY."

OREO decreased $5.9 million from $8.4 million at September 30, 1994 to $2.5 million at September 30, 1995. The decrease was due to the sale of 14 properties with a net carrying value of $6.1 million and $.3 million of provisions to the allowance for OREO, which was partially offset by approximately $.5 million in additions to OREO.

The decrease of $7.8 million in other assets during fiscal 1995 was primarily due to a $7.4 million decrease in net deferred tax assets and a $1.3 million decrease in prepaid expenses and other miscellaneous investments offset partially by the premium on acquired deposits of $1.3 million due to the purchase of the two branches from Chemical Bank.

Total liabilities increased by $31.7 million during fiscal 1995 mainly due to an increase in borrowings of $24.1 million and a $7.6 million increase in deposits, which increase in deposits was due primarily to the acquisition of two branch offices.

Shareholders' equity increased 15.1% or $15.3 million to $116.3 million at September 30, 1995 from $101.0 million at September 30, 1994. Tangible book value per common share outstanding was $23.97 at September 30, 1995, an increase of $2.79 from $21.18 in the prior year. These increases were primarily due to the net income for the fiscal year and the net unrealized appreciation on securities available for sale, net of taxes at September 30, 1995, reduced by cash dividends paid during the fiscal year. The Bank's leverage ratio of Tier 1 or core capital to average assets was 7.02% at September 30, 1995 and 6.52% at September 30, 1994. See "REGULATORY CAPITAL" and Note 14 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

The operating results of the Bank depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, primarily investments, loans and mortgage-backed securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. North Side's operating results also are affected by the level of its other operating income, including customer service and other fees, its other operating expenses and the amount of the provision required for loan losses.

The Bank realized record earnings growth from fiscal 1993 through fiscal 1995, with net income increasing to $15.1 million in fiscal 1995 from $13.4 million in fiscal 1994 and a loss of $12.8 million in fiscal 1993.

North Side's earnings increased $1.7 million, or 13%, for the fiscal year ended September 30, 1995 compared to the fiscal year ended September 30, 1994. This increase is attributable to a rise of $1.0 million in net interest income, a reduction of $.7 million in the provision for loan losses and a $2.7 million reduction in other operating expenses. Offsetting these increases to income were a $1.8 million increase in the provision for income taxes and an $.8 million decrease in other income.

The following table sets forth for and at the periods indicated, information regarding (i) the total dollar amounts of interest income from interest-earning assets and the resulting average yields; (ii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs;
(iii) net interest income; (iv) the interest rate spread; (v) the ratio of total interest-earning assets to total interest-bearing liabilities, and (vi) the net interest margin. Average balances are calculated on a daily basis.

YEARS ENDED SEPTEMBER 30,              1995                             1994                             1993

                             Average               Yield/   Average                Yield/    Average                 Yield/
                             Balance   Interest    Rate     Balance    Interest    Rate      Balance     Interest    Rate
                                                                  (Dollars in Thousands)


Interest-earning assets:
  Mortgage loans           $  456,414  $  35,610   7.80%   $  522,667  $  38,631    7.39%   $  539,182   $  42,566   7.89%
  Mortgage-backed
   securities                 881,892     59,604   6.76       772,473     44,682    5.78       741,522      47,911   6.46
  Investment securities (1)   136,737      9,271   6.78        91,485      6,164    6.74        64,269       4,745   7.38
  Money market investments     11,006        642   5.83        15,905        534    3.36        29,941         894   2.99
  Other loans                   7,134        648   9.08         9,810        920    9.38        14,408       1,299   9.02

   Total interest-earning
   assets                  $1,493,183    105,775   7.08    $1,412,340     90,931    6.44    $1,389,322      97,415   7.01
Interest-bearing liabilities:
  Deposits and mortgagors'
    escrow payments        $1,169,319     40,172   3.44    $1,236,660     35,602    2.88    $1,307,684      42,097   3.22
  Borrowed funds              248,897     15,058   6.05       133,509      5,747    4.30        43,601       1,887   4.33
    Total interest-bearing
     liabilities           $1,418,216     55,230   3.89    $1,370,169     41,349    3.02    $1,351,285      43,984   3.25

  Net interest income                  $  50,545                       $  49,582                         $  53,431

  Interest rate spread                             3.19%                            3.42%                            3.76%

  Ratio of interest-earning
   assets to interest-bearing
   liabilities                   1.05X                          1.03x                             1.03x


  Net interest margin                              3.39%                           3.51%                             3.85%
  (1) Includes investment in FHLBNY stock in the year ended September 30,
1995.


The following table presents changes in interest income and interest expense attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                                             FISCAL 1995 COMPARED                FISCAL 1994 COMPARED
                                               TO FISCAL 1994                      TO FISCAL 1993
                                             INCREASE (DECREASE)                 INCREASE (DECREASE)

                                        VOLUME       RATE         NET          VOLUME       RATE         NET
                                                                  (In Thousands)

Interest income on interest-earning
 assets:
  Mortgage loans                      $  (5,082)   $  2,061    $  (3,021)   $  (1,282)   $  (2,653)   $  (3,935)
  Mortgage-backed securities              6,792       8,130       14,922        1,946       (5,175)      (3,229)
  Investment securities  (1)              3,070          37        3,107        1,860         (441)       1,419
  Money market investments                 (200)        308          108         (460)         100         (360)
  Other loans                              (244)        (28)        (272)        (429)          50         (379)
     Total                                4,336      10,508       14,844        1,635       (8,119)      (6,484)

 Interest expense on interest-bearing liabilities:
   Deposits and mortgagors' escrow
     payments                            (2,030)      6,600        4,570       (2,206)      (4,289)      (6,495)
   Borrowed funds                         6,331       2,980        9,311        3,873          (13)       3,860
    Total                                 4,301       9,580       13,881        1,667       (4,302)      (2,635)
    Net interest income               $      35     $   928    $     963  $       (32)   $  (3,817)   $  (3,849)

(1) Includes investment in FHLBNY stock in the year ended September 30, 1995.

NET INTEREST INCOME

Net interest income depends primarily upon the volume, distribution and repricing characteristics of interest-earning assets and interest-bearing liabilities along with the associated movements in interest rates earned or paid. Net interest income for fiscal 1995 rose $1.0 million to $50.5 million due to an improvement in the Bank's ratio of average interest-earning assets to average interest-bearing liabilities. This ratio increased from 1.03 at September 30, 1994 to 1.05 at September 30, 1995.

During fiscal 1995, average interest-earning assets increased $80.8 million, which exceeded the increase of $48.0 million in average interest-bearing liabilities. This was offset to some extent by the decrease in the Bank's interest rate spread to 3.19% for fiscal 1995 from 3.42% for fiscal 1994. This decrease in interest rate spread was the result of the upward trend in short-term rates for most of fiscal 1995, which had a more dramatic impact on the Bank's average cost of interest-bearing liabilities than on its average earnings on interest-earning assets.

Net interest income decreased $3.8 million to $49.6 million during fiscal 1994 compared to fiscal 1993. The decrease was primarily due to the decrease in the average yield earned on total interest-earning assets exceeding the decrease in the rate paid on total interest-bearing liabilities. During fiscal 1994, compared to fiscal 1993, the average yield earned on total interest-earning assets declined by 57 basis points, while the average rate paid on interest-bearing liabilities declined by only 23 basis points. The Bank's interest rate spread decreased from 3.76% in fiscal 1993 to 3.42% in fiscal 1994.


                             INTEREST RATE SPREAD/NET INTEREST MARGIN
                                          SEPTEMBER 30,
   _
  |*|                   _____________________________________________________________________________
Yield on Interest   10%|_________________________|_________________________|_________________________|
Earnings Assets      9%|_________________________|_________________________|_________________________|
   _                 8%|_________________________|_________________________|_________________________|
  |_|                7%|_7.01%___________________|_________________________|_7.08%___________________|
Cost of Funds        6%|__*______________________|_6.44%___________________|__*______________________|
   _                 5%|__*______________________|__*______________________|__*______________________|
  |#|                4%|__*__________3.76%_3.85%_|__*__________3.42%_3.51%_|__*____3.89%_____________|
Interest Rate        3%|__*____3.25%__#_____/____|__*____3.02%__#_____/____|__*_____|____3.19%_3.39%_|
  Spread             2%|__*______|____#_____/____|__*_____|_____#_____/____|__*_____|_____#_____/____|
   _                 1%|__*______|____#_____/____|__*_____|_____#_____/____|__*_____|_____#_____/____|
  |/|                0%|__*______|____#_____/____|__*_____|_____#_____/____|__*_____|_____#_____/____|
Net Interest                      1993                        1994                      1995
 Margin

INTEREST INCOME

Interest income amounted to $105.8 million for the fiscal year ended September 30, 1995 compared to $90.9 million for the fiscal year ended September 30, 1994. The $14.9 million, or 16.3%, increase was the result, in part, of the increase in the average balance of interest-earning assets of $80.8 million during fiscal 1995. In addition, the increase in income was aided by a 64 basis point increase in the average yield earned on interest-earning assets to 7.08% for fiscal 1995 compared to 6.44% for fiscal 1994.

Interest income on mortgage loans decreased by $3.0 million or 7.8% in fiscal 1995 and by $3.9 million or 9.2% in fiscal 1994. The decrease in fiscal 1995 was primarily the result of a $66.3 million decrease in the average balance of mortgage loans, which was partially offset by a 41 basis point increase in the average yield earned. The decrease in average balance was primarily the result of loan amortizations and satisfactions while the increase in the average yield earned reflects the continuation of the upward trend in rates that continued through the first half of
fiscal 1995.   The decrease in fiscal 1994 was primarily due to a
decrease of 50 basis points in the average yield earned combined with a $16.5 million decrease in the average balance of mortgage loans. Such decrease in the average yield was primarily the result of the general decline in market rates of interest in fiscal 1993 and the first half of fiscal 1994.

The decrease in mortgage loan income in fiscal 1995 was more than offset by the $14.9 million increase in mortgage-backed
securities interest income to $59.6 million.   Such interest
income decreased $3.2 million in fiscal 1994 to $44.7 million from $47.9 million in fiscal 1993. The fiscal 1995 increase was the result of the combined effects of a $109.4 million, or 14.2%, increase in the average balance of mortgage-backed securities along with a 98 basis point increase in the average yield earned from 5.78% in fiscal 1994 to 6.76% in fiscal 1995. The increase in yield in fiscal 1995 was generally the result of higher rates earned on investments made in the beginning of the fiscal year as well as decreased premium amortization because of lower prepayment rates. The decrease in fiscal 1994 was attributable to a decrease of 68 basis points in the average yield earned from 6.46% in fiscal 1993 to 5.78% in fiscal 1994, which was partially offset by a $31.0 million increase in the average balance of mortgage-backed securities from the prior year.

Interest income on investment securities (including FHLBNY stock) increased by $3.1 million, or 50.4%, to $9.3 million in fiscal 1995. Such interest income in fiscal 1994 represented a $1.4 million, or 29.9%, increase compared to $4.7 million in fiscal 1993. The fiscal 1995 increase was the result of a $45.3 million increase in the average balance of such securities during the fiscal year along with a slight increase in the average yield earned on the securities to 6.78% during fiscal 1995 from 6.74% during fiscal 1994. The fiscal 1994 increase was the result of a $27.2 million, or 42.3%, increase in the average balance of such securities during the fiscal year, which was partially offset by a 64 basis point decrease in the average yield earned on such securities to 6.74%.

INTEREST EXPENSE

Total interest expense increased by $13.9 million from $41.3 million in fiscal 1994 to $55.2 million in fiscal 1995. During fiscal 1994 interest expense decreased by $2.7 million from $44.0 million in fiscal 1993. The fiscal 1995 increase was due to the combination of a $48.0 million, or 3.5%, increase in the average balance of interest-bearing liabilities along with an 87 basis point increase to 3.89% in the average cost of funds for fiscal 1995 compared to fiscal 1994. The average rate paid on interest-bearing liabilities decreased 23 basis points from 3.25% in fiscal 1993 to 3.02% in fiscal 1994. The decrease in average rates paid in fiscal 1994 was partially offset by an $18.9 million increase in the average balance of interest-bearing liabilities.

Interest expense on deposits increased by $4.6 million to $40.2 million for fiscal 1995. This increase reflects a 56 basis point increase in the average rate paid on such deposits to 3.44% in fiscal 1995 from 2.88% for fiscal 1994. The increase in average rates reflects the higher rates paid on time deposits for the fiscal year because of the overall upward trend in short-term interest rates for the period as well as a shift to some extent from lower cost savings accounts to higher rate time deposits. This was partially offset by a $67.3 million decrease in the average balance of deposits for fiscal 1995. Interest expense on deposits decreased by $6.5 million, or 15.4%, in fiscal 1994 to $35.6 million, due to a decrease of $71.0 million in the average deposit balance and a decrease in the average rates paid of 34 basis points. The decrease in the average balances was due in part to the effects of the sale during fiscal 1994 of an aggregate of $22.5 million in deposits as well as deposit outflow, which the Bank attributes to customers seeking other higher-yielding investment opportunities.

Interest expense on borrowings increased $9.3 million to $15.1 million in fiscal 1995, primarily due to an increase of $115.4 million in the average balance of borrowings, which reflects the Bank's overall asset/liability strategy during fiscal 1995 to provide growth through alternative funding sources. In addition, the average rate paid on these borrowings increased 175 basis points to 6.05% for fiscal 1995 from 4.30% for fiscal 1994. Interest expense on borrowings increased $3.9 million to $5.7 million in fiscal 1994, primarily due to an increase of $89.9 million in the average balance of borrowings, which was offset by a 3 basis point decrease in the average rate paid to 4.30%.

PROVISION FOR LOAN LOSSES

As a result of management's evaluation of the adequacy of the allowance for loan losses and in view of the decline in the Bank's non-performing loan portfolio to $4.9 million at September 30, 1995 compared to $13.9 million at September 30, 1994 the Bank deemed it appropriate to reduce the level of provisions for loan losses to $2.8 million for fiscal 1995 as compared to $3.6 million for fiscal 1994. The Bank's non-performing loans were $17.3 million at September 30, 1993 and the fiscal 1993 provision for loan losses was $16.3 million, of which $6.4 million was due to the fiscal 1993 Statement of Condition restructuring. See discussion above regarding "ASSET QUALITY".

OTHER OPERATING INCOME (LOSS)

Total other operating income decreased by $.8 million during fiscal 1995 to $2.3 million from $3.1 million in fiscal 1994. In fiscal 1993 there was an other operating loss of $8.5 million. The primary reason for the decrease in other operating income in fiscal 1995 was the $.5 million loss incurred on the disposition of fourteen OREO properties compared to the $.2 million loss on the disposition of OREO properties in fiscal 1994. The Bank also recognized a $.4 million gain on redemptions of securities during fiscal 1995 which was offset by the absence of the $.4 million gain on the sale of bank-owned property recognized in fiscal 1994. Customer service fees also decreased by $.3 million in fiscal 1995, which was attributable to lower loan and deposit fees.

The primary reason for the increase in other operating income in fiscal 1994 was the absence of a fiscal 1993 $11.1 million loss on the disposition of assets in connection with the restructuring of the Bank's Statement of Condition.

OTHER OPERATING EXPENSES

The Bank's other operating expenses consist of non-interest expense items, including general and administrative expenses and costs associated with the operation and disposition of OREO properties. The Bank has closely monitored and continues its efforts to reduce operating expenses.

The following is a summary of other operating expenses:

YEARS ENDED SEPTEMBER 30,     1995         1994        1993


                                    (In Thousands)
Employee compensation    $   7,709     $  8,029    $  8,244
Employee benefits            3,073        2,938       2,787
Occupancy expense            2,451        2,630       2,723
Equipment expense              953          882         994
Postage, stationery and
  supplies                     322          318         380
Telecommunications             209          223         293
Professional services        1,613        2,052       2,087
BIF deposit insurance
  premiums                   2,054        3,249       3,355
Insurance                      682          761         718
Computer costs               1,763        1,447       1,909
Entrance and exit fees         596          585         565
Mortgage service fees          144          221         306
Other                        1,494        1,637       1,367
Operating expense before
  OREO expense and
  restructuring expenses    23,063       24,972      25,728
OREO expense, net before
  restructuring expenses       475       1,225        1,502
Restructuring expenses           -            -      21,092
Total                    $  23,538      $26,197     $48,322

Efficiency Ratio (1)        43.59%       47.56%      45.65%


(1) Operating expense before OREO expense, net and restructuring expenses as a percentage of net interest income, customer service fees and other income, excluding gains and losses.

The major component of the decrease in total other operating expenses in fiscal 1995 was a $1.2 million reduction in BIF insurance premiums primarily due to lower assessment rates. The Bank had lower net OREO expenses of $.8 million in fiscal 1995 as a result of the $5.9 million decrease in other real estate owned during such year. The remaining decrease in other operating expenses was in large part the result of the Bank's continuing effort to maintain strong control over and reduce other operating costs.

Fiscal 1994 total other operating expenses declined $22.1 million to $26.2 million from $48.3 million in fiscal 1993. The primary reason for the significant decrease was the absence of certain fiscal 1993 expenses resulting from the restructuring of the Bank's Statement of Condition. The major components affecting the restructuring and other operating expenses included the $10.2 million write-off of goodwill, the establishment of a $9.5 million allowance for OREO, a charge of $.7 million relating to the elimination of investments and borrowings in connection with two unit investment trusts and a charge of $.7 million regarding advances made in connection with certain non-performing loans.

INCOME TAXES

The provision for income taxes increased by $1.8 million from $9.6 million in fiscal 1994 to $11.4 million in fiscal 1995, primarily due to the increase in income before the provision for income taxes of $3.5 million. See Note 11 of Notes to Consolidated Financial Statements.

In fiscal 1994, the provision for income taxes increased by $13.6 million to a provision of $9.6 million from a benefit of $4.0 million in fiscal 1993, primarily due to an increase in income before the provision (benefit) for income taxes of $42.7 million.

Legislation recently has been introduced which would repeal
Section 593 of the Internal Revenue Code of 1986, as amended (the "Code"), which provides for the methods of accounting for bad debts. Under the proposal, effective for taxable years beginning after 1995, thrift institutions which are treated as large banks (one with total assets in excess of $500 million), such as the Bank, would generally be required to take into income the balance of their post-bad debt reserves. If enacted into law, the pending legislation could require the Bank to realize an increased tax liability over a six year period beginning in 1996, however, management of the Bank does not believe that any such increase would be material.

NET INCOME

Net income increased $1.7 million in fiscal 1995 to $15.1 million from $13.4 million for the year ended September 30, 1994. Fiscal 1994 net income increased $26.2 million to $13.4 million from a net loss of $12.8 million for the year ended September 30, 1993.


The following table summarizes the dollar increases (decreases) in key components of the Bank's Statement of Operations:

                                  FISCAL 1995       FISCAL 1994
                                  COMPARED TO       COMPARED TO
INCREASE (DECREASE) IN:           FISCAL 1994       FISCAL 1993

                                          (In Thousands)

Total interest income              $  14,844         $  (6,484)
Total interest expense                13,881            (2,635)
Net interest income                      963            (3,849)
Provision for loan losses               (725)          (12,758)
Net gain (loss) on redemptions
  and sales of securities,
  mortgages  and OREO                   (345)              589
Loss on disposition of assets              -           (11,063)
Other operating income                  (467)               (2)
Amortization of excess cost
  over fair value of net assets
  acquired                                 -           (10,192)
OREO expenses, net                      (750)           (9,777)
Other operating expenses
  (except OREO expenses, net
  and amortization expense)           (1,909)           (2,156)
Income before provision for
  income taxes and cumulative
  effect of accounting change          3,535            42,684
Provision for income taxes             1,795            13,537
Income before cumulative effect of
  accounting changes                   1,740            29,147
Cumulative effect of changes:
  Postretirement benefits cost             -             2,300
  Income taxes                             -            (5,329)
Net income (loss)                 $    1,740          $ 26,118

LIQUIDITY AND CAPITAL RESOURCES

Liquidity refers to the ability of the Bank to generate sufficient cash to meet cash funding needs, depositor withdrawals and operating expenses. Liquidity is measured by the ratio of cash and cash equivalents (not committed, pledged or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year. Managing liquidity is a component of the Bank's asset/liability strategy, with the most liquid assets being cash and due from banks and money market investments. The balance of these assets are a result of the Bank's operating, financing, lending and investing activities. The Bank's average liquidity ratio was 2.66% in fiscal 1995, 3.91% in fiscal 1994 and 6.03% in fiscal 1993.

North Side's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, bond maturities and other sources. In addition, as previously discussed the Bank increased its borrowings, all of which were collateralized financings, during fiscal 1995 to invest in attractive loan or investment opportunities at favorable spreads. While maturities and scheduled amortizations of loans and investments are a predictable source of funds, deposit flows and mortgage prepayments are substantially influenced by general interest rates, economic conditions and competition from other financial institutions.

As shown in the Consolidated Statement of Cash Flows, cash and cash equivalents increased $27.4 million during fiscal 1995 to $40.7 million at September 30, 1995. The increase reflected $30.5 million provided by operating activities and $28.9 million provided by financing activities, which was partially offset by $32.0 million used in investing activities. The cash provided by financing activities was due to increased borrowings, and cash generated by operating activities which reflected $15.1 million of net income. The cash used in investing activities was primarily used for purchases of mortgage-backed securities.

At September 30, 1995, total approved loan commitments were $3.4 million and the amount of time deposits scheduled to mature during fiscal 1996 is $309.9 million. Management expects that a substantial portion of these maturing deposits will be redeposited in North Side.

IMPACT OF INFLATION

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature.
As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of North Side's assets and liabilities are critical to the maintenance of acceptable performance levels.

REGULATORY CAPITAL

In March 1989, the FDIC adopted a risk-based capital rule which applies to all BIF-insured state-chartered banks that are not members of the Federal Reserve System ("state nonmember banks"), such as the Bank. The guidelines call for a minimum total capital ratio of 8% of risk-weighted assets and off-balance sheet items. At least one-half of that amount must be Tier I or core capital and up to one-half of total capital can consist of Tier II or supplementary capital. Commencing December 31, 1990, the FDIC also required state non-member banks to maintain minimum leverage ratios.

For risk-based purposes, Tier I capital for state nonmember banks consists mainly of equity stock and, to a lesser extent, perpetual preferred stock that is non-cumulative with regard to payment of dividends. All intangible assets, other than mortgage servicing rights, are deducted from Tier I capital. Tier II capital consists primarily of hybrid capital instruments, term subordinated debt and intermediate-term preferred stock (limited to fifty percent of Tier I capital), cumulative perpetual preferred stock and, subject to limitations, general allowances for loan losses. Assets are adjusted to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash and GNMA mortgage-backed securities to 100% for the bulk of assets which are typically found in a financial institution's portfolio, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Mortgage-backed securities insured or guaranteed by the FHLMC and FNMA are assigned to the 20% risk category. Single-family residential loans are placed in the 50% category if they are performing and have a loan-to-value ratio of 80% or less. Off-balance sheet items also are adjusted to take into account certain risk characteristics. See Note 14 of the Notes to Consolidated Financial Statements.

                                                     CAPTIAL RATIOS
                                                   SEPTEMBER 30, 1995

                  __________________________________________________________________
             18% |______________________|_______________16.89%_|____________________|
   _         17% |______________________|_________________#____|____________________|
  |*|        16% |_______________15.96%_|_________________#____|____________________|
 FDIC        15% |_________________#____|_________________#____|____________________|
Minimum      14% |_________________#____|_________________#____|____________________|
Requirement  13% |_________________#____|_________________#____|____________________|
             12% |_________________#____|_________________#____|____________________|
   _         11% |_________________#____|_________________#____|____________________|
  |_|        10% |_________________#____|________10.00%___#____|____________________|
 FDIC Well    9% |_________________#____|__________|______#____|____________________|
Capitalized   8% |_________________#____|__8.00%___|______#____|____________________|
Requirement   7% |_________________#____|___*______|______#____|______________7.02%_|
              6% |_________6.00%___#____|___*______|______#____|_______________#____|
   _          5% |___________|_____#____|___*______|______#____|________5.00%__#____|
  |#|         4% |__4.00%____|_____#____|___*______|______#____|_________|_____#____|
North Side    3% |____*______|_____#____|___*______|______#____|__3.00%__|_____#____|
 Actual       2% |____*______|_____#____|___*______|______#____|___*_____|_____#____|
              1% |____*______|_____#____|___*______|______#____|___*_____|_____#____|
              0% |____*______|_____#____|___*______|______#____|___*_____|_____#____|

The Bank's risk-based capital ratios continued to improve and have consistently exceeded minimum regulatory levels of capital. Tier I capital has increased to 15.98% at September 30, 1995 from 13.39% at September 30, 1994. Total risk-based capital also increased during fiscal 1995 to 16.89% at September 30, 1995 from 14.64% at September 30, 1994. Tier I leverage capital increased during fiscal 1995 to 7.02% at September 30, 1995 from 6.52% at September 30, 1994.

The Bank's risk-based capital and leverage requirements and ratios at September 30, 1995 are as follows:


                                 FDIC MINIMUM         NORTH SIDE'S           CAPITAL IN EXCESS
                             CAPITAL REQUIREMENTS    ACTUAL CAPITAL        OF MINIMUM REQUIREMENTS

                                     % OF ADJUSTED         % OF ADJUSTED          % OF ADJUSTED
                            AMOUNT   TOTAL ASSETS  AMOUNT  TOTAL ASSETS   AMOUNT   TOTAL ASSETS
                                                    (Dollars in Millions)

Risk-based Capital:
  Tier 1 Capital              $28.2      4.00%    $112.7      15.98%       $84.5      11.98%
  Total Capital                56.4      8.00      119.1      16.89         62.7       8.89
Tier 1 Leverage Capital(1)     48.1      3.00      112.7       7.02         64.6       4.02

(1) The FDIC has issued regulations that require insured banks, such as North Side, to maintain minimum levels of capital. In general, current regulations require leverage ratios of core capital of 3.0% of assets for the most highly rated banks and other banking organizations are required to maintain higher levels (100 to 200 basis points) based on their particular circumstances as defined in the regulations. As of September 30, 1995, North Side complied with all capital levels required by the FDIC.

RECENT ACCOUNTING PRONOUNCEMENTS
See Note 17 of Notes to Consolidated Financial Statements.


                     INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
North Side Savings Bank:

We have audited the accompanying consolidated statements of condition of North Side Savings Bank and subsidiaries (the "Bank") as of September 30, 1995 and 1994 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Side Savings Bank and subsidiaries as of September 30, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Bank adopted the provisions of Statement of Financial
Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective October 1, 1994.

KPMG PEAT MARWICK

New York, New York
October 18, 1995



Consolidated Statements of Condition


_______________
SEPTEMBER 30,                                   1995              1994
                                                (Dollars in Thousands)
ASSETS

Cash and due from banks                     $    11,530       $    12,333
Money market investments (Note 2)                29,456             1,200
Securities available for sale: (Note 3)
    Investment  securities                       26,520                 -
    Mortgage-backed securities                  300,022                 -

Total securities available for sale             326,542                 -
Investment securities, net (estimated
  market value of $92,460 and $132,005,
  respectively) (Notes  4 and 10)                93,301           135,972
Federal Home Loan Bank of NY stock, at cost       9,430                 -
Mortgage-backed securities, net
  (estimated market value of $642,864
  and $826,666, respectively) (Note 5)          651,153           858,700
Loans (Notes 6 and 7)                           432,180           489,883
   Less allowance for loan losses                 6,417            11,178
Loans, net                                      425,763           478,705
Accrued interest receivable                      13,230            12,533
Premises and equipment, net                      15,215            15,526

Other real estate owned, (net of
  allowance of $1.1 million
  and $7.5 million, respectively) (Note 8)        2,515             8,369
Other assets (Note 11)                            9,868            17,713
   Total assets                              $1,588,003        $1,541,051

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Deposits (Note 9)                        $1,199,077        $1,191,509
    Mortgagors' escrow                            4,607             4,372
    Borrowed funds (Note 10)                    251,000           226,875
    Other liabilities                            17,035            17,297
    Total liabilities                         1,471,719         1,440,053

Shareholders' Equity:

  Preferred stock, par value $1.00 per
    share, 5,000,000 shares
    authorized, none outstanding                      -                 -
  Common stock, par value $1.00
    per share, 10,000,000 shares
    authorized, 4,798,022 shares
    and 4,541,068 shares issued
    and outstanding at September 30, 1995
    and 1994, respectively                        4,798             4,541
  Paid-in capital                                62,985            57,641
  Surplus fund                                   24,101            24,101
  Undivided profits                              22,606            15,592
  Unrealized depreciation on certain
    marketable equity securities (Note 4)             -              (436)
  Net unrealized appreciation on
    securities available for sale, net of
    income taxes (Note 3)                         2,360                 -
  Unallocated shares in Management
    Development and Recognition Plan (Note 15)        -              (416)
  Unearned portion of incentive compensation       (566)              (25)

  Total shareholders' equity                    116,284           100,998
Commitments and contingencies
  (Notes 12 and 13)
  Total liabilities and shareholders'
  equity                                    $ 1,588,003       $ 1,541,051

See accompanying notes to consolidated financial statements.



Consolidated Statements of Operations



YEARS ENDED SEPTEMBER 30,                     1995      1994      1993


                            (Dollars in Thousands, except per share amounts)
INTEREST INCOME:
Mortgage loans                            $ 35,610  $ 38,631  $ 42,566

Mortgage-backed securities                  59,604    44,682    47,911
Investment securities (Note 4)               8,964     6,164     4,745
Federal Home Loan Bank of NY Stock             307         -         -
Money market investments                       642       534       894
Other loans                                    648       920     1,299
 Total interest income                     105,775    90,931    97,415

INTEREST EXPENSE:
Deposits (Note 9)                           40,172    35,602    42,097
Borrowings (Note 10)                        15,058     5,747     1,887
 Total interest expense                     55,230    41,349    43,984

Net interest income                         50,545    49,582    53,431
Provision for loan losses (Note 7)           2,825     3,550    16,308
 Net interest income after provision
   for loan losses                          47,720    46,032    37,123

OTHER OPERATING INCOME (LOSS):
Gain(loss) on redemptions and
  sales of securities                          355        -       (136)
Loss on disposition of assets                    -        -    (11,063)
Gain on sale of bank property                    -       356         -
Loss on sales of mortgages and
  other real estate owned (OREO)              (520)     (176)     (273)
Customer service fees                        1,990     2,265     2,648
Other                                          471       663       282
 Total other operating income (loss)         2,296     3,108    (8,542)

OTHER OPERATING EXPENSES:
Compensation and benefits
  (Notes 13 and 15)                         10,782    10,967    11,031
Occupancy and equipment                      3,404     3,512     3,717
BIF deposit insurance premiums               2,054     3,249     3,355
Amortization of excess cost
  over fair value of net assets acquired         -        -     10,192
OREO expense, net                              475     1,225    11,002
Other                                        6,823     7,244     9,025
 Total other operating expenses             23,538    26,197    48,322

Income (loss) before provision
  (benefit) for income taxes and
  cumulative effect of accounting changes   26,478    22,943   (19,741)
Provision (benefit) for income
  taxes (Note 11)                           11,371     9,576    (3,961)

Income (loss) before cumulative
  effect of accounting changes              15,107    13,367   (15,780)
Cumulative effect of accounting changes:

  Postretirement benefits cost                   -        -     (2,300)
  Income taxes                                   -        -      5,329

 NET INCOME (LOSS)                       $ 15,107   $ 13,367 $ (12,751)

 PRIMARY EARNINGS PER COMMON SHARE
   BEFORE ACCOUNTING CHANGES (1)         $   3.15   $   2.82 $   (3.35)
 PRIMARY EARNINGS (LOSS) PER
   COMMON SHARE (1)                      $   3.15   $   2.82 $   (2.71)
 FULLY DILUTED EARNINGS PER
   COMMON SHARE                          $   3.06        N/A       N/A

(1) Prior years are restated to reflect the 5% stock dividends paid during fiscal 1994 and 1995

See accompanying notes to consolidated financial statements.



Consolidated Statements of Changes in Shareholders' Equity

                                                                    UNREALIZED    NET           UNALLOCATED
                                                                    DEPRECIATION  UNREALIZED    SHARES IN      UNEARNED
                                                                    ON CERTAIN    APPRECIATION  MANAGEMENT     PORTION OF
YEARS ENDED                                                         MARKETABLE    ON SECURITIES DEVELOPMENT    INCENTIVE
SEPTEMBER 30                   COMMON  PAID-IN  SURPLUS  UNDIVIDED  EQUITY        AVAILABLE     & RECOGNITION  COMPEN-
1993, 1994 AND 1995            STOCK   CAPITAL  FUND     PROFITS    SECURITIES    FOR SALE      PLAN           SATION     TOTAL
                                                               (Dollars in Thousands)

BALANCE AT OCTOBER 1, 1992    $ 4,053  $ 49,409 $ 24,101 $ 24,156   $  (80)       $     -       $ (1,587)     $ (313)  $ 99,739
Net loss                            -         -        -  (12,751)       -              -              -           -    (12,751)
Prorated portion of Management
  Development and Recognition
  Plan awards earned by grantees    -         -        -        -        -              -              -         161        161
  Payment of 401(k) contribution   15       257        -        -        -              -              -           -        272
Management Development and
  Recognition Plan sale of 93,627
  shares of Common Stock            -         -        -        -        -              -          1,174           -      1,174
Payment of 5% stock dividend      203     3,152        -   (3,355)       -              -              -           -          -
Cash dividend paid ($.20 per
  share)                            -         -        -     (812)       -              -              -           -       (812)
Dividend Reinvestment               2        14        -        -        -              -              -           -         16
Exercise of options for 8,828
  shares of Common Stock            9        76        -        -        -              -              -           -         85
Decrease in unrealized
  depreciation on certain
  marketable equity securities      -         -        -        -       69              -              -           -         69

BALANCE AT SEPTEMBER 30, 1993   4,282    52,908   24,101    7,238      (11)             -           (413)       (152)    87,953
Net income                          -         -        -   13,367        -              -              -           -     13,367
Prorated portion of Management
  Development and Recognition Plan
  awards earned by grantees         -         -        -        -        -              -              -         125        125
Forfeiture of 210 shares to
  Management Development and
  Recognition Plan                  -         2        -        -        -              -             (3)          2          1
Payment of 401 (k) Contribution    15       277        -        -        -              -              -           -        292
Payment of 5% stock dividend      215     4,223        -   (4,438)       -              -              -           -          -
Cash dividend paid ($.125 per
  share)                            -         -        -     (575)       -              -              -           -       (575)
Dividend Reinvestment               -         9        -        -        -              -              -           -          9
Exercise of options for 29,189
  shares  of Common Stock          29       222        -        -        -              -              -           -        251
Increase in unrealized
  depreciation on certain
  marketable equity securities      -         -        -        -     (425)             -              -           -       (425)

BALANCE AT SEPTEMBER 30, 1994   4,541    57,641   24,101   15,592     (436)             -           (416)        (25)   100,998
Net income                          -         -        -   15,107        -              -              -           -     15,107
Prorated portion of Management
  Development and Recognition
  Plan awards earned by grantees    -         -        -        -        -              -              -         125        125
Awarded 36,506 shares of Common
  Stock from Management Development
  and  Recognition Plan at $18.25
  per share, market value on date
  of grant                          -       250        -        -        -              -            416        (666)         -
Payment of 401 (k) contribution    16       286        -        -        -              -              -           -        302
Payment of 5% stock dividend      227     4,657        -   (4,884)       -              -              -           -          -
Cash dividend paid ($.675
  per share)                        -         -        -   (3,209)       -              -              -           -     (3,209)
Dividend Reinvestment               2        39        -        -        -              -              -           -         41
Exercise of  options for 11,632
  shares of Common Stock           12       112        -        -        -              -              -           -        124
Decrease in unrealized
  depreciation on certain
  marketable equity securities      -         -        -        -      436              -              -           -        436
Net unrealized appreciation
  on securities available for
  sale, net of taxes of $1,922      -         -        -        -        -          2,360              -           -      2,360

BALANCE AT SEPTEMBER 30, 1995  $4,798  $ 62,985 $ 24,101 $ 22,606  $     -         $2,360       $      -      $ (566)  $116,284

See accompanying notes to consolidated financial statements.


Consolidated Statements of Cash Flows

YEARS ENDED SEPTEMBER 30,              1995         1994        1993
                                        (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)                  $ 15,107     $ 13,367   $ (12,751)
  Adjustments to reconcile
    net income (loss) to net
    cash provided by operating activities:
  Change in accounting principles           -            -      (3,029)
  Amortization of goodwill                  -            -      10,192
  Depreciation and amortization         1,327        1,204       1,298
  Provision for possible loan losses
    and real estate losses              3,148        4,330      25,808
  (Gain) loss on sale of loans             (5)         123      11,063
  Amortization of premium, accretion
    of (discount), net                  5,172       11,098       8,837
  401(k) contribution                     302          292         272
  Net (gain) loss on redemption
    of investments                       (355)         (22)        203
  Net losses on sale of OREO              525           53         273
  Gain on sale of Bank property             -         (356)          -
  Losses on Municipal Put                   -            -         907
  (Increase) decrease in accrued
    interest receivable                  (697)      (2,521)      3,522
  Decrease  (increase) in other
    assets                              5,923       16,201      (7,461)
  (Decrease) increase in other
    liabilities                          (262)       6,665      (8,185)
  Increase (decrease) in others, net      285          405       ( 120)

  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                         30,470       50,839      30,829

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities and
    redemptions of investment
    securities available for sale       6,643            -           -
  Purchases of investment securities
    available for sale                 (8,004)           -           -
  Proceeds from principal
    repayments of mortgage-backed
    securities available for sale      54,514            -           -
  Purchases of mortgage-backed
    securities available for sale    (174,408)           -           -
  Proceeds from principal
    repayments, maturities and
    redemptions of investment
    securities held to maturity        30,713       18,006      14,931
  Proceeds from redemptions and
    sales of investment
    securities held to maturity           574            -       6,313
  Purchase of investment securities
    held to maturity                  (10,280)     (94,043)    (27,526)
  Proceeds from sales of loans
    held for sale                           -        2,146     108,386
  Purchase of FHLBNY stock             (9,430)           -           -
  Proceeds from principal repayments
    of mortgage-backed securities
    held to maturity                   72,951      348,194     414,332
  Proceeds from sales of
    mortgage-backed securities
    held to maturity                        -            -         460
  Purchase of mortgage-backed
    securities held to maturity       (48,320)    (466,886)   (454,399)
  Maturities of certificates
    of deposit                            400          400         200
  Purchases of certificates of deposit   (500)        (400)       (300)
  Proceeds from loan repayments and
    satisfactions                      50,514      107,886      80,321
  Proceeds from loans sold              3,825        1,464      10,134
  Proceeds from student loans sold      1,154        1,592       1,638
  Loan purchases and originations      (6,882)    (218,704)    (14,732)
  Proceeds from sales of bank building      -          987           -
  Proceeds from sales of OREO           5,551        2,589       2,773
  Capital expenditures                 (1,016)        (998)       (516)

 NET CASH (USED IN) PROVIDED
   BY INVESTING ACTIVITIES            (32,001)    (297,767)    142,015

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in deposit
    accounts, net, including
    deposits purchased of $48.6
    million in 1995, deposits sold of
    $22.5 million in 1994 and $5.1
    million in 1993                     7,568      (88,786)    (60,296)
  Receipt of borrowed funds           988,500    1,022,752     249,330
  Repayment of borrowed funds        (964,375)    (795,877)   (250,775)
  Receipt (Disbursement) of
    mortgage escrow (net)                 235         (407)     (3,323)
  Proceeds from sale of common stock
    by Management Development
    and Recognition Plan                    -            -       1,174
  Proceeds from exercise of stock
    options                               124          251          85
  Cash dividend paid on common
    stock, net of dividend
    reinvestment                       (3,168)        (566)       (796)
  NET CASH PROVIDED BY  (USED IN)
    FINANCING ACTIVITIES               28,884      137,367     (64,601)

  Net increase (decrease) in Cash
    and Cash Equivalents               27,353     (109,561)    108,243
  Cash and Cash Equivalents at
    Beginning of Year                  13,333      122,894      14,651
 CASH AND CASH EQUIVALENTS AT
   END OF YEAR                       $ 40,686     $ 13,333   $ 122,894

SUPPLEMENTAL INFORMATION:
  Cash paid during the year for:
    Interest                         $ 55,764     $ 41,349   $  43,984
    Income taxes                        6,937        2,419       4,984
  Additions to OREO                       546        3,032       3,244
  Elimination of unit investment trust      -            -     (20,831)

See accompanying notes to consolidated financial statements.



NORTH SIDE SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements of North Side Savings Bank and subsidiaries (the Bank) are prepared in conformity with generally accepted accounting principles using the accrual basis of accounting for financial reporting and tax purposes. Certain reclassifications have been made to prior year financial statements to conform to the fiscal 1995 presentation. The following summarizes the significant accounting policies of the Bank.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of North Side Savings Bank and its wholly-owned subsidiaries. Significant inter-company accounts and transactions are eliminated in consolidation.

MONEY MARKET INVESTMENTS Money market investments represent short-term instruments, usually with maturities of six months or less. These investments are carried at cost, adjusted for premiums and discounts which are recognized in interest income over the period to maturity. The carrying values of these investments approximate current market values.

SECURITIES AVAILABLE FOR SALE Effective October 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Under this statement, mortgage-backed securities and other securities which the Bank intends to hold for indefinite periods of time and does not intend to hold to maturity are classified as securities available for sale and carried at estimated market value. Premiums are amortized and discounts are accreted to maturity using a method which approximates the level-yield method. Securities available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or resultant prepayment risk changes or other factors related to interest rates and prepayment risk changes. Gains and losses arising from sales of these securities are included in net gain (loss) on sales of assets and are determined using the specific identification method. Unrealized gains and losses are reported as a separate component of shareholders' equity, net of taxes.

INVESTMENT SECURITIES Investment securities consist of debt and equity securities which the Bank has the intent and ability to hold until maturity. Debt securities, which include bonds, notes and debentures, are carried at amortized historical cost. Premiums are amortized and discounts are accreted using a method which approximates the level-yield method. Equity securities are carried at estimated market value.

MORTGAGE-BACKED SECURITIES Mortgage-backed securities, exclusive of collateralized mortgage obligations, represent participating interests in pools of long-term, first mortgage loans. Collateralized mortgage obligations are multi-class, mortgage-backed securities that are secured by mortgage loans or other mortgage-backed securities. The Bank has the intent and ability to hold these securities until maturity. Mortgage-backed securities are carried at amortized historical cost. Premiums are amortized and discounts are accreted using a method which approximates the level-yield method.

LOANS Mortgage and other loans are carried at cost plus net unamortized premium and deferred loan origination fees and the allowance for loan losses. Premiums are amortized and discounts are accreted over various composite lives using methods which approximate the level-yield method. Loan origination fees and direct loan origination costs are deferred and subsequently recognized in interest income as a yield adjustment using the level-yield method over the contractual loan term, adjusted for estimated prepayments in certain circumstances.

Interest is accrued monthly on the outstanding balance of mortgage and other loans unless management considers collection to be doubtful. Loans are placed on a non-accrual basis when principal or interest payments are in arrears ninety days or more, or sooner, if management deems it appropriate. When loans are placed on a non-accrual basis, previously accrued but unpaid interest is reversed and charged against current income and interest is subsequently recognized only to the extent cash is received.

ALLOWANCE FOR LOAN LOSSES The Bank uses the reserve method of accounting for loan losses. Under this method, provisions for loan losses are charged to operations and recognized loan losses (recoveries) are charged (credited) to the allowance. The allowance for loan losses is based on management's periodic evaluations of the adequacy of the allowance, which takes into consideration the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, overall portfolio quality, and current and prospective economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies could require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Management believes that the allowance for loan losses is adequate.

PREMISES AND EQUIPMENT Premises, furniture and fixtures and equipment are carried at cost less accumulated depreciation computed on a straight-line basis over the estimated useful lives of the respective assets. Maintenance, repairs and minor improvements are charged to operating expense as incurred.

OTHER REAL ESTATE OWNED Other real estate owned ("OREO") consists of property acquired by foreclosure or by deed-in-lieu of foreclosure, or properties classified as in-substance foreclosure. These properties are carried at the lower of estimated fair value or the balance of the loan at the date of acquisition or classification. The Bank maintains an allowance
for subsequent declines in fair values of OREO.   Expenses for
holding costs are charged to operations as incurred.

PENSION PLAN The Bank maintains a qualified defined benefit pension plan through the RSI Retirement Trust, a group trust administered by Retirement Systems Group, Inc. The Bank's pension plan is non-contributory and covers substantially all full-time employees. The Bank's funding policy is to make contributions to the plan at least equal to the amounts required by applicable Internal Revenue Service regulations.

INCOME TAXES The Bank follows Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires deferred income taxes to be accounted for under the asset and liability method. Deferred income tax expense (benefit) under SFAS No. 109 is determined by recognizing deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed and a valuation allowance provided for that portion of the asset for which it is more likely than not that it will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Bank files consolidated Federal, State and Local income tax returns.

EARNINGS (LOSS) PER SHARE Primary earnings (loss) per share are computed by dividing net income (loss) by the average number of shares outstanding. Fully diluted earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of fully diluted common shares and common stock equivalents. The common stock equivalents consist of common stock options. All earnings (loss) per share amounts included in the financial statements have been restated to reflect the 5% stock dividends paid during fiscal 1995 and fiscal 1994.

STATEMENT OF CASH FLOWS For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks including Federal Home Loan Bank overnight deposits, Federal Home Loan Bank balance, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

(2)   MONEY MARKET INVESTMENTS

Money market investments generally have maturities of six months or less. The following table presents the components of money market investments:

SEPTEMBER 30,                            1995             1994
                                             (In Thousands)

Federal funds sold               $         -          $ 1,000
Certificates of deposit                  300              200
FHLB Bank Balance                        356                -
FHLB Overnight Deposit                28,800                -
     Total money market investments  $29,456          $ 1,200

(3)   SECURITIES AVAILABLE FOR SALE

Effective October 1, 1994, the Bank adopted SFAS No. 115 which requires securities available for sale to be carried at estimated fair value with the resultant net unrealized gain or loss from amortized cost reflected as a separate component of stockholders' equity net of related income taxes. At September 30, 1995, the net unrealized gain on securities available for sale was $4.3
million or $2.4 million net of income taxes.   Prior to the
adoption of SFAS No. 115, the Bank carried securities available for sale at the lower of amortized cost or estimated fair value.

There were no securities available for sale at September 30, 1994. The amortized cost and estimated fair values of securities available for sale at September 30, 1995 are summarized as follows:

SEPTEMBER 30, 1995
                                         GROSS       GROSS   ESTIMATED
                         AMORTIZED  UNREALIZED  UNREALIZED      MARKET
                              COST       GAINS      LOSSES       VALUE
                                          (In Thousands)

Investment Securities
  available for sale:
    United States
      Government
      securities       $    230   $     -        $   (1)       $    229
   Equity Securities     23,626     3,148          (483)         26,291
    Total Investment
      Securities         23,856     3,148          (484)         26,520
 Mortgage Backed
   Securities available
   for sale:
   FHLMC & FNMA         273,811     1,846          (219)         275,438
   CMOs                  24,593        31           (40)          24,584
    Total mortgage-
      backed
      securities        298,404     1,877          (259)         300,022
Total securities
  available for sale  $ 322,260  $  5,025        $ (743)       $ 326,542

The Bank's portfolio of mortgage-backed securities available for sale had an estimated weighted average expected life of approximately 3.8 years at September 30, 1995.

U.S. Government securities at September 30, 1995 had contractual maturities between November 1995 and February 1997.

Accrued interest receivable on securities available for sale was $3.1 million at September 30, 1995.


(4)   INVESTMENT SECURITIES

The carrying value and related estimated market value of investment securities as of September 30, 1995 and 1994 are as follows:


SEPTEMBER 30,                     1995                                           1994
                                 GROSS UN-   GROSS UN-   ESTIMATED             Gross Un-  Gross Un-   Estimated
                      CARRYING   REALIZED    REALIZED       MARKET  Carrying   Realized   Realized    Market
                         VALUE      GAINS      LOSSES        VALUE     Value      Gains     Losses     Value
                                                                (In Thousands)
Bonds and Other
  Debt Securities:
United States
  Government and
  Federal Agencies     $ 62,837   $  13    $  264    $  62,586    $  76,663    $     3    $  3,000    $  73,666
State and Municipal       1,663       -         -        1,663        1,758         57           -        1,815
Corporate and other      22,696       -       590       22,106       35,332         77       1,104       34,305
    Total bonds          87,196      13       854       86,355      113,753        137       4,104      109,786
 Equity Securities        6,105       -         -        6,105       22,655          -        (436)      22,219
Less allowance for
  unrealized
  depreciation                -       -         -            -         (436)         -         436            -
Total equity
  securities              6,105       -         -        6,105       22,219          -           -       22,219
  Total investment
    securities, net    $ 93,301    $ 13    $  854    $  92,460    $ 135,972    $   137      $4,104    $ 132,005

The following is a summary of the carrying value of bonds at September 30, 1995 by remaining term to maturity:

                       UNITED STATES
                       GOVERNMENT                                      ESTIMATED
                       AND FEDERAL    STATE AND   CORPORATE            MARKET
SEPTEMBER 30, 1995     AGENCIES       MUNICIPAL   AND OTHER    TOTAL   VALUE
                                              (In Thousands)

1 year or less          $       -   $       -   $  6,106   $   6,106   $   5,977
Over 1 year to 5 years          -         483     13,333      13,816      13,277
Over 5 years to 10 years   37,837           -      2,007      39,844      39,808
Over 10 years              25,000       1,180      1,250      27,430      27,293
  TOTAL                 $  62,837   $   1,663   $ 22,696   $  87,196    $ 86,355


The following is a summary of interest and dividend income by type of investment security for the years ended:

   SEPTEMBER 30,                      1995         1994        1993
                                              (In Thousands)

   U.S. Government and
     Federal Agencies              $  5,422      $ 2,172    $   310
   State and Municipal                  147          155        999
   Corporate and other                1,981        2,974      3,022
   Equity Securities                  1,414          863        414
     Total                         $  8,964      $ 6,164    $ 4,745

(5)   MORTGAGE-BACKED SECURITIES

The carrying values and estimated market values of mortgage-backed securities at September 30, 1995 and 1994 are summarized as follows:



1995 CARRYING VALUE
PRINCIPAL BALANCES         GNMA       FNMA        FHLMC        CMO       OTHER       TOTAL
                                                     (IN THOUSANDS)

Fixed-rate              $  8,130   $  155,499   $  63,089  $  260,310  $  2,221  $  489,249
Variable-rate                  -       91,361           -           -    63,258     154,619

 Total principal balance   8,130      246,860      63,089     260,310    65,479     643,868
Unamortized Premium
  Fixed-rate                   -        2,607         822       2,017         -       5,446
    Variable-rate              -        2,655           -           -         -       2,655
 Total premium                 -        5,262         822       2,017         -       8,101
Unamortized Discount
  Fixed-rate                   -           28          69         697         -         794
    Variable-rate              -            -           -           -        22          22
 Total discount                -           28          69         697        22         816
Total mortgage-backed, net 8,130      252,094      63,842     261,630    65,457     651,153
Gross unrealized gains       136          522         285           -        41         984
Gross unrealized losses       (1)      (2,353)       (550)     (5,673)     (696)     (9,273)
Estimated market value  $  8,265   $  250,263   $  63,577  $  255,957  $ 64,802  $  642,864

1994 Carrying Value
Principal Balances         GNMA       FNMA        FHLMC        CMO      OTHER        TOTAL
                                           (         In Thousands)

Fixed-rate              $  9,125   $  183,474   $ 224,983  $  307,089  $  3,812  $  728,483

Variable-rate                  -       96,151           -           -    20,434     116,585
 Total principal
   balance                 9,125      279,625     224,983     307,089    24,246     845,068
Unamortized Premium
  Fixed-rate                   -        3,601       5,670       2,946         -      12,217
    Variable-rate              -        2,821           -           -         -       2,821

 Total premium                 -        6,422       5,670       2,946         -      15,038
Unamortized Discount
  Fixed-rate                   -           44         370         963         -       1,377

    Variable-rate              -            -           -           -        29          29
 Total discount                -           44         370         963        29       1,406
Total mortgage-backed, net  9,125     286,003     230,283     309,072    24,217     858,700
Gross unrealized gains          7         207         963          85        41       1,303
Gross unrealized losses       (90)    (10,214)     (4,586)    (18,144)     (303)    (33,337)
Estimated market value    $ 9,042  $  275,996  $  226,660  $  291,013  $ 23,955  $  826,666



(6)   LOANS
The composition of the loan portfolio is summarized as follows:

SEPTEMBER 30,                          1995            1994
                                          (In Thousands)
Mortgage loans:
  Conventional:
      One-to four-family            $285,161         $322,751
      Commercial                      80,212           89,961
      Multi-family                    45,286           50,027
      Construction loans                 211              931
FHA-insured and VA-guaranteed         13,120           16,151
Unamortized purchase premium, net      2,537            3,483
Other deferred discounts and
  deferred fees, net                    (437)            (690)
       Mortgage loans                426,090          482,614
       Other loans                     6,090            7,269
Total loans                          432,180          489,883

  Less:  Allowance for loan losses    (6,417)         (11,178)
Total Loans, net                    $425,763         $478,705

The Bank's loan portfolio is varied as to type, geographic location, borrower concentration and fixed or adjustable interest rates. The Bank's lending policy generally requires maximum loan to value ratios of 80% for one-to four-family residential loans and 65% for multi-family and commercial real estate loans. At September 30, 1995 approximately $370 million and $32 million of the Bank's real estate loans were secured by properties located in the New York metropolitan area and California, respectively, and, as such, a substantial portion of the Bank's borrowers' ability to honor their contracts and increases or decreases in market value of the real estate collateralizing such loans may be significantly affected by the level of economic activity of these regions.

The Bank services mortgage loans for third parties, primarily the FNMA and FHLMC, as well as certain other investors, and the unpaid principal balance of such serviced loans totalled approximately $53 million and $65 million at September 30, 1995 and 1994, respectively. Custodial escrow balances maintained in connection with such loans amounted to $4.1 million and $4.4 million at the same respective dates.

(7)   ALLOWANCE FOR LOAN LOSSES
The following table summarizes activity in the allowance for loan losses for the years ended September 30, 1995, 1994 and 1993:

SEPTEMBER 30,                    1995        1994        1993
                                       (In Thousands)
Balance, beginning of year     $11,178      $11,114     $15,012
Provision charged to
  operations                     2,825        3,550      16,308
Loans charged-off               (5,477)      (2,144)     (8,410)
Charge-off due to sale
  of loans
                                (2,156)           -      (9,069)
Charge-off due to
  transfer of loans to
  loans held for sale                -            -      (1,894)
Charge-off due to transfer
  of loans to OREO                (225)      (1,846)     (1,113)
Recoveries                         272          504         280

Balance, end of year          $  6,417      $11,178     $11,114

Non-accrual loans and renegotiated loans for which interest has been reduced totalled approximately $14.3 million, $20.7 million and $22.9 million at September 30, 1995, 1994 and 1993, respectively. Interest income would have increased by $1.3 million, $1.6 million and $1.7 million for the years ended September 30, 1995, 1994 and 1993, respectively, if interest on non-accrual and restructured loans had been accrued under their original terms. The Bank recorded interest income of $.9 million, $.8 million and $.8 million on such loans for the years ended September 30, 1995, 1994 and 1993, respectively.

     (8)   OTHER REAL ESTATE OWNED

     Other real estate owned is summarized as follows:

     SEPTEMBER 30,                           1995             1994
                                                (In Thousands)

     Land                                $  2,830          $14,460
     Commercial real estate                   466              844
     One-to four-family                       283              289
     Multi-family                               -              315
     Less: Allowance for OREO              (1,064)          (7,539)
     Total Other Real Estate Owned       $  2,515         $  8,369


     The following table summarizes activity in the allowance for OREO for the years ended September 30, 1995, 1994 and 1993:

     SEPTEMBER 30,                   1995         1994        1993
                                            (In Thousands)
     Balance, beginning of year   $ 7,539       $9,050     $   -
     Provision charged to
       operations                     323          780       9,500
     Charge off due to sale
       of OREO                     (6,798)      (2,291)       (450)
     Balance, end of year         $ 1,064       $7,539     $ 9,050


     (9)   DEPOSITS
     Deposits at September 30, 1995 and 1994 are summarized as follows:

     SEPTEMBER 30,                            1995            1994
                                                (In Thousands)
     NOW accounts                   $      19,869      $     19,072
     Money market accounts                 55,806            64,747
     Checking accounts                     35,759            32,184
     Savings accounts                     576,593           627,707
     Time deposits                        508,263           442,103
     Other                                  2,787             5,696
     Total deposits                   $ 1,199,077        $1,191,509

     At September 30, 1995 and 1994 the aggregate amount of time deposits in denominations of $100,000 or more amounted to approximately $30.5 million and $21.8 million, respectively.

     Interest expense on deposits for the years ended September 30, 1995, 1994 and 1993 are summarized as follows:

     SEPTEMBER 30,                    1995         1994        1993
                                            (In Thousands)
     NOW accounts              $      236    $      247  $      373
     Money market accounts          1,586         1,534       2,146
     Savings accounts              14,335        14,272      18,148
     Time deposits                 23,813        19,336      21,173
     Other                            202           213         257
     Total interest expense      $ 40,172      $ 35,602    $ 42,097

     The following is a summary of time deposits at September 30, 1995 by remaining term to maturity by the weighted average interest rate being paid on such deposits:

AMOUNTS AT          LESS THAN  MORE THAN ONE   MORE THAN TWO    MORE THAN
SEPTEMBER 30, 1995  ONE        YEAR BUT LESS   YEARS BUT LESS   THREE
MATURING            YEAR       THAN TWO YEARS  THAN THREE YEARS YEARS    TOTAL
                                   (Dollars in Thousands)

Total maturities    $309,907     $91,231         $33,158    $73,967   $508,263

Weighted Average
  Interest Rate       5.30%       5.76%            5.73%     6.67%      5.61%

     (10) BORROWED FUNDS
     As of September 30, 1995, securities sold under repurchase agreements amounted to $251.0 million as compared to borrowings outstanding of $226.9 on September 30, 1994. The Bank may sell securities to broker/dealers under agreements to repurchase the same securities within a predetermined period of time (reverse repurchase agreements). These agreements are accounted for as financing transactions. Accordingly, the collateral securities continue to be carried as an asset, and a liability is established for the transaction proceeds. The following table presents activity concerning such borrowings for the year ended September 30, 1995:

                                              (Dollars in Thousands)
     Average balance during the year                 $248,897
     Maximum month-end balance during the year        339,000
     Average interest rate during the year               6.05%

     (11)  FEDERAL, STATE AND LOCAL TAXES

     The components of income tax expense (benefit) are as follows:

     YEARS ENDED SEPTEMBER 30,             1995      1994     1993
                                               (In Thousands)

     Federal-current                  $   2,603   $  4,115  $   891
     Federal-deferred                     5,131      2,399   (4,385)
     State and local-current              1,344      2,144      226
     State and local-deferred             2,293        918     (693)

     Total tax expense (benefit)       $ 11,371   $  9,576  $ (3,961)

     The reconciliation of the expected Federal income tax expense (benefit) at the statutory tax rate to the actual expense follows:

     YEARS ENDED SEPTEMBER 30,             1995      1994      1993
                                               (In Thousands)
     Federal income tax expense
       (benefit) computed
       by applying the statutory
       rate to income (loss)
       before income taxes              $  9,267    $8,030   $(7,493)
     State and local income
       taxes (benefit)
       net of Federal taxes (benefit)      2,364     1,990    (1,084)
     Adjustment to reflect change
       in tax rates                            -       252         -
     Dividend received deduction            (135)      (64)      (81)
     Amortization of goodwill                  -         -     3,465
     Tax exempt interest                     (52)      (54)      (63)
     Other, net                              (73)     (578)      119
     Valuation allowance                       -         -     1,176
      Actual income tax expense
        (benefit)                       $ 11,371    $9,576   $(3,961)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities included in other assets at September 30, 1995 and 1994 are as follows:

     SEPTEMBER 30,                                1995          1994
                                                    (In Thousands)
     Deferred tax assets:
       Allowance for loan losses               $ 2,863       $ 5,018
       Allowance for OREO losses                   475         3,384
       Nonaccrual of interest                      247           338
       Postretirement benefits costs             1,053         1,165
       Discount on mortgages acquired              313           408
       Deferred loan fees                          192           247
       Other                                       565           735
      Total gross deferred tax assets            5,708        11,295
      Less valuation allowance                  (1,176)       (1,176)
      Deferred tax assets, net                   4,532        10,119

     Deferred tax liabilities:
       Basis differences of assets
         acquired in business combination       (1,268)       (1,298)
       Mortgage servicing rights                   (71)         (112)
       Unrealized appreciation on securities
         available for sale                     (1,922)            -
       Other                                       (39)          (53)
      Total gross deferred tax liabilities      (3,300)       (1,463)
     Net deferred tax asset                    $ 1,232       $ 8,656

     If certain definitional tests and other conditions are met, the Bank is allowed a special bad debt deduction in determining its taxable income for Federal income tax purposes, based upon either specified experience formulas or a percentage of its taxable income, after utilization of available net operating loss carryforwards, if any. The Bank has used the experience method for the fiscal years 1993 and 1994 and expects to use this method for fiscal year 1995.

     At September 30, 1995, the Bank's bad debt reserve on qualifying real property loans for Federal income tax purposes approximated $23.0 million. Any charges to this reserve for other than bad debt on a qualified real property loan would create income for tax purposes only, which would be subject to the corporate income tax rate in effect at that time. However, management does not contemplate that amounts allocated to bad debt deductions will be used in any manner that would create income tax liabilities.

     The Bank files New York State franchise and New York City financial corporation tax returns for fiscal periods identical to its Federal income tax return. The Bank's tax liability for each year is the greater of a tax based on "entire net income," "alternative entire net income," "taxable assets" or a minimum tax. A special bad debt deduction based on a percentage of taxable income (currently at 32%) is allowed if the Bank meets certain definitional tests and conditions. The Bank's provision for New York State and New York City taxes is based on "entire net income" for the fiscal years ended September 30, 1995 and 1994. For fiscal 1993, the Bank's provision for New York State taxes was based on "taxable assets" and the provision for New York City taxes was based on "entire net income". The Bank is subject to a temporary surcharge based upon New York State tax liability.

     (12)  COMMITMENTS AND CONTINGENCIES
     In the normal course of the Bank's business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position of the Bank will not be materially affected as a result of the outcome of such legal proceedings.

     The principal commitments and contingent liabilities of the Bank are discussed below.

     LOAN COMMITMENTS At September 30, 1995, outstanding commitments made by the Bank to originate or acquire mortgage loans and other loans approximated $3.4 million. These commitments mature within six months and are principally for loans with interest rates which float or which are adjustable at periodic intervals, or loans with fixed-rates which mature within five years. Such commitments have fixed expirations and consequently, may not represent future cash requirements.

     LEASE COMMITMENTS The Bank has entered into non-cancelable operating lease agreements for bank equipment having expiration dates not greater than one year. In connection with its acquisition of two branches the Bank assumed two lease agreements for bank premises. One has an expiration date of May 31, 1996 with a rental expense through such date of $16,600. The other lease agreement expires in mid-1997, contains a renewal option and has a minimum annual rental expense of $22,425 per year, plus certain other expenses including real estate taxes. The Bank expects to renew such agreements at expiration in the normal course of business.

     Occupancy and equipment expense includes rental expense of $51,000, $72,000 and $128,000 for the years ended September 30, 1995, 1994 and 1993 respectively.

     (13)  BENEFIT PLANS
     RETIREMENT PLAN The Bank's retirement plan covers substantially all of the full-time employees of the Bank. The plan is a defined benefit pension plan. Substantially all full-time employees are eligible after one year of service provided they are at least 21 years of age. The benefits are an annual amount equal to 2.5% of average highest earnings (W-2 compensation over the highest 36 consecutive months, within the final 120 consecutive months of credited service), multiplied by the number of years and any fraction thereof of credited service, not to exceed 30 years, less 1.67% of the participant's Social Security benefit multiplied by the number of years and any fraction thereof of credited service (up to a maximum of 30 years), subject to certain limitations.

     Pension expense for the years ended September 30, 1995, 1994 and 1993 was $214,000, $221,000 and $53,000, respectively.

     The status of the pension plan at the valuation dates of September 30, 1995 and 1994 was as follows:

     SEPTEMBER 30,                           1995                1994
                                                 (In Thousands)
     ACTUARIAL PRESENT VALUE OF
       BENEFIT OBLIGATIONS:
       Vested                             $ 14,077           $ 12,832
       Non-vested                              391                356
     Total accumulated benefit
       obligation                         $ 14,468           $ 13,188
     Actuarial present value of
       projected benefit obligation
       for service rendered to date       $ 15,824           $ 14,425
     Plan assets at fair value,
       primarily listed stocks, and
       US government obligations            18,768             16,317
     Plan assets in excess of
       projected benefit obligation          2,944              1,892
     Unrecognized past service liability      463                538
     Unrecognized (gain)                   (3,047)            (1,707)
     Unamortized transition net asset
       being amortized over 8.9 years        (268)               (60)
     Prepaid pension expense              $    92         $      306

     NET PENSION EXPENSE FOR THE YEARS
       ENDED SEPTEMBER 30,
        1995 AND 1994 INCLUDED THE
          FOLLOWING COMPONENTS:
     Service cost-benefits earned
       during the period                  $   412         $      512
     Interest cost on projected
       benefit obligation                   1,145              1,109
     Expected return on plan assets        (1,261)            (1,340)
     Net amortization and deferral            (82)               (60)
     Net periodic pension expense         $   214         $      221

     The discount rate used in determining the projected benefit obligation for the years ended September 30, 1995 and 1994 was 8.25% and 7.00%, respectively. The expected long-term rate of return on assets was 8% and the rate of increase in compensation levels was estimated at 6.0% and 5.5% for the years ended September 30, 1995 and 1994.

     INCENTIVE SAVINGS PLAN The Bank maintains an incentive savings plan (the "401(k) Plan"), which is a defined contribution plan providing for contributions to several trust funds by both the Bank and its employees. Employees are eligible to join the 401(k) Plan upon completion of one year's service. Plan participants may make contributions to the 401(k) Plan in amounts ranging from 1% to 6% of their compensation. The Bank matches the employee's contribution at the rate of 50% during the first two years of an employee's participation and 100% thereafter. Incentive savings expense, which is included in compensation and benefits, amounted to $302,000, $292,000 and $272,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

     BENEFIT PRESERVATION PLAN
     The Bank adopted, effective October 1, 1993, an unfunded, non-qualified Benefit Preservation Plan ("BPP") for certain senior officers of the Bank to compensate such individuals who participate in the Retirement Plan and the 401(k) Plan for benefits lost under such plans by reason of benefit limits imposed by Sections 415, 401(a) (17) and 402(g) of the Internal Revenue Code. The Bank expensed $94,000 and $100,000 in respect of the BPP in fiscal 1995 and 1994, respectively.

     HEALTH CARE AND LIFE INSURANCE In fiscal 1994, the Bank adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 106 principally focuses on health care benefits to an employee and the employee's beneficiaries and covered dependents, although it applies to all forms of post-retirement benefits other than pensions. The adoption has changed the Bank's practice of accounting for these benefits from the cash basis to the accrual basis, which recognizes the expense during the years that the employee renders the necessary service.

     The Bank currently provides postretirement benefits other than pensions in the form of health care and life insurance. The benefits cover retirees aged 60 and over with a minimum of 10 years of service who currently collect their pension and were hired prior to February 1, 1991. Retirees make co-payments for medical coverage and are subject to deductibles.

     The following table sets forth the composition of the accrued postretirement benefit cost recognized in the Consolidated
     Statements of Financial Condition at September 30, 1995 and 1994:

     SEPTEMBER 30,                          1995               1994
                                                 (In Thousands)
     ACCUMULATED POSTRETIREMENT BENEFITS
       OBLIGATIONS("APBO"):
      Retirees                           $ (1,052)          $ (1,018)
      Active Plan Participants               (526)              (429)
      APBO in excess of plan assets        (1,578)            (1,447)
     Unrecognized net loss                    664                589
     Unrecognized past service liability   (1,348)            (1,456)
      Accrued postretirement benefit cost $(2,262)           $(2,314)

     Net periodic postretirement benefit cost included the following components for the fiscal years ended September 30, 1995 and 1994:

     SEPTEMBER 30,                            1995            1994
                                                 (In Thousands)
     Service cost-benefits earned during
       the period                         $    25            $    44
     Interest cost on APBO                    117                244
     Amortization of unrecognized loss         28                  -
     Amortization of unrecognized
       past service liability                (108)                 -

     Net periodic postretirement
       benefit cost                        $   62            $   288

     For measurement purposes, the average annual rate of increase in the per capita cost of covered health benefits was assumed to be .5% for fiscal 1995 and was assumed to increase to 5.5% in fiscal 2005 and remain at that level thereafter. Increasing the assumed health care cost trend rates by 1.0% in each year would have no effect on the APBO and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for fiscal 1995. The Bank utilized a 7.5% weighted average discount rate in determining the APBO. In the calculation of the APBO for the postretirement life insurance plan, the Bank utilized a 5.5% annual rate of increase in future compensation levels.

     The expense of providing postretirement benefits other than pensions to retirees amounted to approximately $62,000 in fiscal 1995 and $288,000 in fiscal 1994.

     (14)  STOCK CONVERSION, SHAREHOLDERS' EQUITY AND
           REGULATORY CAPITAL

     Pursuant to a Plan of Conversion adopted by the Bank's Board of Directors in 1985, the Bank established a liquidation account in the amount of $31.9 million, the total net worth of the Bank at December 31, 1985, for the benefit of all eligible account holders who continue to maintain their deposits in the Bank. In the event of future liquidation of the Bank (and only in such event), an eligible account holder will be entitled to receive a distribution from the liquidation account prior to any payments to holders of common stock. The total amount of the liquidation account is reduced by an amount proportionate to the decrease in the deposit balances of eligible account holders. Richmond Hill Savings Bank was subject to these same requirements and its liquidation account continues to be maintained. At September 30, 1995, the remaining balance of the liquidation account for the combined banks was approximately $4.3 million.

     Payments of dividends by the Bank on its common stock are subject to various restrictions. According to New York State Banking Law, dividends may be declared and paid only out of net profits of the Bank. The approval of the Superintendent of Banks of the State of New York is required if the total of all dividends declared in any calendar year will exceed net profit for that year plus the retained net profits of the proceeding two years, as defined in the regulations.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law on December 19, 1991. FDICIA imposed a number of new mandatory supervisory and regulatory measures.

     The FDICIA requires financial institutions to take certain actions relating to their internal operations, including:
     providing annual reports on financial condition and management to the appropriate federal banking regulators, having an annual independent audit of financial statements performed and establishing an independent audit committee comprised solely of outside directors.

     The Bank is subject to certain capital requirements established by the Federal Deposit Insurance Corporation ("FDIC"). In December 1992, the FDIC, jointly with other Bank regulatory agencies, issued regulations implementing the prompt correction provisions of the FDICIA. The regulation defines the capital categories.

     Insofar as applicable to banks, the FDIC requires the most highly rated banks to have a leverage ratio to assets of at least 3% and other banking organizations are required to maintain higher levels (100 to 200 basis points), based on their particular circumstances, as defined in the regulation.

     The Bank is required to meet certain capital to risk-weighted asset ratios. Generally, the Bank is required to maintain a capital to risk-based asset ratio of 8% as more fully defined in the regulations.

     As of September 30, 1995, North Side complied with all capital levels required by the FDIC and all such ratios are in the well capitalized category. The Bank's total risk-based ratio, Tier I risk-based ratio and leverage ratio were 16.89%, 15.98% and 7.02% (unaudited), respectively at September 30, 1995.

     (15)  STOCK OPTION AND MANAGEMENT DEVELOPMENT AND
           RECOGNITION PLANS

     STOCK OPTION PLAN North Side Savings Bank's Long-Term Incentive and Capital Accumulation Plan for the benefit of officers and employees of the Bank took effect upon conversion of the Bank to the stock form in 1986. The Board of Directors of the Bank in October 1993 adopted, and the Bank's stockholders subsequently approved an Amended and Restated Long-Term Incentive and Capital Accumulation Plan (the "Option Plan"), which, among other things, authorized an additional 243,934 options to be available for grants to officers and employees of the Bank.

     Options heretofore granted under the Option Plan generally vest at the rate of 20% per year (beginning generally on the first anniversary of each grant), are exercisable over a ten year period, are not transferable, and will terminate within a period of time following termination of employment with the Bank or its subsidiaries.

     A summary of the stock options activity is as follows:

                               Options                     Range of
     Description               Available      Options      Option Price
     and Year                  For Grant    Outstanding    Per Share (1)

     SEPTEMBER 30, 1992        47,016        127,312     $4.53  - $10.00
     Adjustment for 5%
       stock dividend           2,484         6,122
     Granted                  (52,050)       52,050      15.65  -  15.65
     Exercised                      -        (8,828)      9.52  -  10.00
     Canceled                   2,550        (2,550)      9.52  -  10.00

     SEPTEMBER 30, 1993             -       174,106       4.53  -  15.65
     Additional shares
       authorized 1/24/94     243,934             -
     Adjustment for 5%
       stock  dividend          6,274        14,460       4.53  -  17.69
     Granted                 (118,481)      118,481      17.69  -  17.69
     Exercised                      -       (29,189)      4.76  -  16.43
     Canceled                   1,063        (1,063)      4.76  -  17.69

     SEPTEMBER 30, 1994       132,790       276,795       4.53  -  17.69
     Adjustment for 5%
      stock dividend            6,145        14,285       4.53  -  17.69
     Granted                   (9,900)         9,900     17.69  -  17.69
     Exercised                      -        (11,632)     4.53  -  17.69
     Canceled                   2,484        (2,484)     15.65  -  17.69

     SEPTEMBER 30, 1995       131,519       286,864      $4.53  - $17.69

     (1) Exercise prices adjusted as applicable to reflect 5% stock dividends paid in June 1993, June 1994 and March 1995.

     MANAGEMENT DEVELOPMENT AND RECOGNITION PLAN The Bank has a Management Development and Recognition Plan (the "Management Plan"), the objective of which is to enable the Bank to retain its corporate officers and key employees. All salaried employees of the Bank and its subsidiaries are eligible to receive benefits under the Management Plan, although benefits have been provided primarily to officers and key management employees, as determined, with the approval of the Board of Directors, by the Stock and Executive Compensation Committee of the Board of Directors ("the Committee"), a committee comprised of non-employee Directors who administer the Management Plan.

     Awards are in the form of Common Stock held in trust by the Management Plan for the benefit of participants pending the vesting of such shares, generally in 33-1/3% or 20% increments over three or five years. The Management Plan is authorized to invest in shares of Common Stock in an amount not to exceed 10% of the outstanding shares of Common Stock. Compensation expense in the amount of the fair market value of the common stock at the date of the grant is recognized pro rata over the periods during which the shares are payable. The Board of Directors can terminate the Management Plan at any time. The Board of Directors awarded grants of 36,506 shares during the year ended September 30, 1995, which are all the shares of Common Stock currently held by the Management Plan. No grants were awarded during the years ended September 30, 1994 and 1993. Stock compensation expense amounted to $125,000, $121,000 and $162,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

     (16)  FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No.107, "Disclosures about Fair Value of Financial Instruments" ("SFAS NO.107"), as amended by SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether recognized or not recognized, in the consolidated Statements of Condition, for which it is practicable to estimate fair value as of the Statements of Condition date. Changes in market conditions subsequent to that date are not reflected. SFAS No. 107 has no effect on financial position or results of operations in the current year or any future period. Furthermore, the results of implementing SFAS No. 107 are not representative of the Bank's total value.

     When quoted market prices are not available, SFAS No.107 permits using the present value of anticipated future cash flows. In that regard, the estimated fair value will be affected by prepayment and discount rate assumptions. Such method may not provide the actual proceeds which would be realized in the ultimate sale of the financial instrument.

     SEPTEMBER 30,                   1995                1994

                               CARRYING  ESTIMATED  Carrying   Estimated
                               VALUE     FAIR VALUE Value      Fair Value
                                            (In Thousands)
     FINANCIAL ASSETS:
      Cash and due from banks   $ 11,530 $ 11,530  $ 12,333   $ 12,333
      Money market investments    29,456   29,456     1,200      1,200
     Securities available for
       sale                      326,542  326,542         -          -
      Investment securities       93,301   92,460   135,972    132,005
        Federal Home Loan
          Bank stock               9,430     9,430        -          -
      Mortgage-backed
        securities               651,153   642,864  858,700    826,666
        Loans, net               425,763   423,354  478,705    467,631
        Accrued interest
          receivable              13,230    13,230    12,533    12,533

     FINANCIAL LIABILITIES:
        Deposits               1,199,077 1,202,964 1,191,509 1,193,470
        Mortgage escrow
          payments                 4,607     4,607     4,372     4,372
        Borrowed funds           251,000   250,576   226,875   226,875
        Accrued interest payable   1,505     1,505     2,038     2,038
      Outstanding Commitments      3,448     3,448     2,821     2,821

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

     CASH AND SHORT-TERM INVESTMENTS
      The carrying amount of cash and due from banks, money market investments, and accrued interest receivable approximates fair value.

     SECURITIES
      The estimated fair value of securities available for sale, investment securities and mortgage-backed securities are based on quoted market prices as published by various quotation services or, if quoted market prices are not available, on dealer quotes. The carrying value of the FHLB stock approximates fair value since these securities do not present credit concerns and are redeemable at cost from the issuer only.

     LOAN RECEIVABLES AND COMMITMENTS TO EXTEND CREDIT
      Certain homogeneous categories of loans, such as one-to four-family mortgages and co-operative apartment loans, have been valued on a pooled basis using market prices for securities backed by loans with similar characteristics. The fair value of other types of loans and commitments to extend credit are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit risks and for the same remaining maturities. For potential problem loans, the present value result is separately downward adjusted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses.

     DEPOSIT LIABILITIES AND BORROWINGS
      Carrying amount is a reasonable estimate of fair value for savings, demand deposit and money market accounts. Fair value of certificates of deposit and borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. Carrying amount of mortgage escrow payments, accrued interest payable and outstanding commitments approximate fair value.

     (17) RECENT ACCOUNTING PRONOUNCEMENTS

     ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN In June 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), which is effective for fiscal years beginning after December 15, 1994.
     The statement generally would require all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or at the fair value of the loan's collateral if the loan is collateral dependent. SFAS No. 114 also provides that in-substance foreclosed loans should not be included in Real Estate Owned for financial reporting purposes but, rather, should be included in the loan portfolio. In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". This statement applies to all creditors and amends SFAS No. 114. SFAS No. 118 eliminates the income recognition provisions that had been included in SFAS No. 114. Creditors are permitted to use existing methods for recognizing interest income on impaired loans. SFAS No. 118 requires that an entity disclose its policy for recognizing interest income on impaired loans, including how cash receipts are recorded. The Bank adopted SFAS Nos. 114 and 118 on October 1, 1995. The adoption did not have a material impact on the Bank's financial statements.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 is effective for fiscal years beginning after December 15, 1995 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Bank does not expect SFAS No. 121 to have a significant effect on its financial statements.

     ACCOUNTING FOR MORTGAGE SERVICING RIGHTS In May 1995 the FASB issued SFAS No. 122, " Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). SFAS No. 122 is effective for fiscal years beginning after December 15, 1995 and requires that mortgage banking enterprises recognize as separate assets the rights to service mortgage loans regardless of whether such rights are obtained through the direct purchase of servicing rights or from the origination of mortgage loans intended to be sold with servicing retained. SFAS No. 122 also requires assessments of capitalized servicing rights for impairment based on the fair value of those rights. Based upon the extent of the it's current mortgage banking activities, the Bank does not expect SFAS No. 122 to have a significant effect on its financial statements.

     ACCOUNTING FOR STOCK-BASED COMPENSATION   In October 1995, the
     FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation"("SFAS No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in APB Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the Opinion 25 method or (2) to adopt the SFAS No. 123 fair value based method. The SFAS No. 123 fair value based method is considered by the FASB to be preferable to the Opinion 25 method, and thus, once the fair value based method is adopted, an entity cannot change back to the Opinion 25 method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the Statement No.123 fair value based method, Statement No.123 requires the entity to display in the footnotes to the financial statements pro forma net income and earnings per share information as if the fair value based method had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance. The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. Management continues to assess the impact of SFAS No. 123.




- ------------------------------------------------------------------------------------------------------------

FOR THE QUARTER ENDED        12/31/94   3/31/95   6/30/95   9/30/95   12/31/93   3/31/94   6/30/94   9/30/94

- ------------------------------------------------------------------------------------------------------------

                                   (Dollars in Thousands, Except Per Share Amounts and Market Prices)

Total interest income      $  25,234 $  25,977 $  26,353 $  28,211   $ 22,451  $ 21,049  $ 23,082  $ 24,349
Total interest expense        12,366    13,311    13,902    15,651     10,136     9,323    10,290    11,600
- -----------------------       -------   -------   -------   -------    -------    ------   -------   ------
   Net interest income        12,868    12,666    12,451    12,560     12,315    11,726    12,792    12,749
- ----------------------        -------   -------   -------   -------    -------   -------   -------   ------
Provision for loan losses        850       850       750       375      1,000       850       850       850
Net gain  on redemption
   of securities                   -       169       142        44          -         -         -        -
Net (loss) gain on sale of
    mortgages and OREO          (144)      (11)       46      (411)         6       (36)     (132)      (14)
Gain on sale of bank property      -         -         -         -          -         -         -       356
Other income                     571       535       821       534        722       642       970       594
OREO expense, net                212        11       101       151        142        72       762       249
Other expenses                 5,820     6,051     5,871     5,321      6,332     6,011     6,176     6,453
- --------------                 ------    ------    ------    ------    -------    ------    ------    -----
Income  before provision
  for income taxes             6,413     6,447     6,738     6,880      5,569     5,399     5,842     6,133
Provision  for income taxes    2,819     2,755     2,900     2,897      2,350     2,131     2,456     2,639
- ---------------------------    ------    ------    ------    ------     ------    ------    ------    -----

      Net income            $  3,594  $  3,692  $  3,838  $  3,983   $  3,219  $  3,268  $  3,386  $  3,494
- -----------------           --------- --------- --------- ---------  --------- --------- --------- --------

Primary earnings per share $    0.75 $    0.77 $    0.80 $    0.83   $   0.68 $    0.70 $    0.71 $    0.73
Fully diluted earnings per       (1)       (1)       (1) $    0.80        (1)       (1)       (1)       (1)
share Market price of
common stock
   High                     $ 22 3/8  $ 22 1/8  $ 24 3/4  $ 31 1/2    $20 3/8   $20        $21 1/2  $ 24 3/4
   Low                      $ 16      $ 17 1/8  $ 20 1/2  $ 23        $16 3/4   $16 3/4    $17      $ 20 3/4

Closing price

      December 1, 1995 $ 30

(1) Fully diluted earnings per share not represented as dilution is less than 3%.




                                                   SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS:                               North Side Savings Bank

                                                      170 Tulip Avenue
                                                      Floral Park, New York 11001
                                                      (516) 488-6900

STOCK LISTING:                                        The common stock of North Side Savings Bank is traded on the National
                                                      Association of Securities Dealers Automated Quotation System ("NASDAQ")
                                                      National Market, under the symbol " NSBK". As of December 1, 1995 the Bank had approximately 650 shareholders of record.

PRICE RANGE OF STOCK:                                 QUARTER ENDED                            HIGH           LOW
                                                      December 31, 1993                    $ 20 3/8       $16 3/4
                                                      March 31, 1994                         20            16 3/4
                                                      June 30, 1994                          21 1/2        17
                                                      September 30, 1994                     24 3/4        20 3/4
                                                      December 31, 1994                      22 3/8        16
                                                      March 31, 1995                         22 1/8        17 1/8
                                                      June 30, 1995                          24 3/4        20 1/2
                                                      September 30, 1995                     31 1/2        23

REGISTRAR AND TRANSFER AGENT:                         American Stock Transfer and Trust  Company
                                                      99 Wall Street
                                                      New York, New York  10005

INVESTOR RELATIONS:                                   Judith A. MacGregor
                                                      Corporate Secretary
                                                      North Side Savings Bank
                                                      170 Tulip Avenue
                                                      Floral Park, New York 11001
                                                      (516) 488-6900

ANNUAL REPORT:                                        The Bank is required to file an Annual Report on Form  F-2 for its fiscal year ended September 30, 1995 with the Federal Deposit Insurance
                                                      Corporation ("FDIC").  Shareholders may obtain, free of charge, a copy of such annual report (excluding exhibits) by writing to Ms. Judith A.
                                                      MacGregor, North Side Savings Bank, 170 Tulip Avenue, Floral Park, New York
                                                      11001.

ANNUAL SHAREHOLDERS' MEETING:                         The Annual Shareholders' Meeting of North Side Savings Bank will be held at 10:00 am, Monday, January 22, 1996 at The New York Helmsley Hotel, 212
                                                      East 42nd Street, New York, New York 10017.

INDEPENDENT AUDITORS:                                 KPMG Peat Marwick LLP
                                                      345 Park Avenue
                                                      New York, N.Y. 10154

                                                      THIS ANNUAL REPORT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR
                                                      RELEVANCE, BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.



CORPORATE DIRECTORY

DIRECTORS

IRVIN L. CHERASHORE
Director of Winchester Group, Inc.

GREG L. COLLINS
President of Incline Capital Group

DONALD C. FLEMING
Executive Vice President and
Chief Financial Officer
of North Side Savings Bank

RICHARD D. GIDRON
Chairman of Dick Gidron Cadillac, Inc.
and Dick Gidron Ford, Inc.

MARGARET M.  HEALY
Principal
PHNetwork

RALPH J. MARINO
Partner
Marino, Bernstein
& LeMarca, P.C.

JOHN J. MURPHY
Senior Vice President and Director of
Skandia Investment Management, Inc.

THOMAS M. O'BRIEN
Chairman of the Board,
President and Chief Executive Officer
of North Side Savings Bank

STEPHEN J. SCHILDWACHTER
Field Underwriter
New York Life Insurance Co.

DIRECTOR EMERITUS

ANTHONY F. EARLEY
President
Ce-Tex, Inc.

OFFICERS

THOMAS M. O'BRIEN
Chairman of the Board ,
President and
Chief Executive Officer

DONALD C. FLEMING
Executive Vice President and
Chief Financial Officer

MARTIN J. BRADY
Senior Vice President
Loan Origination

FELIX G. GONZALEZ
Senior Vice President
Loan Servicing

MARIE ALLEVA
Senior Vice President
Retail Banking

ALISSA E. BALLOT
General Counsel

JOSEPH R. KWASNIK
Vice President and
Comptroller

GEORGE D. CARTER
Vice President
Human Resources

JUDITH A. MACGREGOR
Corporate Secretary

KATHLEEN MALLON
Teasurer

STEVEN R. FRESE
Administrative Vice President

SAMY SAPEK
Auditor

E. DUKE OKORIE
Director of Compliance

CHRISTINE J. SANTANGELO
Director of Marketing

JAMES VANELLA
Second Vice President

KENNETH J. SAPANSKI
Second Vice President

KATHLEEN HANRAHAN
Second Vice President

JOHN J. HERNON, JR.
Second Vice President

FRANCES SBLENDORIO
Second Vice President

PAUL DESTEFANO
Director of Security

MARGARET DONATO
Assistant Vice President

JOHN D'ANGELO
Assistant Vice President

MICHAEL GENTILELLA
Assistant Vice President

CATHERINE PANDOLFO
Assistant Vice President

WILLIAM PENTECK
Assistant Treasurer

TANYA MANNING
Assistant Treasurer

PAULA YASLOWITZ
Assistant Treasurer

NANCY CHASE
Assistant Treasurer


BRANCH LOCATIONS

BRONX COUNTY:

S  Main Office
   185 West 231st Street
   Bronx, New York 10463
   Nancy Chase

   Assistant Treasurer and Manager

S  4201 White Plains Road
   Bronx, New York 10466
   Patrick Brown
   Manager

S  3159 Bainbridge Avenue
   Bronx, New York 10467
   Paula Yaslowitz
   Assistant Treasurer and Manager

   1941 Williamsbridge Road
   Bronx, New York 10461
   Nicoletta Cartiglia
   Manager

S  5977 Riverdale Avenue
   Bronx, New York 10471
   Margaret Donato
   Assistant Vice President and
   Manager

S  3030 Buhre Avenue
   Bronx, New York 10461
   Roseann Greco
   Manager

A  725 Co-op City Boulevard
S  Bronx, New York 10475
   Frances Mansi
   Assistant Manager

QUEENS COUNTY:

   114-19 Liberty Avenue
   Richmond Hill, New York 11419
   George Portalatin
   Manager

S  257-03 Hillside Avenue
   Floral Park, New York 11004
   Elaine Russo
   Manager

A  103-42 Lefferts Boulevard
S  Richmond Hill, New York 11419
   Saheed Amin
   Manager

   115-20 Jamaica Avenue
   Richmond Hill, New York 11418
   John D'Angelo
   Assistant Vice President and  Manager

   Public Accommodation Office
A  115-02  Jamaica Avenue
D  Richmond Hill, New York 11418
   Marine Air Terminal
   77-22 21st. Avenue

   East Elmhurst, New York  11370
   Eileen Greer
   Manager

NASSAU COUNTY:

A  170 Tulip Avenue
S  Floral Park, New York 11001
   Ann De Boesche
   Manager

A  1800 Grand Avenue
D  Baldwin, New York 11510
S  Frances Gordis
   Manager

A  2303 Grand Avenue
D  Baldwin, New York 11510
S  Elizabeth Pitelli
   Manager

A  550 Franklin Avenue
D  Franklin Square, New York 11010
S  Catherine Pandolfo
   Assistant Vice President and
   Manager

   SUFFOLK COUNTY:

A  150 North Main Street
D  Sayville, New York 11782
S  Joan Fish
   Manager

   FOR FURTHER BANKING INFORMATION CONTACT CUS- TOMER SERVICE 1-800-548-5699

   HEARING IMPAIRED CUSTOMERS USING TTY/TDD, CALL 1-800-267-4227

"A"  Denotes 24 hour NYCE Banking   Center
"D"  Drive up at this location
"S"  Safe Deposit Boxes at this location

     North Side Savings Bank
     Member FDIC